 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 15, 1997
                                                     REGISTRATION NO. 333-31841
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               ----------------

                              AMENDMENT NO.2
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ----------------
                              E*TRADE GROUP, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               DELAWARE                                6211                       94-2844166
     (STATE OR OTHER JURISDICTION OF       (PRIMARY STANDARD INDUSTRIAL        (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)         CLASSIFICATION CODE NUMBER)        IDENTIFICATION NO.)

                            FOUR EMBARCADERO PLACE
                                2400 GENG ROAD
                              PALO ALTO, CA 94303
                                (415) 842-2500
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                               ----------------
                             CHRISTOS M. COTSAKOS
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              E*TRADE GROUP, INC.
                            FOUR EMBARCADERO PLACE
                                2400 GENG ROAD
                              PALO ALTO, CA 94303
                                (415) 842-2500
  (NAME AND ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
                          CODE, OF AGENT FOR SERVICE)
                               ----------------
                                  COPIES TO:
        THOMAS A. BEVILACQUA                       KENNETH L. GUERNSEY
   BROBECK, PHLEGER & HARRISON LLP                   KARYN R. SMITH
        TWO EMBARCADERO PLACE                         MONA CHANDRA
           2200 GENG ROAD                          COOLEY GODWARD LLP
         PALO ALTO, CA 94303                 ONE MARITIME PLAZA, 20TH FLOOR
           (415) 424-0160                        SAN FRANCISCO, CA 94111
                                                     (415) 693-2000
                               ----------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
                               ----------------
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                               ----------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

===============================================================================

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               SUBJECT TO COMPLETION, DATED AUGUST 15, 1997

                               [LOGO OF E*TRADE]

                                7,000,000 SHARES

                                  COMMON STOCK

  Of the 7,000,000 shares of Common Stock offered hereby, 5,000,000 shares are being sold by E*TRADE Group, Inc. ("E*TRADE" or the "Company") and 2,000,000 shares are being sold by the Selling Stockholders. See "Principal and Selling Stockholders." The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders. The Company's Common Stock is traded on the Nasdaq National Market under the symbol "EGRP." On July 29, 1997, the last reported sale price of the Common Stock on the Nasdaq National Market was $28.13 per share. See "Price Range of Common Stock."

                                  -----------

   THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK
                         FACTORS" BEGINNING ON PAGE 6.

                                  -----------

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION
  OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

================================================================================

                                          UNDERWRITING              PROCEEDS TO
                                 PRICE TO DISCOUNTS AND PROCEEDS TO   SELLING
                                  PUBLIC   COMMISSIONS  COMPANY(1)  STOCKHOLDERS
--------------------------------------------------------------------------------
Per Share......................   $          $            $            $
--------------------------------------------------------------------------------
Total(2).......................   $          $            $            $

================================================================================

(1) Before deducting expenses payable by the Company, estimated at $1,200,000.

(2) The Company and certain of the Selling Stockholders have granted to the Underwriters a 30-day option to purchase up to an additional 1,050,000 shares of Common Stock solely to cover over-allotments, if any. See "Underwriting." If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to Company and Proceeds to Selling Stockholders will be $ , $ , $ and $ , respectively.

                                  -----------

  The Common Stock is offered by the Underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of such shares will be made through the offices of Robertson, Stephens & Company LLC ("Robertson Stephens &
Company"), San Francisco, California, on or about       , 1997.

                                  -----------

ROBERTSON, STEPHENS & COMPANY
          HAMBRECHT & QUIST
                     DEUTSCHE MORGAN GRENFELL
                                       MONTGOMERY SECURITIES
                                                              E*TRADE SECURITIES

                   The date of this Prospectus is     , 1997

                              [TWO GATEFOLD PAGES]

                                (E*TRADE Logo)
                                  Innovation.
                                  Technology.
                                   Service.
                                    Value.


INFORMATION CONTAINED IN THE COMPANY'S WEB SITE SHALL NOT BE DEEMED TO BE PART OF THIS PROSPECTUS.

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK OF THE COMPANY, INCLUDING STABILIZING BIDS, SYNDICATE COVERING TRANSACTIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DISCUSSION OF THESE ACTIVITIES, SEE "UNDERWRITING."

IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M. SEE "UNDERWRITING."

                                INSIDE GATEFOLD
                                ---------------


                                  (headline)
                      SOMEDAY, WE'LL ALL INVEST THIS WAY

(Body Copy)
E*TRADE IS A LEADING PROVIDER OF ONLINE INVESTING SERVICES, offering its customers a combination of innovation, technology, service and value.

        Its services feature an easy-to-use graphical user interface, the ability to create personalized environments reflecting users' individual needs and interests and unbundled services for cost-effective pricing.

        Customers can access E*TRADE through the Internet, direct modem link, online service providers America Online, AT&T WorldNet, CompuServe, Microsoft Network and Prodigy, and touch-tone telephone. Automated order placement, portfolio tracking, related market information and news are available 24 hours a day, seven days a week.

WWW.etrade.com
--------------
Call 1-800-STOCKS-3

 ................................................................................

THE INTERNET
INNOVATIVE BUSINESS
OPPORTUNITIES

JUST AS THE MICROPROCESSOR CHANGED COMPUTING, the emergence of the Internet as a tool for communication and commerce is driving a revolution in online transactions and information services, providing organizations and individuals around the world with new ways of conducting business.

 ................................................................................

ELECTRONIC COMMERCE:
FASTER, LESS
EXPENSIVE, MORE
CONVENIENT

WITH THE PROLIFERATION of PERSONAL COMPUTERS AND MODEMS and the rise of the Internet, companies that have traditionally conducted business in person, through the mail or by telephone are utilizing electronic commerce. Consumers are recognizing that self-directed online transactions can be faster, less expensive and more convenient than transactions conducted through a human intermediary.

 ................................................................................


E*TRADE's MISSION:
TO BE A RECOGNIZED
LEADER IN ELECTRONIC
COMMERCE

E*TRADE OFFERS ELECTRONIC ACCESS VIRTUALLY ANYWHERE, ANY TIME, thereby shifting the financial services paradigm from a business hours only, intermediary-based model to one in which consumers have ultimate control over when and where they initiate transactions. The Company's technology can be adapted to other aspects of electronic commerce. Leveraging this technology and its position as a leading provider of online investing services, E*TRADE's mission is to be a recognized leader in electronic commerce.

 ................................................................................

E*TRADE: EMPOWERING
CONSUMERS THROUGH
TECHNOLOGY

E*TRADE USES INFORMATION TECHNOLOGY to provide value-added electronic commerce. In 1992, the Company formed E*TRADE Securities and began offering consumers online investing services available 24 hours a day, seven days a week. E*TRADE empowers its customers to take control of their own financial transactions.

(E*Trade logo and tagline)
Someday, we'll all invest this way

  NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING STOCKHOLDER OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES OF COMMON STOCK TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Summary...................................................................    4
Risk Factors..............................................................    6
Use of Proceeds...........................................................   18
Price Range of Common Stock...............................................   18
Dividend Policy...........................................................   18
Capitalization............................................................   19
Selected Consolidated Financial Data......................................   20
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   21
Business..................................................................   30
Management................................................................   49
Certain Transactions......................................................   60
Principal and Selling Stockholders........................................   61
Description of Capital Stock..............................................   63
Shares Eligible for Future Sale...........................................   66
Underwriting..............................................................   67
Legal Matters.............................................................   69
Experts...................................................................   69
Interests of Counsel......................................................   69
Additional Information....................................................   69
Available Information.....................................................   70
Index to Consolidated Financial Statements................................  F-1

                                ----------------

  E*TRADE(R) is a registered trademark of the Company. TELE*MASTER(TM), among other marks, is a common law trademark of the Company. This Prospectus also includes trademarks of entities other than the Company.

                                    SUMMARY

  The following summary is qualified in its entirety by the more detailed information, including "Risk Factors," and the consolidated financial statements and notes thereto, appearing elsewhere in this Prospectus. Investors should consider carefully the information discussed under the heading "Risk Factors."

                                  THE COMPANY

  E*TRADE Group, Inc. ("E*TRADE" or the "Company") is a leading provider of online investing services and has established a popular, branded destination Web site for self-directed investors. The Company offers automated order placement and execution, along with a suite of products and services that can be personalized, including portfolio tracking, Java-based charting and quote applications, real-time market commentary and analysis, news and other information services. The Company provides these services 24 hours a day, seven days a week by means of the Internet, touch-tone telephone, online service providers (America Online, AT&T WorldNet, CompuServe, Microsoft Network and Prodigy) and direct modem access. E*TRADE's proprietary transaction-enabling technology supports highly automated, easy-to-use and cost-effective services that empower its customers to take greater control of their investment decisions and financial transactions. Further, the Company believes that its technology can be adapted to provide transaction-enabling services related to other aspects of electronic commerce.

  As of June 30, 1997, the Company had over 182,000 accounts (with assets under management in excess of $5.5 billion) representing a compounded annual growth rate in new accounts of 127% since October 1, 1994. Average daily transaction volumes were approximately 17,800 in June 1997, as compared to approximately 8,000 transactions per day in June 1996. For the month ended June 30, 1997, the Company opened an average of 680 new accounts per day with average daily deposits of $13.5 million. The Company began offering online investing services through the Internet in February 1996 and it is the Company's most rapidly growing channel. Transactions over the Internet represented 60% of the Company's June 1997 transaction volume.

  E*TRADE's objective is to be a leading, branded provider of online investing services through automation, innovation, technology, service and value. The Company's strategy to accomplish this objective includes continued aggressive marketing of its online investing services to further establish E*TRADE's brand name recognition and increase its share of the online investing market and continued broadening of its suite of value-added services that personalize and enhance its customers' online investing experience. In addition, the Company plans to leverage its E*TRADE brand equity and large customer base to pursue additional related revenue opportunities, including advertising and subscription-based revenue streams.


  The Company was incorporated in California in 1982 and was reincorporated in Delaware in July 1996. Its principal corporate offices are located at Four Embarcadero Place, 2400 Geng Road, Palo Alto, California 94303, and its telephone number is (415) 842-2500. Unless otherwise indicated, all references in this Prospectus to "E*TRADE" or the "Company" refer to E*TRADE Group, Inc., a Delaware corporation, E*TRADE Securities, Inc., its principal broker-dealer subsidiary ("E*TRADE Securities"), its other subsidiaries and its predecessor California corporation. The Company's World Wide Web site is located at www.etrade.com. Information contained in the Company's Web site shall not be deemed to be part of this Prospectus.

                                  THE OFFERING

 Common Stock offered by the Company..........   5,000,000 shares
 Common Stock offered by the Selling
  Stockholders................................   2,000,000 shares
 Common Stock to be outstanding after the
  Offering....................................  35,958,147 shares(1)
 Use of Proceeds..............................  For working capital and other general corporate purposes. See
                                                "Use of Proceeds."
 Nasdaq National Market symbol................  EGRP

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA
              (in thousands, except per share and operating data)

                                                                   NINE MONTHS
                               YEAR ENDED SEPTEMBER 30,          ENDED JUNE 30,
                         --------------------------------------  ----------------
                          1992    1993   1994    1995    1996     1996     1997
                         ------  ------ ------- ------- -------  -------  -------
CONSOLIDATED STATEMENT OF
 OPERATIONS DATA:
Net revenues............ $  848  $2,974 $10,905 $23,340 $51,595  $34,423  $94,260
Pre-tax income (loss)...   (283)    103     244   4,309  (1,383)  (2,224)  14,110
Net income (loss).......   (285)     99     785   2,581    (828)  (1,334)   8,382
Net income (loss) per
 common share........... $(0.01)     -- $  0.03 $  0.10 $ (0.03) $ (0.05) $  0.24
Weighted average number
 of common and common
 equivalent shares...... 24,828  26,677  26,186  26,481  28,564   28,477   34,719
OPERATING DATA:
Average customer
 transactions per day...     12     194     869   2,335   6,148    5,667   13,769

                                                              JUNE 30, 1997
                                                         -----------------------
                                                          ACTUAL  AS ADJUSTED(2)
                                                         -------- --------------
CONSOLIDATED BALANCE SHEET DATA:
Cash and equivalents.................................... $ 18,116    $150,510
Total assets............................................  719,845     852,239
Stockholders' equity....................................   83,057     215,451

--------
(1) Based on 30,958,147 shares of Common Stock outstanding as of June 30, 1997. Excludes 5,250,120 shares of Common Stock issuable upon the exercise of outstanding options to purchase Common Stock as of June 30, 1997. See "Management--Associate Benefit Plans" and Note 7 of Notes to Consolidated Financial Statements.
(2) Adjusted to give effect to the sale of 5,000,000 shares of Common Stock offered by the Company hereby at an assumed public offering price per share of $28.13 and the application of the estimated net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

                                ----------------

Except as otherwise indicated, all information in this Prospectus assumes no exercise of the Underwriters' over-allotment option. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors" and elsewhere in this Prospectus.

                                 RISK FACTORS

  In addition to the other information contained in this Prospectus, the following risk factors should be considered in evaluating the Company and its business before purchasing shares of the Common Stock offered hereby. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors" and elsewhere in this Prospectus.

RISKS ASSOCIATED WITH MANAGEMENT OF A CHANGING BUSINESS

  The Company has experienced substantial changes in and expansion of its business and operations since it began offering electronic investing services in 1992 and Internet investing services in February 1996 and expects to continue to experience periods of rapid change. The Company's past expansion has placed, and any future expansion would place, significant demands on the Company's administrative, operational, financial and other resources. In particular, in fiscal 1997 the Company failed to comply with applicable advertising restrictions in one international jurisdiction and, due to a clerical oversight, failed to timely renew its registration as a broker-dealer in two states, Nebraska and Ohio. For the nine months ended June 30, 1997, the Company recorded a $4.3 million pre-tax charge against earnings in connection with the failure to renew its registration in Ohio. The Company expects operating expenses and staffing levels to increase substantially in the future. In particular, the Company has hired and intends to hire a significant number of additional skilled personnel, including persons with experience in both the computer and brokerage industries, and, in particular, persons with Series 7 or other broker-dealer licenses. Competition for such personnel is intense, and there can be no assurance that the Company will be able to attract, assimilate or retain additional highly qualified senior managers and technical persons in the future. The Company also expects to expend resources with respect to future expansion of its accounting and internal management systems and the implementation of a variety of new systems and procedures. In addition, the Company expects that future expansion will continue to challenge the Company's ability to hire, train, motivate and manage its associates. If the Company's revenues do not increase in proportion to its operating expenses, the Company's management systems do not expand to meet increasing demands, the Company fails to attract, assimilate and retain qualified personnel, or the Company's management otherwise fails to manage the Company's expansion effectively, there would be a material adverse effect on the Company's business, financial condition and operating results. See "-- Government Regulation," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business--Government Regulation; Net Capital Requirements" and " --Associates" and "Management."

  The rapid growth in the use of the Company's services has strained its ability to adequately expand technologically. The haste required in acquiring new equipment and applications may result in less rigorous testing and validation of hardware and software, which could lead to performance problems. In addition, the Company relies on a number of third parties to process its transactions, including online and Internet service providers, back office processing organizations, services providers and market makers, all of which will need to expand the scope of the operations they perform for the Company. Any backlog caused by a third party's inability to expand at the rate necessary to meet the Company's needs could have a material adverse effect on the Company's business, financial condition and operating results. As trading volume increases, the Company may have difficulty hiring, training and integrating qualified personnel at the necessary pace, and the shortage of licensed personnel could cause a backlog in the processing of orders requiring review, exposing the Company not only to unsatisfied customers, but also to liability for transactions that were ordered but not executed on a timely basis.

RISKS OF SYSTEMS FAILURE

  The Company receives and processes trade orders principally through the Internet, online service providers and touch-tone telephone. This method of trading is heavily dependent on the integrity of the electronic systems supporting it. Orders placed from the close of the stock markets one day until the opening the next business day must be processed through the Company's system in a short period of time prior to the opening of the stock markets. Heavy stress placed on the Company's systems during peak trading times could cause the Company's systems to operate at unacceptably low speeds or fail altogether. Any significant degradation or failure of the Company's systems or any other systems in the trading process (e.g., online and Internet service providers, record keeping and data processing functions performed by third parties and third-party software such as Internet browsers), even for a short time, could cause customers to suffer delays in trading. Such delays could cause substantial losses for customers and could subject the Company to claims from customers for losses, including litigation claiming fraud or negligence. The Company has experienced such systems failures and degradation in the past, including two such failures in May 1996, and could experience future system failures and degradations. In order to promote customer satisfaction and protect the E*TRADE brand name, the Company has compensated customers for verifiable losses arising in connection with such failures. The Company recorded a pre-tax charge against earnings in excess of $1.7 million in connection with such systems failures in May 1996. Since May 1996, the Company has experienced occasional system interruptions. During a systems failure, the Company may be able to take orders by telephone. However, under applicable regulations, all Company associates accepting telephone orders must have securities brokers' licenses. An adequate number of personnel with securities brokers' licenses may not be available to take customer calls in the event of a systems failure. There can be no assurance that the Company's network structure will operate appropriately in the event of a subsystem, component or software failure or that, in the event of an earthquake, fire or any other natural disaster, power or telecommunications failure, act of God or act of war, the Company will be able to prevent an extended systems failure. Any systems failure that causes interruptions in the Company's operations could have a material adverse effect on the Company's business, financial condition and operating results. The Company is aware of electronic third-party communications in which a potential class action lawsuit against the Company relating to systems failures is discussed. Any such lawsuit would require the attention of senior management and could have a material adverse effect on the Company's business, financial condition and operating results. In addition, the Company has, from time to time, received adverse publicity in the financial press and in online discussion forums primarily relating to systems failures. See "Business--E*TRADE Transaction-Enabling Technology."

RISKS ASSOCIATED WITH THE SECURITIES BUSINESS; CONCENTRATION OF SERVICES

  Substantially all of the Company's revenues in recent years have been from electronic brokerage services, and the Company expects its electronic brokerage services to continue to account for substantially all of its revenues for the foreseeable future. E*TRADE, like other securities firms, is directly affected by national and international economic and political conditions, broad trends in business and finance and substantial fluctuations in volume and price levels of securities and futures transactions. In recent months, the U.S. securities markets have established record levels of trading which, the Company believes, has favorably impacted its business. Correspondingly, a downturn in these markets could adversely affect the Company's operating results. In October 1987 and October 1989, the stock market suffered two of the largest declines in history. As a result of these declines, many firms in the industry suffered financial losses, and the level of individual investor trading activity decreased. Reduced trading volume and prices have historically resulted in reduced transaction revenues. In periods of low volume, the Company's profitability would be adversely affected because certain expenses, consisting primarily of salaries and benefits, computer hardware and software costs and occupancy expenses, remain relatively fixed. Severe market fluctuations in the future could have a material adverse effect on the Company's business, financial condition and operating results. Certain of the Company's competitors with more diverse product and service offerings may be better positioned to withstand such a downturn in the securities industry. See "--Substantial Competition."

  E*TRADE's brokerage business, by its nature, is subject to various other risks, including customer default and employees' misconduct and errors. In addition, to the extent E*TRADE permits customers to purchase securities on margin, the Company is subject to risks inherent in extending credit, especially during periods of rapidly declining markets in which the value of the collateral held by the Company could fall below the amount of a customer's indebtedness. Under specific regulatory guidelines, the borrowing and lending of securities by E*TRADE are accompanied, respectively, by the disbursement and receipt of cash deposits. Failure to maintain cash deposit levels at all times at least equal to the value of the related securities would subject E*TRADE to risk of loss, should there be sharp changes in market values of substantial amounts of securities and should parties to the borrowing and lending transactions fail to honor their commitments. Any such losses could have a material adverse effect on the Company's business, financial condition and operating results. See "Business--Operations."

SIGNIFICANT FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

  The Company expects to experience significant fluctuations in future quarterly operating results that may be caused by many factors, including the following: the timing of introductions or enhancements of online investing services and products by the Company or its competitors; market acceptance of online investing services and products; the pace of development of the market for online commerce; changes in trading volume in the securities markets; trends in the securities markets; changes in pricing policies by the Company or its competitors; changes in strategy; the success of or costs associated with acquisitions or other strategic relationships; changes in key personnel; seasonal trends; the extent of international expansion; the mix of international and domestic sales; changes in the level of operating expenses to support projected growth; and general economic conditions. In addition, the Company has experienced fluctuations in the average number of customer transactions per day and expects that its rate of growth in customer transactions at any given time is not necessarily indicative of future transaction activity. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Quarterly Results."

  Due to the foregoing factors, quarterly revenues and operating results are difficult to forecast, and the Company believes that period-to-period comparisons of its operating results will not necessarily be meaningful and should not be relied upon as any indication of future performance. It is likely that the Company's future quarterly operating results from time to time will not meet the expectations of securities analysts or investors, which may have an adverse effect on the market price of the Company's Common Stock.

RISKS ASSOCIATED WITH ENTERING NEW MARKETS

  One element of the Company's strategy is to leverage the E*TRADE brand and technology to enter new markets. No assurance can be given that the Company will be able to successfully adapt its proprietary processing technology to provide information and transaction processing services in other markets or that, if any such adaptation is successful, the Company will compete successfully in any such new markets. E*TRADE Securities plans, subject to regulatory approval, to establish investment banking operations, raising public and private equity capital for companies over the Internet and other electronic media. In addition, the Company plans to pursue additional related revenue opportunities, including advertising and subscription-based revenue streams. There can be no assurance that the Company will be successful in its pursuit of any of these opportunities or that such pursuit will not divert management attention or inefficiently utilize Company resources. See "Business--Strategic Relationships."

POTENTIAL REDUCTION IN ORDER FLOW REBATES

  The Company has arrangements with various Nasdaq market makers and third market firms to receive cash payments in exchange for routing trade orders to these firms for execution. This practice of receiving payments for order flow is widespread in the securities industry. Under applicable SEC regulations, receipt of these payments requires disclosure of such payments by the Company to its customers. The revenues received by the Company under these arrangements for fiscal 1996 and the nine months ended June 30, 1997 amounted to 22% and 22% of net revenues, respectively. However, the amount received per transaction declined over these periods, and the Company expects this trend to continue. In addition, there can be no assurance that payments for order flow will continue to be permitted by the Securities and Exchange Commission (the "SEC"), the National Association of Securities Dealers (the "NASD") or other regulatory agencies, courts or governmental units. Loss of any or all of these revenues could have a material adverse effect on the Company's business, financial condition and operating results. See "Business--Operations."

RISKS ASSOCIATED WITH SELF-CLEARING OPERATIONS

  The Company implemented equity self-clearing operations in July 1996 and options self-clearing operations in April 1997. Clearing services include the confirmation, receipt, settlement and delivery functions involved in securities transactions. Prior to its conversion to self-clearing operations, the Company cleared all of its customer trades as a fully-disclosed correspondent of Herzog, Heine, Geduld, Inc. ("Herzog"), a broker-dealer that provides clearing services. Self-clearing securities firms are subject to substantially more regulatory control and examination than the Company has experienced in the past. Errors in performing clearing functions or reporting could lead to civil penalties imposed by the SEC or the NASD. Self-clearing operations involve substantial risks of losses due to clerical errors related to the handling of customer funds and securities. Errors in the clearing process also may lead to civil liability for actions in negligence brought by parties who are financially harmed as a result of such errors. Any liability that arises as a result of self-clearing operations could have a material adverse effect on the Company's business, financial condition and operating results. Clearing operations have accounted for a significant portion of the Company's cost of services, and there can be no assurance that clearing for itself will not result in significantly higher clearing costs in the future. The failure of the Company to perform self-clearing operations accurately and cost-effectively could have a material adverse effect on the Company's business, financial condition and operating results.

  As a self-clearing firm, the Company assumes direct responsibility for the possession and control of customer securities and other assets and the clearance of customer securities transactions. Having this responsibility requires the Company to record on its balance sheet the customer receivables and customer payables to the Company that are a result of customer margin loans (i.e., loans made to customers that are collateralized by securities in the customers' margin accounts at the Company) and customer free credit balances (i.e., customer cash balances maintained by the Company), respectively. In addition, to the extent that the Company's customer debit balances from margin loans and other transactions exceed customer free credit balances, the Company must obtain financing for any excess debit balance. As a self-clearing firm, the Company contracts with a third-party service bureau, Beta Systems, Inc., a subsidiary of Thomson Information Services, Inc. ("Beta Systems"), for its customer record keeping and data processing services. Beta Systems is currently the Company's sole provider of these services. There can be no assurance that Beta Systems will be able to provide these services in an efficient, cost-effective manner or will be able to adequately expand its services to meet the Company's needs. A loss in the availability of these services from Beta Systems and the inability of the Company to make alternative arrangements in a timely manner, if at all, would have a material adverse effect on the Company's business, financial condition and operating results. See "Business--Operations."

DEPENDENCE ON IMPROVED CUSTOMER SERVICE OPERATIONS

  The Company believes that providing an effective customer service team to handle customer needs is critical to its success. The Company's customer service capacity has been and may continue to be severely strained at times. During the nine months ended June 30, 1997, the Company's customer service department serviced approximately 73% of its inquiries through telephone calls and approximately 27% through e-mail. This department handles only non-revenue interactions, with customers needing extra assistance, and generally is not involved in order processing. In the past, the Company has fallen short of its target response time for customer service calls. Sub-optimal customer service could damage the E*TRADE name and lead some customers to transfer their business to other, less congested online brokers, limit their trading activity or refrain from electronic trading entirely. Even if the Company is able to remedy any capacity problems that have arisen, on any given day a surge of activity could cause the Company to fail to provide adequate customer service. There can be no assurance that the Company will not face customer service capacity constraints, and the failure to remedy such constraints could have a material adverse effect on the Company's business, financial condition and operating results. See "Business--Customer Service."

SUBSTANTIAL COMPETITION

  The market for electronic brokerage services, particularly over the Internet, is new, rapidly evolving and intensely competitive, and the Company expects competition to continue and intensify in the future. E*TRADE encounters direct competition from discount brokerage firms providing either touch-tone telephone or online brokerage services, or both. Discount brokerage firms generally effect transactions for their customers on an "execution only" basis, without offering other services such as portfolio valuation, investment recommendations and research. These competitors include such discount brokerage firms as Charles Schwab & Co., Inc., Fidelity Brokerage Services, Inc., Waterhouse Securities, Inc., Quick & Reilly, Inc., National Discount Brokers (a subsidiary of Sherwood Securities Corp.), Discover Brokerage, Inc. (a subsidiary of Morgan Stanley Dean Witter Discover & Company), firms owned by Ameritrade, Inc. (including All-American Brokers, also known as eBroker) and DLJ Direct (a division of Donaldson, Lufkin & Jenrette Securities Corporation), among others. The Company also encounters competition from established full-commission brokerage firms such as PaineWebber Incorporated, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Smith Barney, Inc., among others. In addition, the Company competes with financial institutions, mutual fund sponsors and other organizations, some of which provide electronic brokerage services.

  Many of the Company's competitors have longer operating histories and significantly greater financial, technical, marketing and other resources than the Company. In addition, many of these competitors offer a wider range of services and financial products than the Company, and thus may be able to respond more quickly to new or changing opportunities, technologies and customer requirements. Many current and potential competitors also have greater name recognition and more extensive customer bases that could be leveraged, thereby gaining market share to the Company's detriment. Such competitors may be able to undertake more extensive promotional activities, offer more attractive terms to customers than the Company and adopt more aggressive pricing policies, possibly even sparking a price war in the electronic brokerage business. Moreover, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to enhance their services and products. For example, Charles Schwab's One-Source mutual fund service and similar, more complete services may discourage potential customers from using the Company's brokerage services. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share.

  The general financial success of companies within the securities industry over the past several years has strengthened existing competitors. Management believes that such success will continue to attract new competitors to the industry, such as banks, software development companies, insurance companies, providers of online financial and information services and others, as such companies expand their services and product lines. Commercial banks and other financial institutions have become a competitive factor in the securities industry by offering their customers certain corporate and individual financial services traditionally provided by securities firms. The current trend toward consolidation in the commercial banking industry could further increase competition in all aspects of the Company's business. Commercial banks generally are expanding their securities activities, as well as their activities relating to the provision of financial services. While it is not possible to predict the type and extent of competitive services that commercial banks and other financial institutions ultimately may offer or whether administrative or legislative barriers will be repealed or modified, brokerage firms such as the Company may be adversely affected by such competition or legislation. Particularly as financial services and products proliferate, to the extent the Company's competitors are able to attract and retain customers on the basis of the convenience of one-stop shopping, the Company's business or its ability to grow could be adversely affected. In many instances, the Company competes with such organizations for the same customers. In addition, competition among financial services firms exists for experienced technical and other personnel.

  There can be no assurance that the Company will be able to compete effectively with current or future competitors or that the competitive pressures faced by the Company will not have a material adverse effect on the Company's business, financial condition and operating results. See "Business-- Competition."

EARLY STAGE OF MARKET DEVELOPMENT; DEPENDENCE ON ONLINE COMMERCE AND THE
INTERNET

  The market for electronic brokerage services, particularly over the Internet, is at an early stage of development and is rapidly evolving. As is typical for new and rapidly evolving industries, demand and market acceptance for recently introduced services and products are subject to a high level of uncertainty. With respect to the Company, this uncertainty is compounded by the risks that consumers will not adopt online commerce and that an appropriate infrastructure necessary to support increased commerce on the Internet will fail to develop, in each case, to a sufficient extent and within an adequate time frame to permit the Company to succeed.

  Sales of many of the Company's services and products will depend upon the adoption of the Internet by consumers as a widely used medium for commerce and communication. The Internet may not prove to be a viable commercial marketplace because of inadequate development of the necessary infrastructure, such as a reliable network backbone, or timely development of complementary services and products, such as high speed modems and high speed communication lines. The Internet has experienced, and is expected to continue to experience, significant growth in the number of users and amount of traffic. There can be no assurance that the Internet infrastructure will continue to be able to support the demands placed on it by this continued growth. In addition, the Internet could lose its viability due to delays in the development or adoption of new standards and protocols to handle increased levels of Internet activity or due to increased governmental regulation. Moreover, critical issues concerning the commercial use of the Internet (including security, reliability, cost, ease of use, accessibility and quality of service) remain unresolved and may negatively affect the growth of Internet use or the attractiveness of commerce and communication on the Internet. Because global commerce and online exchange of information on the Internet and other similar open wide area networks are new and evolving, there can be no assurance that the Internet will prove to be a viable commercial marketplace. If critical issues concerning the commercial use of the Internet are not favorably resolved, if the necessary infrastructure is not developed, or if the Internet does not become a viable commercial marketplace, the Company's business, financial condition and operating results will be materially adversely affected.

  Adoption of online commerce, particularly by those individuals that have historically relied upon traditional means of commerce, will require a broad acceptance by such individuals of new and substantially different methods of conducting business. Moreover, the Company's brokerage services over the Internet involve a new approach to securities trading and, as a result, intensive marketing and sales efforts may be necessary to educate prospective customers regarding the uses and benefits of the Company's brokerage services and products. For example, consumers who already obtain brokerage services from more traditional full-commission brokerage firms, or even discount brokers, may be reluctant or slow to change to obtaining brokerage services over the Internet. Moreover, the security and privacy concerns of existing and potential users of the Company's services may inhibit the growth of online commerce generally, and online brokerage trading in particular, which could have a material adverse effect on the Company's business, financial condition and operating results. See "Business--Background."

RAPID TECHNOLOGICAL CHANGE; DELAYS IN INTRODUCTION OF NEW SERVICES AND
PRODUCTS

  The information and financial services and communications industries are characterized by rapid technological change, changes in customer requirements, frequent new service and product introductions and enhancements, and emerging industry standards. The introduction of services or products embodying new technologies and the emergence of new industry standards and practices can render existing services or products obsolete and unmarketable. The Company's future success will depend, in part, on its ability to develop leading technologies, enhance its existing services and products, develop new services and products that address the increasingly sophisticated and varied needs of its prospective customers, and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. The development of new services and products or enhanced versions of existing services and products entails significant technical risks. There can be no assurance that the Company will be successful in effectively using new technologies, adapting its services and products to emerging industry standards, developing, introducing and marketing service and product enhancements, or new services and products, or that it will not experience difficulties that could delay or prevent the successful development, introduction or marketing of these services and products, or that its new service and product enhancements will adequately meet the requirements of the marketplace and achieve market acceptance. If the Company is unable to develop and introduce new services and products or enhancements of existing services and products in a timely manner in response to changing market conditions or customer requirements, or if new services and products do not achieve market acceptance, the Company's business, financial condition and operating results will be materially adversely affected. See "Business--Strategy," "--Services and Products" and "--E*TRADE Transaction-Enabling Technology."

RISKS ASSOCIATED WITH ENCRYPTION TECHNOLOGY

  A significant barrier to online commerce and communication is the secure transmission of confidential information over public networks. The Company relies on encryption and authentication technology, including public key cryptography technology licensed from RSA Data Security, Inc. ("RSA"), to provide the security and authentication necessary to effect secure transmission of confidential information. There can be no assurance that advances in computer capabilities, new discoveries in the field of cryptography or other events or developments will not result in a compromise or breach of the RSA or other algorithms used by the Company to protect customer transaction data. If any such compromise of the Company's security were to occur, it could have a material adverse effect on the Company's business, financial condition and operating results. See "Business--Services and Products."

DEPENDENCE ON INTELLECTUAL PROPERTY RIGHTS

  The Company's success and ability to compete are dependent to a significant degree on its proprietary technology. The Company relies primarily on copyright, trade secret and trademark law to protect its technology. The Company has no patents. Effective trademark protection may not be available for the Company's trademarks. Although the Company has registered the trademark "E*TRADE" in the United States and certain other countries, and has certain other registered trademarks, there can be no assurance that the Company will be able to secure significant protection for these trademarks. It is possible that competitors of the Company or others will adopt product or service names similar to "E*TRADE," thereby impeding the Company's ability to build brand identity and possibly leading to customer confusion. The inability of the Company to adequately protect the name "E*TRADE" would have a material adverse effect on the Company's business, financial condition and operating results. Notwithstanding the precautions taken by the Company, it may be possible for a third party to copy or otherwise obtain and use the Company's software or other proprietary information without authorization or to develop similar software independently. Policing unauthorized use of the Company's technology is difficult, particularly because the global nature of the Internet makes it difficult to control the ultimate destination or security of software or other data transmitted. The laws of other countries may afford the Company little or no effective protection of its intellectual property. There can be no assurance that the steps taken by the Company will prevent misappropriation of its technology or that agreements entered into for that purpose will be enforceable. In addition, litigation may be necessary in the future to enforce the Company's intellectual property rights, to protect the Company's trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Such litigation, whether successful or unsuccessful, could result in substantial costs and diversions of resources, either of which could have a material adverse effect on the Company's business, financial condition and operating results. See "Business--Intellectual Property and Other Proprietary Rights."

RISK OF INFRINGEMENT

  The Company may in the future receive notices of claims of infringement of other parties' proprietary rights. There can be no assurance that claims for infringement or invalidity (or claims for indemnification resulting from infringement claims) will not be asserted or prosecuted against the Company. Any such claims, with or without merit, could be time consuming to defend, result in costly litigation, divert management's attention and resources or require the Company to enter into royalty or licensing agreements. There can be no assurance that such licenses would be available on reasonable terms, if at all, and the assertion or prosecution of any such claims could have a material adverse effect on the Company's business, financial condition and operating results. See "Business--Intellectual Property and Other Proprietary Rights."

DEPENDENCE ON KEY PERSONNEL

  The Company's success has been, and will be, dependent to a large degree on its ability to retain the services of its existing executive officers and to attract and retain qualified additional senior and middle managers and key personnel in the future. The Company does not have "key person" life insurance policies on any of its officers or associates. The loss of the services of any of the key personnel or the inability to identify, hire, train and retain other highly qualified technical and managerial personnel, including qualified customer service personnel, in the future could have a material adverse effect on the Company's business, financial condition and operating results. Competition for such personnel is intense. There can be no assurance that the Company will be able to attract, assimilate or retain qualified technical and managerial personnel in the future, and the failure of the Company to do so would have a material adverse effect on the Company's business, financial condition and operating results. See "Business--Associates" and "Management."

GOVERNMENT REGULATION

  The securities industry in the United States is subject to extensive regulation under both federal and state laws. Broker-dealers are subject to regulations covering all aspects of the securities business, including sales methods, trade practices among broker-dealers, use and safekeeping of customers' funds and securities, capital structure, record keeping and the conduct of directors, officers and employees. The Company is required to comply with many complex laws and rules to which it previously has not been subject as a fully-disclosed broker-dealer, including rules relating to possession and control of customer funds and securities, margin lending and execution and settlement of transactions. The Company's ability to so comply is dependent in large part upon the establishment and maintenance of a qualified compliance system. The Company is aware of several instances of its non-compliance with applicable regulations. In particular, in fiscal 1997 the Company failed to comply with applicable advertising restrictions in one international jurisdiction, and due to a clerical oversight failed to timely renew its registration as a broker-dealer in two states, Nebraska and Ohio. One of the states, Ohio, as a condition of renewing the Company's license as a broker-dealer in that state, required the Company to offer customers resident in that state the ability to rescind (for up to 30 days) certain securities transactions effected through the Company during the period January 1, 1997 through April 15, 1997, the date the Company's license was renewed. For the nine months ended June 30, 1997, the Company recorded a $4.3 million pre-tax charge against earnings in connection with this matter.

  Additional legislation, changes in rules promulgated by the SEC, the NASD, the Board of Governors of the Federal Reserve System, the various stock exchanges and other self-regulatory organizations, or changes in the interpretation or enforcement of existing laws and rules, may directly affect the mode of operation and profitability of broker-dealers. The SEC, the NASD or other self-regulatory organizations and state securities commissions may conduct administrative proceedings, which can result in censure, fine, the issuance of cease-and-desist orders or the suspension or expulsion of a broker-dealer or any of its officers or employees. The Company's ability to comply with all applicable laws and rules is dependent in large part upon the establishment and maintenance of a compliance system reasonably designed to ensure such compliance, as well as the Company's ability to attract and retain qualified compliance personnel. The Company's growth has placed considerable strain on its ability to ensure such compliance, and it has, in the past, experienced turnover in its compliance personnel. The principal purpose of regulation and discipline of broker-dealers is the protection of customers and the securities markets, rather than protection of creditors and stockholders of broker-dealers. The Company could in the future be subject to disciplinary or other actions due to claimed noncompliance, which could have a material adverse effect on the Company's business, financial condition and operating results.

  The Company has initiated an aggressive marketing campaign designed to bring brand name recognition to E*TRADE. All marketing activities by E*TRADE Securities are regulated by the NASD, and all such marketing materials are required by the NASD to be reviewed by E*TRADE Securities' compliance officer prior to release. The Company has in the past been requested by the NASD to discontinue the use of certain marketing materials. The NASD can impose certain penalties, including censure, fine, suspension of all advertising, the issuance of cease-and-desist orders or the suspension or expulsion of a broker-dealer or any of its officers or employees for violations of the NASD's advertising regulations. The Company does not currently solicit orders from its customers or make investment recommendations. However, if the Company were to engage in such activities, it would become subject to additional rules and regulations governing, among other things, the suitability of recommendations to customers and sales practices.

  It is the Company's intent to expand its business in United States securities to other countries and to broaden its customer's opportunities to trade securities of companies listed outside the United States through the Internet and other gateways. At June 30, 1997, over 2,500 of the Company's accounts were for customers with addresses in over 60 foreign countries. In order to expand its services globally, E*TRADE Securities must comply with the regulatory controls of each specific country in which it conducts business. The varying compliance requirements of other national regulatory jurisdictions will impose a limit to the Company's rate of international expansion. The Company intends to rely primarily on local third parties for regulatory compliance in international jurisdictions. See "--Risks Associated with International Strategy."

  There can be no assurance that other federal, state or foreign agencies will not attempt to regulate the Company's online and other electronic activities. The Company anticipates that it may be required to comply with record keeping, data processing and other regulatory requirements as a result of proposed federal legislation or otherwise, and the Company may be subject to additional regulation as the market for online commerce evolves. Because of the growth in the electronic commerce market, Congress has held hearings on whether to regulate providers of services and transactions in the electronic commerce market, and federal or state authorities could enact laws, rules or regulations affecting the Company's business or operations. The Company also may be subject to federal, state and foreign money transmitter laws and state and foreign sales and use tax laws. If enacted or deemed applicable to the Company, such laws, rules or regulations could be imposed on the Company's activities or its business, thereby rendering the Company's business or operations more costly or burdensome, less efficient or even impossible, any of which could have a material adverse effect on the Company's business, financial condition and operating results.

  Due to the increasing popularity of the Internet, it is possible that laws and regulations may be enacted with respect to the Internet, covering issues such as user privacy, pricing, content and quality of products and services. The Telecommunications Act of 1996 prohibits the transmission over the Internet of certain types of information and content. Although certain of these prohibitions have been held unconstitutional, the increased attention focused upon these liability issues as a result of the Telecommunications Act could adversely affect the growth of Internet and private network use. In addition, the adoption of other laws or regulations may reduce the rate of growth of the Internet, which could in turn decrease the demand for the Company's services or could otherwise have a material adverse effect on the Company's business, financial condition and operating results. See "Business-- Government Regulation; Net Capital Requirements."

EFFECT OF NET CAPITAL REQUIREMENTS

  The SEC, the NASD and various other regulatory agencies have stringent rules with respect to the maintenance of specific levels of net capital by securities brokers, including the SEC's Uniform Net Capital Rule (the "Net Capital Rule"), which governs both E*TRADE Securities and E*TRADE Capital, Inc. (formerly ET Execution Services), a non-operational broker-dealer subsidiary of E*TRADE Group, Inc. ("E*TRADE Capital"). Net capital is the net worth of a broker or dealer (assets minus liabilities), less certain deductions that result from excluding assets that are not readily convertible into cash and from conservatively valuing certain other assets. Failure to maintain the required net capital may subject a firm to suspension or revocation of registration by the SEC and suspension or expulsion by the NASD and other regulatory bodies and ultimately could require the firm's liquidation. In addition, a change in the net capital rules, the imposition of new rules or any unusually large charge against net capital could limit those operations of the Company that require the intensive use of capital, such as trading activities and the financing of customer account balances, and also could restrict the Company's ability to withdraw capital from its brokerage subsidiaries, which in turn could limit the Company's ability to pay dividends, repay debt and redeem or purchase shares of its outstanding stock. A significant operating loss or any unusually large charge against net capital could adversely affect the ability of the Company to expand or even maintain its present levels of business, which could have a material adverse effect on the Company's business, financial condition and operating results. See "Business--Government Regulation; Net Capital Requirements."

  As of June 30, 1997, E*TRADE Securities was required to maintain minimum net capital of $8.4 million and had total net capital of approximately $22.9 million, or approximately $14.5 million in excess of the minimum amount required. In February 1996, E*TRADE Capital, then doing business as ET Execution Services, undertook to act as guarantor pursuant to an agreement between the Company and Merrill Lynch Business Financial Services, Inc. This undertaking caused E*TRADE Capital to fall short of its minimum net capital requirement and thus be in violation of the Net Capital Rule through May 30, 1996, when E*TRADE Capital was released from the guarantee. The Company has reported the violation of E*TRADE Capital to the SEC and the NASD and is awaiting their decisions. There can be no assurance that either or both the SEC or the NASD will not impose a penalty upon E*TRADE Capital, including fines, restrictions on business activities or suspension of trading activities, or that the imposition of any such penalty will not have a material adverse effect on the Company's business, financial condition and operating results. In addition, there can be no assurance that a violation of the Net Capital Rule will not occur in the future. See "Business--Government Regulation; Net Capital Requirements."

FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FINANCING

  The Company currently anticipates that its available cash resources and credit facilities, combined with the net proceeds to the Company from this offering, will be sufficient to meet its presently anticipated working capital and capital expenditure requirements for at least the next 12 months. However, the Company may need to raise additional funds in order to support more rapid expansion, develop new or enhanced services and products, respond to competitive pressures, acquire complementary businesses or technologies or take advantage of unanticipated opportunities. The Company's future liquidity and capital requirements will depend upon numerous factors, including the costs and timing of expansion of research and development efforts and the success of such efforts, the success of the Company's existing and new service offerings and competing technological and market developments. The Company's forecast of the period of time through which its financial resources will be adequate to support is operations is a forward-looking statement that involves risks and uncertainties, and actual results could vary. The factors described earlier in this paragraph will impact the Company's future capital requirements and the adequacy of its available funds. The Company may be required to raise additional funds through public or private financing, strategic relationships or other arrangements. There can be no assurance that such additional funding, if needed, will be available on terms attractive to the Company, or at all. Furthermore, any additional equity financing may be dilutive to stockholders, and debt financing, if available, may involve restrictive covenants. Strategic arrangements, if necessary to raise additional funds, may require the Company to relinquish its rights to certain of its technologies. If additional funds are raised through the issuance of equity securities, the percentage ownership of the stockholders of the Company will be reduced, stockholders may experience additional dilution in net book value per share, or such equity securities may have rights, preferences or privileges senior to those of the holders of the Company's Common Stock. There can be no assurance that additional financing will be available when needed on terms favorable to the Company, if at all. If adequate funds are not available on acceptable terms, the Company may be unable to develop or enhance its services and products, take advantage of future opportunities or respond to competitive pressures, any of which could have a material adverse effect on the Company's business, financial condition and operating results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

RISKS ASSOCIATED WITH ACQUISITIONS AND STRATEGIC RELATIONSHIPS

  While the Company has no current agreements or negotiations underway with respect to any potential acquisitions, the Company may make acquisitions of other companies or technologies in the future, and the Company regularly evaluates such opportunities. Acquisitions entail numerous risks, including difficulties in the assimilation of acquired operations and products, diversion of management's attention from other business concerns, amortization of acquired intangible assets and potential loss of key employees of acquired companies. The Company has no experience in assimilating acquired organizations into the Company's operations. No assurance can be given as to the ability of the Company to integrate successfully any operations, personnel, services or products that might be acquired in the future, and the failure of the Company to do so could have a material adverse effect on the Company's business, financial condition and operating results.

  The Company has established a number of strategic relationships with online and Internet service providers and software and information service providers. A significant number of such relationships have only recently been entered into. There can be no assurance that any such relationships will be maintained, that if such relationships are maintained, they will be successful or profitable, or that the Company will develop any new such relationships. See "Business--Strategic Relationships."

RISKS ASSOCIATED WITH INTERNATIONAL STRATEGY

  A component of the Company's strategy is its planned increase in efforts to attract more international customers. To date, the Company has limited experience in providing brokerage services internationally. There can be no assurance that the Company will be able to market successfully its services and products in international markets. In addition, there are certain risks inherent in doing business in international markets, particularly in the heavily regulated brokerage industry, such as unexpected changes in regulatory requirements, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, political instability, fluctuations in currency exchange rates, reduced protection for intellectual property rights in some countries, seasonal reductions in business activity during the summer months in Europe and certain other parts of the world, and potentially adverse tax consequences, any of which could adversely impact the success of the Company's international operations. The Company has recently entered into agreements to provide online trading services in Canada, Australia and New Zealand under the E*TRADE name. In connection with these agreements, the Company relies upon third parties for a variety of business and regulatory compliance matters. There can be no assurance that one or more of the factors described above will not have a material adverse effect on the Company's future international operations, if any, and, consequently, on the Company's business, financial condition and operating results. See "Business--Strategy" and "--Strategic Relationships."

MANAGEMENT'S DISCRETION AS TO USE OF UNALLOCATED NET PROCEEDS

  The Company has designated only limited specific use for the net proceeds from the sale of Common Stock described in this Prospectus. The Company expects to use the net proceeds for working capital and other general corporate purposes. Consequently, the Board of Directors and management of the Company will have broad discretion in allocating the net proceeds of this offering. See "Use of Proceeds."

CONCENTRATION OF STOCK OWNERSHIP

  Upon the completion of this offering, the Company's present directors and executive officers and their respective affiliates will beneficially own approximately 26.1% of the outstanding Common Stock. As a result, these stockholders, if they act together, will be able to exercise significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership also may have the effect of delaying, preventing or deterring a change in control of the Company. See "Principal and Selling Stockholders" and "Description of Capital Stock--Certain Provisions Affecting Stockholders."

VOLATILITY OF STOCK PRICE

  The market price of the Company's Common Stock has been and is likely to continue to be highly volatile and subject to wide fluctuations in response to quarterly variations in operating results, announcements of technological innovations or new software, services or products by the Company or its competitors, changes in financial estimates by securities analysts or other events or factors, many of which are beyond the Company's control. In addition, the stock market has experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of many technology and services companies and that often have been unrelated to the operating performance of such companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock. In the past, following periods of volatility in the market price for a company's securities, securities class action litigation often has been instituted. Such litigation could result in substantial costs and a diversion of management attention and resources, which could have a material adverse effect on the Company's business, financial condition and operating results.

SHARES ELIGIBLE FOR FUTURE SALE

  No prediction can be made as to the effect, if any, that future sales of shares of Common Stock, or the availability of shares of Common Stock for future sale, will have on the market price for the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for shares of the Common Stock. Upon completion of the offering, based on shares outstanding on June 30, 1997, the Company will have outstanding 35,958,147 shares of Common Stock. Approximately 26,762,184 shares will be tradeable without restriction or further registration under the Securities Act of 1933 (the "Securities Act") by persons other than "affiliates" of the Company, including shares which will be eligible for immediate sale in the public market without restriction pursuant to Rule 144(k) under the Securities Act. As of the closing of this offering, the remaining approximately 9,277,578 shares of Common Stock will be "restricted securities" (as defined in Rule 144 under the Securities Act), and may be sold under Rule 144 subject to the holding period, volume limitations and other restrictions under Rule 144. Approximately 8,651,718 of such shares of Common Stock are subject to lock-up agreements under which the holders of such shares have agreed with the representatives of the Underwriters not to sell or otherwise dispose of any of such shares for a period of 60 days following the date of this Prospectus, subject to certain limited exceptions. See "Shares Eligible for Future Sale."

EFFECTS OF CERTAIN CHARTER AND BYLAW PROVISIONS

  The Company's Board of Directors has the authority to issue up to an additional 1,000,000 shares of Preferred Stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the Company's stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of Preferred Stock. While the Company has no present intention to issue shares of Preferred Stock, such issuance, while providing desirable flexibility in connection with the possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control of the Company and entrenching existing management. In addition, such Preferred Stock may have other rights, including economic rights, senior to the Common Stock, and, as a result, the issuance thereof could have a material adverse effect on the market value of the Common Stock. The Company is also subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which restricts certain "business combinations" with "interested stockholders" for three years following the date the person becomes an interested stockholder, unless the Board of Directors approves the business combination. By delaying and deterring unsolicited takeover attempts, these provisions could adversely affect prevailing market prices for the Company's Common Stock. Certain other provisions of the Company's Restated Certificate of Incorporation or Restated Bylaws, including elimination of the ability of stockholders to act by written consent, a staggered Board of Directors and advance notice for stockholder proposals and director nominations, may have the effect of delaying or preventing changes of control or management of the Company, which could adversely affect the market price of the Company's Common Stock. See "Description of Capital Stock."

                                USE OF PROCEEDS

  The net proceeds from the sale of the 5,000,000 shares of Common Stock offered by the Company hereby are estimated to be approximately $132.4 million ($144.3 million if the Underwriters' over-allotment option is exercised in full), assuming a public offering price of $28.13 per share, after deducting estimated underwriting discounts and commissions and offering expenses payable by the Company. The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Stockholders. See "Principal and Selling Stockholders."

  The net proceeds will be used for working capital and other general corporate purposes, which will include meeting the Company's regulatory net capital requirements, capital expenditures, increasing capacity, international expansion, the development and marketing of new products and services and funding potential acquisitions. The Company continues to evaluate potential acquisition opportunities; however, none are presently under active consideration. Pending such uses, the Company will invest the net proceeds of this offering in short-term, investment-grade, interest-bearing securities.

                          PRICE RANGE OF COMMON STOCK

  The Company's Common Stock has been traded on the Nasdaq National Market under the symbol EGRP since the Company's initial public offering on August 16, 1996. The following table sets forth the high and low sale prices of the Company's Common Stock as reported by the Nasdaq National Market for the periods indicated.

                                                        HIGH     LOW
                                                        ----     ----
   FISCAL 1996
     Fourth Quarter (from August 16, 1996)..............$13.3/16 $ 8 3/8
   FISCAL 1997
     First Quarter.....................................  12 1/2     9
     Second Quarter....................................  25 1/4   11 1/8
     Third Quarter.....................................  21       14 3/4
     Fourth Quarter (through July 29, 1997)............  28 1/8   17 31/32

  The last reported sale price of the Common Stock on July 29, 1997, was $28.13 per share. As of July 18, 1997, there were approximately 236 holders of record of the Company's Common Stock.

                                DIVIDEND POLICY

  The Company has never declared or paid cash dividends on its capital stock. The Company currently intends to retain all of its earnings, if any, for use in its business and does not anticipate paying any cash dividends in the foreseeable future. The payment of any future dividends will be at the discretion of the Company's Board of Directors and will depend upon a number of factors, including future earnings, the success of the Company's business activities, regulatory capital requirements, the general financial condition and future prospects of the Company, general business conditions and such other factors as the Board of Directors may deem relevant.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of June 30, 1997 (i) on an actual basis and (ii) as adjusted to reflect the sale by the Company of 5,000,000 shares of Common Stock offered hereby at an assumed public offering price of $28.13 per share, after deducting estimated underwriting discounts and commissions and offering expenses payable by the Company, and the receipt of the estimated net proceeds therefrom. This table should be read in conjunction with the Consolidated Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Prospectus.

                                                               JUNE 30, 1997
                                                            -------------------
                                                            ACTUAL  AS ADJUSTED
                                                            ------- -----------
                                                              (in thousands)
   Preferred Stock, $.01 par value, 1,000,000 shares
    authorized, none outstanding........................... $    --  $     --
   Common Stock, $.01 par value, 50,000,000 shares
    authorized, 30,958,147 shares outstanding, actual; and
    35,958,147 shares outstanding, as adjusted(1)..........     309       359
   Additional paid-in capital..............................  74,095   206,439
   Retained earnings.......................................   8,653     8,653
                                                            -------  --------
     Stockholders' equity..................................  83,057   215,451
                                                            -------  --------
       Total capitalization................................ $83,057  $215,451
                                                            =======  ========

--------
(1) Excludes as of June 30, 1997: (i) 4,000,000 shares of Common Stock reserved for issuance under the Company's 1996 Stock Incentive Plan, options to purchase 1,702,700 of which were outstanding, (ii) 3,547,420 shares of Common Stock reserved for issuance pursuant to the exercise of outstanding options granted under the Company's 1993 Stock Option Plan and 1983 Employee Incentive Stock Option Plan, and (iii) 615,380 shares of Common Stock available for issuance under the Company's 1996 Stock Purchase Plan. Of the options outstanding at June 30, 1997, options to purchase 687,119 shares of Common Stock were then exercisable. See "Management--Associate Benefit Plans" and Note 7 of Notes to Consolidated Financial Statements.

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The following table sets forth for the periods indicated selected consolidated financial data for the Company. The following selected consolidated financial data are qualified by the more detailed consolidated financial statements of the Company and the notes thereto included elsewhere in this Prospectus and should be read in conjunction with such consolidated financial statements and notes and the discussion under "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. The consolidated statement of operations data for the years ended September 30, 1994, 1995 and 1996 and the consolidated balance sheet data at September 30, 1995 and 1996 have been derived from the Company's consolidated financial statements included elsewhere in this Prospectus. The consolidated statement of operations data for the years ended September 30, 1992 and 1993 and the consolidated balance sheet data at September 30, 1992, 1993 and 1994 have been derived from audited financial statements not included in this Prospectus. The consolidated statement of operations data for the nine months ended June 30, 1996 and 1997 and the consolidated balance sheet data at June 30, 1997 are derived from unaudited consolidated financial statements which, in the opinion of management, have been prepared on the same basis as the audited consolidated financial statements and contain all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the results of operations for such periods. The results of operations for the nine months ended June 30, 1997 are not necessarily indicative of results to be expected for the full year.

                                                                   NINE MONTHS
                                                                      ENDED
                               YEAR ENDED SEPTEMBER 30,             JUNE 30,
                         --------------------------------------  ----------------
                          1992    1993   1994    1995    1996     1996     1997
                         ------  ------ ------  ------- -------  -------  -------
CONSOLIDATED STATEMENT OF
OPERATIONS DATA:                       (in thousands, except per share data)
Revenues:
  Transaction revenues.. $  327  $2,158 $9,548  $20,835 $44,178  $30,208  $72,329
  Interest, net of
   interest expense.....     --      17    302    1,004   4,813    2,213   15,646
  International.........     --      --     --       --      --       --    4,000
  Computer services and
   other................    521     799  1,055    1,501   2,604    2,002    2,285
                         ------  ------ ------  ------- -------  -------  -------
    Net revenues........    848   2,974 10,905   23,340  51,595   34,423   94,260
                         ------  ------ ------  ------- -------  -------  -------
Cost of services:
  Cost of services......    579   1,973  7,646   13,340  34,268   24,030   45,364
  Registration charge...     --      --     --       --      --       --    4,334
  Self-clearing start-up
   costs................     --      --     --      141   2,240    1,844       --
                         ------  ------ ------  ------- -------  -------  -------
    Total cost of
     services...........    579   1,973  7,646   13,481  36,508   25,874   49,698
                         ------  ------ ------  ------- -------  -------  -------
Operating expenses:
  Selling and marketing.    116     282    998    2,466   7,600    5,749   16,232
  Technology
   development..........    176     216    335      943   2,792    1,323    4,435
  General and
   administrative.......    260     400  1,682    2,141   6,078    3,701    9,785
                         ------  ------ ------  ------- -------  -------  -------
    Total operating
     expenses...........    552     898  3,015    5,550  16,470   10,773   30,452
                         ------  ------ ------  ------- -------  -------  -------
    Total cost of
     services and
     operating expenses.  1,131   2,871 10,661   19,031  52,978   36,647   80,150
                         ------  ------ ------  ------- -------  -------  -------
Pre-tax income (loss)...   (283)    103    244    4,309  (1,383)  (2,224)  14,110
Income tax expense
 (benefit)..............      2       4   (541)   1,728    (555)    (890)   5,728
                         ------  ------ ------  ------- -------  -------  -------
Net income (loss)....... $ (285) $   99 $  785  $ 2,581 $  (828) $(1,334) $ 8,382
                         ======  ====== ======  ======= =======  =======  =======
Net income (loss) per
 share.................. $(0.01) $   -- $ 0.03  $  0.10 $ (0.03) $ (0.05) $  0.24
                         ======  ====== ======  ======= =======  =======  =======
Weighted average number
 of common and common
 equivalent shares
 outstanding............ 24,828  26,677 26,186   26,481  28,564   28,477   34,719
                         ======  ====== ======  ======= =======  =======  =======

                                         SEPTEMBER 30,
                          ----------------------------------------------- JUNE 30,
                            1992      1993      1994      1995     1996     1997
                          --------  --------  --------  -------- -------- --------
                                             (in thousands)
 CONSOLIDATED BALANCE
  SHEET DATA:
 Cash and equivalents.... $     48  $     36  $    692  $  9,624 $ 14,641 $ 18,116
 Total assets............      226       728     2,163    14,164  294,881  719,845
 Long-term obligations...    1,165     1,310        64        45       22        6
 Stockholders' equity
  (deficiency)...........   (1,107)     (788)      (92)   11,148   69,304   83,057

    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
                                  OPERATIONS

  The following discussion of the financial condition and results of operations of the Company should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this Prospectus. This discussion contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW

  E*TRADE is a leading provider of online investing services and has established a popular, branded destination Web site for self-directed investors. Founded in 1982, the Company operated initially as a service bureau, providing automated online securities transaction services to various brokerage firms, including Fidelity Brokerage Services, Inc., Quick & Reilly and, through an agreement with Bank of America, Charles Schwab. In 1992, the Company formed E*TRADE Securities and began to offer retail investing services and account information 24 hours a day, seven days a week.

  The Company's revenues consist principally of transaction revenues, which include securities brokerage commissions and payments based on order flow (described below), interest and certain other fees related to the Company's product offerings. The Company has experienced substantial growth in its revenues since the inception of E*TRADE Securities. At the end of fiscal 1992, the Company was processing slightly over 100 transactions per day. For June 1997, the Company's average daily transaction volume had grown to 17,800. Although increases in the overall activity in the securities markets have contributed to the Company's growth, the Company believes that its growth has also been due to the success of its advertising campaigns in bringing brand name recognition to the E*TRADE name, the launch of Internet access to E*TRADE and the continuing successful integration of new product developments.

  The Company uses other broker-dealers to execute its customers' orders and, in recent years, has derived a significant portion of its revenues from these broker-dealers for such order flow. This practice of receiving payments for order flow is widespread in the securities industry. Under applicable SEC regulations, receipt of these payments requires disclosure of such payments by the Company to its customers. The revenues received by the Company under these arrangements for fiscal 1995 and 1996 and the first nine months of fiscal 1997 amounted to 20%, 22% and 22% of net revenues, respectively. However, the amount received per transaction has declined over these periods, and the Company expects this trend to continue. There can be no assurance that these revenues will continue at their present levels or that the Company will be able to continue its present relationships and terms for such payments for order flow. In addition, there can be no assurance that payments for order flow will continue to be permitted by the SEC, the NASD or other regulatory agencies, courts or governmental units. Loss of any or all of these revenues could have a material adverse effect on the Company's business, financial condition and operating results.

  The Company is making significant investments in systems technology and established a second data center in Rancho Cordova, California, in July 1996. This facility supports systems, network services, trading, customer service, transaction redundancy and backup between the Company's Palo Alto and Rancho Cordova locations, thereby providing an operational system in the event of a service interruption at either facility. The Company's customer service capacity has been strained at times. Through significant investments in technology and personnel, the Company continues to address its growing customer service needs.

  The Company implemented equity self-clearing operations in July 1996 and options self-clearing operations in April 1997. Prior to July 1996, the Company cleared all of its customer transactions as a fully-disclosed correspondent of Herzog. Clearing services include the confirmation, receipt, settlement, custody and delivery functions involved in securities transactions. In the first quarter of fiscal 1996, the Company began hiring associates to perform these functions. As a consequence, the Company incurred significant non-recurring costs associated with the hiring and training of its associates, as well as systems integration costs. The Company continued to incur expenses for clearing operations performed by Herzog through June 1996. The conversion to self-clearing has allowed the Company to realize significant cost savings.

  The Company now assumes direct responsibility for the possession and control of customer securities and other customer assets and the clearance of customers' securities transactions. Having this responsibility requires the Company to record on its balance sheet the customer receivables and customer payables to the Company that are a result of customer margin loans (i.e., loans made to customers that are collateralized by securities held in the customers' margin accounts at the Company) and customer free credit balances (i.e., customer cash balances maintained by the Company), respectively. In addition, to the extent that the Company's customer debit balances exceed customer free credit balances, the Company must obtain financing for any excess debit balance. The Company recorded receivables from customers, brokers, dealers and clearing organizations of $460 million and payables to customers, brokers, dealers and clearing organizations of $572 million as of June 30, 1997. The Company contracts with a third-party service bureau, Beta Systems, for its customer record keeping and data processing services, having previously relied on Herzog for these services.

  The Company's transaction revenues increased from $9.5 million in fiscal 1994 to $44.2 million in fiscal 1996 and $72.3 million for the nine months ended June 30, 1997. Transaction revenues include securities brokerage transactions and, since late fiscal 1994, payments for order flow. The Company recognized $2.0 million in international revenue in the three months ended March 31, 1997 representing licensing fees attributable to the Company's agreement with VERSUS Technologies, Inc. ("VERSUS"). This licensing agreement grants VERSUS, through its subsidiary VERSUS Brokerage Services, Inc., the exclusive right to offer online investing services under the E*TRADE name to customers with addresses in Canada. The Company recognized $2.0 million in international revenues for the three months ended June 30, 1997 representing licensing fees attributable to the Company's agreement with Nova Pacific Capital Ltd. ("Nova Pacific"). This licensing agreement grants Nova Pacific the exclusive right to offer online investing services under the E*TRADE name to customers with addresses in Australia and New Zealand. Under these agreements, the Company will receive ongoing royalties from VERSUS and Nova Pacific based upon their transaction revenues. The Company may, from time to time, seek to enter into similar licensing agreements with others as part of its international expansion strategy. There can be no assurance that any such future agreements will be consummated or that the terms thereof will be comparable to those of the aforementioned agreements or that the recognition of any licensing fees will occur during the period in which an arrangement is consummated. Prior to the three months ended March 31, 1997, the Company did not recognize any international revenues. See "Business--Strategic Relationships."

  Interest revenues, net of interest expense, increased from $302,000 in fiscal 1994 to $4.8 million in fiscal 1996 and to $15.6 million for the nine months ended June 30, 1997. The Company previously participated in the interest spread on its customer debit and credit balances through its clearing agreement with Herzog but is no longer subject to that agreement as a result of its conversion to self-clearing operations. Consequently, the Company now has greater control over interest rates charged to customers for debit balances and interest rates paid for credit balances. The Company began receiving fees on its customers' assets invested in money market funds in September 1994, which fees were shared with Herzog until the Company's change to self-clearing operations in July 1996. Computer services and other revenues increased from $1.1 million in fiscal 1994 to $2.6 million in fiscal 1996 and to $2.3 million for the nine months ended June 30, 1997. Computer services revenues consist primarily of fees for the time customers are connected to the Company online. Other revenues represent the Company's return on its investment in Roundtable Partners LLC, a consortium of broker-dealers that provides the Company with alternative broker-dealers through which to route its customers' orders for execution. The Company also participates in the operating results of Roundtable Partners LLC as an equity owner.

  The Company's total cost of services increased from $7.6 million in fiscal 1994 to $36.5 million in fiscal 1996 and to $49.7 million for the nine months ended June 30, 1997. Cost of services includes clearing fees paid to the Company's former clearing broker, system maintenance and communication expenses and expenses related to the Company's clearing operations and customer service activities.

  Selling and marketing expenses increased from $1.0 million in fiscal 1994 to $7.6 million in fiscal 1996 and $16.2 million for the nine months ended June 30, 1997 and consist primarily of the costs associated with the actual advertising placement expenses as well as the creative development of advertising.

  Technology development expenses increased from $335,000 in fiscal 1994 to $2.8 million in fiscal 1996 and $4.4 million for the nine months ended June 30, 1997. General and administrative expenses consist of payroll and consulting costs associated with the development and enhancement of the Company's product offerings. In addition to such amounts, the Company capitalized costs of $114,000 in fiscal 1996 and $2.3 million for the nine months ended June 30, 1997 for internally developed software.

  General and administrative expenses increased from $1.7 million in fiscal 1994 to $6.1 million in fiscal 1996 and to $9.8 million for the nine months ended June 30, 1997 and consist primarily of facilities costs, equipment and maintenance expenses, as well as corporate management costs, including accounting, human resources, compliance and other administrative expenses.

  The Company has experienced substantial changes in and expansion of its business and operations since it began offering online investing services in 1992 and Internet investing services in February 1996 and expects to continue to experience periods of rapid change. The Company's past expansion has placed, and any future expansion would place, significant demands on the Company's administrative, operational, financial and other resources. Competition for highly qualified senior managers and technical personnel is intense. If the Company fails to attract, assimilate and retain such personnel, there would be a material adverse effect on the Company's business, financial condition and operating results.

  The securities industry is subject to extensive regulation under federal, state and applicable international laws. As a result, the Company is required to comply with many complex laws and rules and its ability to so comply is dependent in large part upon the establishment and maintenance of a qualified compliance system. The Company is aware of several instances of its non-compliance with applicable regulations. In particular, the Company failed to comply with applicable advertising restrictions in one international jurisdiction and, due to a clerical oversight, failed to timely renew its registration as a broker-dealer in two states, Nebraska and Ohio. One of the states, Ohio, as a condition of renewing the Company's license as a broker-dealer in that state, required the Company to offer customers resident in that state the ability to rescind (for up to 30 days) certain securities transactions effected through the Company during the period January 1, 1997 through April 15, 1997, the date the Company's license was renewed. For the nine months ended June 30, 1997, the Company recorded a one-time, $4.3 million pre-tax charge against earnings in connection with this matter.

RESULTS OF OPERATIONS

  The following table sets forth the percentage of net revenues represented by certain items on the Company's consolidated statements of operations for the periods indicated:

                                                                 NINE MONTHS
                                              YEAR ENDED            ENDED
                                             SEPTEMBER 30,        JUNE 30,
                                           -------------------   -------------
                                           1994   1995   1996    1996    1997
                                           -----  -----  -----   -----   -----
Revenues:
  Transaction revenues....................  87.6%  89.3%  85.6%   87.8%   76.7%
  Interest, net of interest expense.......   2.7    4.2    9.4     6.4    16.6
  International...........................    --     --     --      --     4.3
  Computer services and other.............   9.7    6.5    5.0     5.8     2.4
                                           -----  -----  -----   -----   -----
    Net revenues.......................... 100.0  100.0  100.0   100.0   100.0
                                           -----  -----  -----   -----   -----
Cost of services:
  Cost of services........................  70.1   57.2   66.4    69.8    48.1
  Registration charge.....................    --     --     --      --     4.6
  Self-clearing start-up costs............    --    0.6    4.3     5.4      --
                                           -----  -----  -----   -----   -----
    Total cost of services................  70.1   57.8   70.7    75.2    52.7
                                           -----  -----  -----   -----   -----
Operating expenses:
  Selling and marketing...................   9.2   10.6   14.7    16.7    17.2
  Technology development..................   3.1    4.0    5.4     3.8     4.7
  General and administrative..............  15.4    9.1   11.8    10.8    10.4
                                           -----  -----  -----   -----   -----
    Total operating expenses..............  27.7   23.7   31.9    31.3    32.3
                                           -----  -----  -----   -----   -----
    Total cost of services and operating
     expenses.............................  97.8   81.5  102.6   106.5    85.0
                                           -----  -----  -----   -----   -----
Pre-tax income (loss).....................   2.2   18.5   (2.6)   (6.5)   15.0
Income tax expense (benefit)..............  (5.0)   7.4   (1.0)   (2.6)    6.1
                                           -----  -----  -----   -----   -----
Net income (loss).........................   7.2%  11.1%  (1.6)%  (3.9)%   8.9%
                                           =====  =====  =====   =====   =====

 Nine Months Ended June 30, 1997 and 1996

  Revenues

  Transaction revenues increased 139% to $72.3 million for the nine months ended June 30, 1997, up from $30.2 million for the same period in fiscal 1996. Of these amounts, commission revenues increased 129% to $52.0 million, up from $22.7 million for the same period in fiscal 1996. Average commissions per transaction declined from $21.19 for the nine months ended June 30, 1996 to $19.97 for the same period in fiscal 1997, due to the planned lowering of commissions on listed market orders from $19.95 to $14.95 in February 1996. Payments for order flow increased 171% to $20.3 million for the nine months ended June 30, 1997, up from $7.5 million for the same period in the prior year. The growth in payments for order flow was greater than the growth in average daily transactions because the conversion to self-clearing operations completed in July 1996 has provided significant opportunities to improve order flow revenues. The average transaction revenues per securities transaction was $27.79 for the nine months ended June 30, 1997 and $28.20 for the same period in fiscal 1996. The increase in transaction revenues resulted primarily from an increase in the number of transactions processed by the Company. Transactions for the nine months ended June 30, 1997 totaled 2,602,000, for an average of 13,769 per day, representing an increase of 143% over the average daily transaction volume of 5,667 for the same period in fiscal 1996.

  Net interest revenues for the nine months ended June 30, 1997 increased 607% to $15.6 million, up from $2.2 million for the same period in fiscal 1996. This increase was primarily a result of average customer margin debit balances increasing 168% to $286.0 million, average customer interest-earning credit balances increasing

516% to $213.0 million and average customer money market fund balances increasing 133% to $606.0 million during the period, compared to the average balances during the nine months ended June 30, 1996. Additionally, the growth in interest revenues was due to the conversion to self-clearing operations completed in July 1996, which has provided significant opportunities to manage funds in customer accounts.

  International revenues were $4.0 million for the nine months ended June 30, 1997, due to the recognition of licensing fees attributable to the Company's agreements with VERSUS, in the second quarter of fiscal 1997, and Nova Pacific, in the third quarter of fiscal 1997, each for $2.0 million. There were no international revenues for the nine months ended June 30, 1996.

  Computer services and other revenues increased 14% to $2.3 million for the nine months ended June 30, 1997 up from $2.0 million for the comparable period in fiscal 1996. These revenues increased as a result of an increase in the profits from the investment in Roundtable Partners LLC, partially offset by a decrease in customer connect time charges.

  Cost of Services

  Total cost of services increased 92% to $49.7 million for the nine months ended June 30, 1997 from $25.9 million for the comparable period in fiscal 1996. Included in cost of services in the nine months ended June 30, 1997 was a charge of $4.3 million, which resulted from a clerical oversight connected with the Company's failure to timely renew its registration as a broker-dealer in the state of Ohio. Included in cost of services in the nine months ended June 30, 1996 were self-clearing start-up costs of $1.8 million. Cost of services, exclusive of the registration charge and self-clearing start-up costs, increased 89%, which increase reflects the overall increase in customer transactions processed by the Company, a related increase in customer service inquiries, and operations and maintenance costs associated with the second data center in Rancho Cordova, California.

  Operating Expenses

  Selling and marketing expenses increased 182% to $16.2 million for the nine months ended June 30, 1997, up from $5.7 million for the comparable period in fiscal 1996. The increase reflects expenditures for advertising placements, creative development and collateral materials resulting from a variety of advertising campaigns directed at building brand name recognition, growing customer base and market share, and maintaining customer retention rates. In addition, the increase reflects the Company's national television advertising campaign launched during the second quarter of fiscal 1997.

  Technology development costs increased 235% to $4.4 million for the nine months ended June 30, 1997, up from $1.3 million for the comparable period in fiscal 1996. The fiscal 1997 level of expenses was incurred to enhance the Company's existing product offerings, including maintenance of the Company's Web site, which was launched in February 1996.

  General and administrative expenses increased 164% to $9.8 million for the nine months ended June 30, 1997, up from $3.7 million for the comparable period in fiscal 1996. The increase was the result of increased costs associated with personnel additions, relocation to larger facilities, and an increased use of consultants by the Company in comparison to the same period in the prior year.

  Income Tax Expense (Benefit)

  Income tax expense (benefit) represents the provision for federal and state income taxes at an effective rate of 40.6% for the nine months ended June 30, 1997 and 40.0% for the comparable period in fiscal 1996.

 Fiscal Years ended September 30, 1996, 1995 and 1994

  Revenues

  Transaction revenues increased 112% to $44.2 million in fiscal 1996, up from $20.8 million in fiscal 1995. Transaction revenues were $9.5 million in fiscal 1994. Of these amounts, payments for order flow were $11.4 million in fiscal 1996, an increase of 148% compared to $4.6 million in fiscal 1995. The increases in transaction revenues were primarily the result of higher securities transaction volumes over both periods and the initiation of order flow rebates in late fiscal 1994, offset in part by reductions in the commission rates charged for certain transactions. The average transaction revenues per securities transaction were $27.81 in fiscal 1996, $31.61 in fiscal 1995 and $29.68 in fiscal 1994.

  Net interest revenues increased 379% to $4.8 million in fiscal 1996, up from $1.0 million in fiscal 1995. This increase was primarily due to average customer margin debt of $124.4 million in fiscal 1996, an increase of 164% compared to $47.1 million in fiscal 1995. Average customer interest earning credit balances were $85.2 million in fiscal 1996, an increase of 492% compared to $14.4 million in fiscal 1995; and average customer money market fund balances were $290.7 million in fiscal 1996, an increase of 100% compared to $145.0 million in fiscal 1995. In fiscal 1994, net interest revenues were $302,000, average customer debit balances were $25.3 million, average customer interest earning credit balances were $10.1 million and average customer money market fund balances were $80.0 million.

  Computer services and other revenues increased 73% to $2.6 million in fiscal 1996, up from $1.5 million in fiscal 1995. Computer services and other revenues were $1.1 million in fiscal 1994. These increases in computer services and other revenues were primarily due to the increase in the amount of connect time used by customers over both periods.

  Cost of Services

  Total cost of services increased 171% to $36.5 million in fiscal 1996, up from $13.5 million in fiscal 1995. Cost of services was $7.6 million in fiscal 1994. These increases were largely attributable to the increase in the number of transactions processed by the Company, an increase in customer service inquiries and a $3.1 million increase in customer claims and bad debt reserves.

  Self-clearing start-up costs were $2.2 million in fiscal 1996, compared to $141,000 in fiscal 1995. The Company incurred these expenses as it continued to hire associates and utilize consultants in preparation for the conversion to self-clearing operations, which occurred in July 1996. The Company does not anticipate incurring additional conversion costs in fiscal 1997.

  Operating Expenses

  Selling and marketing expenses increased 208% to $7.6 million in fiscal 1996, up from $2.5 million in fiscal 1995. Selling and marketing expenses were $1.0 million in fiscal 1994. These increases reflect the increased expenditures for advertising placements, creative development and collateral materials. In fiscal 1996, there were additional costs attributed to the launch of the Company's Web site and associated advertising campaign.

  Technology development expenses increased 196% to $2.8 million in fiscal 1996, up from $943,000 in fiscal 1995. Technology development expenses were $335,000 in fiscal 1994. These increases were attributable to the costs associated with enhancing the Company's existing product offerings. In fiscal 1996, there were additional costs associated with the Company's development efforts for the launch of its Web site and the design and implementation of the Company's second data center in Rancho Cordova, California.

  General and administrative expenses increased 184% to $6.1 million in fiscal 1996, up from $2.1 million in fiscal 1995. General and administrative expenses were $1.7 million in fiscal 1994. The increase in fiscal 1996 was the result of increased costs associated with personnel additions, a relocation to larger facilities and an increased use of consultants by the Company.

  Income Tax Expense (Benefit)

  Income tax expense (benefit) represents federal and state income taxes at an effective rate of 40.1% for both fiscal 1996 and 1995. In fiscal 1994, although the Company had pre-tax net income, it recorded a net income tax benefit of $541,000 due to full recognition of net operating loss carryforwards generated in prior years.

QUARTERLY RESULTS

  The following table sets forth certain unaudited quarterly financial data for the seven quarters ended June 30, 1997. In the opinion of the Company's management, this unaudited information has been prepared on the same basis as the audited consolidated financial statements contained herein and includes all adjustments (consisting of normal recurring adjustments) necessary to present fairly the information set forth therein when read in conjunction with the Consolidated Financial Statements and Notes thereto. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                THREE MONTHS ENDED
                          --------------------------------------------------------------------
                          DEC. 31, MAR. 31,  JUNE 30,   SEPT. 30, DEC. 31,  MAR. 31,  JUNE 30,
                            1995     1996      1996       1996      1996      1997      1997
                          -------- --------  --------   --------- --------  --------  --------
                                                  (in thousands)
Revenues:
 Transaction revenues...   $7,329  $ 9,160   $13,719     $13,970  $20,372   $24,419   $27,538
 Interest, net of
  interest expense......      593      579     1,040       2,601    3,854     5,017     6,775
 International..........       --       --        --          --       --     2,000     2,000
 Computer services and
  other.................      506      710       787         601      797       765       723
                           ------  -------   -------     -------  -------   -------   -------
 Net revenues...........    8,428   10,449    15,546      17,172   25,023    32,201    37,036
                           ------  -------   -------     -------  -------   -------   -------
Cost of services:
 Cost of services.......    4,523    6,043    13,463      10,239   13,278    14,049    18,037
 Registration charge....       --       --        --          --       --        --     4,334
 Self-clearing start-up
  costs.................      166      469     1,209         396       --        --        --
                           ------  -------   -------     -------  -------   -------   -------
 Total cost of services.    4,689    6,512    14,672      10,635   13,278    14,049    22,371
                           ------  -------   -------     -------  -------   -------   -------
Operating expenses:
 Selling and marketing..    1,127    2,391     2,231       1,851    3,128     7,805     5,299
 Technology development.      253      359       711       1,469    1,567     1,438     1,430
 General and
  administrative........      892      869     1,941       2,376    3,162     3,809     2,814
                           ------  -------   -------     -------  -------   -------   -------
 Total operating
  expenses..............    2,272    3,619     4,883       5,696    7,857    13,052     9,543
                           ------  -------   -------     -------  -------   -------   -------
 Total cost of services
  and operating
  expenses..............    6,961   10,131    19,555      16,331   21,135    27,101    31,914
                           ------  -------   -------     -------  -------   -------   -------
Pre-tax income (loss)...    1,467      318    (4,009)        841    3,888     5,100     5,122
Income tax expense
 (benefit)..............      589      133    (1,612)        335    1,628     2,046     2,054
                           ------  -------   -------     -------  -------   -------   -------
Net income (loss).......   $  878  $   185   $(2,397)    $   506  $ 2,260   $ 3,054   $ 3,068
                           ======  =======   =======     =======  =======   =======   =======
                                          AS A PERCENTAGE OF NET REVENUES
                          --------------------------------------------------------------------
Revenues:
 Transaction revenues...     87.0%    87.7%     88.2%       81.4%    81.4%     75.8%     74.3%
 Interest, net of
  interest expense......      7.0      5.5       6.7        15.1     15.4      15.6      18.3
 International..........       --       --        --          --       --       6.2       5.4
 Computer services and
  other.................      6.0      6.8       5.1         3.5      3.2       2.4       2.0
                           ------  -------   -------     -------  -------   -------   -------
 Net revenues...........    100.0    100.0     100.0       100.0    100.0     100.0     100.0
                           ------  -------   -------     -------  -------   -------   -------
Cost of services:
 Cost of services.......     53.6     57.8      86.6        59.6     53.1      43.6      48.7
 Registration charge....       --       --        --          --       --        --      11.7
 Self-clearing start-up
  costs.................      2.0      4.5       7.8         2.3       --        --        --
                           ------  -------   -------     -------  -------   -------   -------
 Total cost of services.     55.6     62.3      94.4        61.9     53.1      43.6      60.4
                           ------  -------   -------     -------  -------   -------   -------
Operating expenses:
 Selling and marketing..     13.4     22.9      14.3        10.8     12.5      24.2      14.3
 Technology development.      3.0      3.4       4.6         8.5      6.3       4.5       3.9
 General and
  administrative........     10.6      8.3      12.5        13.9     12.6      11.8       7.6
                           ------  -------   -------     -------  -------   -------   -------
 Total operating
  expenses..............     27.0     34.6      31.4        33.2     31.4      40.5      25.8
                           ------  -------   -------     -------  -------   -------   -------
 Total cost of services
  and operating
  expenses..............     82.6     96.9     125.8        95.1     84.5      84.1      86.2
                           ------  -------   -------     -------  -------   -------   -------
Pre-tax income (loss)...     17.4      3.1     (25.8)        4.9     15.5      15.9      13.8
Income tax expense
 (benefit)..............      7.0      1.3     (10.4)        2.0      6.5       6.4       5.5
                           ------  -------   -------     -------  -------   -------   -------
Net income (loss).......     10.4%     1.8%    (15.4)%       2.9%     9.0%      9.5%      8.3%
                           ======  =======   =======     =======  =======   =======   =======

  The Company expects to experience significant fluctuations in future quarterly operating results that may be caused by many factors, including the following: the timing of introductions of enhancements to online financial services and products by the Company or its competitors; market acceptance of online financial services and products; the pace of development of the market for online commerce; changes in transaction volume on the securities markets; trends in the securities markets; domestic and international regulation of the brokerage industry; changes in pricing policies by the Company or its competitors; changes in strategy; the success of or costs associated with acquisitions or other strategic relationships; changes in key personnel; seasonal trends; the extent of international expansion; the mix of international and domestic sales; changes in the level of operating expenses to support projected growth; and general economic conditions. Due to the foregoing factors, quarterly revenues and operating results are difficult to forecast, and the Company believes that period-to-period comparisons of its operating results will not necessarily be meaningful and should not be relied upon as an indication of future performance. It is likely that the Company's future quarterly operating results from time to time will not meet the expectations of securities analysts or investors, which may have an adverse effect on the market price of the Company's Common Stock. See "Risk Factors-- Significant Fluctuations in Quarterly Operating Results."

  The securities industry is subject to extensive regulation under federal, state and applicable international laws. As a result, the Company is required to comply with many complex laws and rules and its ability to so comply is dependent in large part upon the establishment and maintenance of a qualified compliance system. The Company is aware of several instances of its non-compliance with applicable regulations. See "Risk Factors--Government Regulation."

LIQUIDITY AND CAPITAL RESOURCES

  In August 1996, the Company completed an initial public offering of its Common Stock, resulting in net proceeds to the Company of approximately $46.4 million. The Company also has financed its activities through cash provided by operations, the private placement of Preferred Stock and, to a lesser extent, equipment financing. In September 1995, the Company privately placed $12.3 million of convertible Preferred Stock, of which $3.8 million was used to repurchase and retire outstanding Common Stock. In April and June 1996, the Company sold convertible Preferred Stock for an aggregate of $11.8 million. All of the Company's Preferred Stock converted to Common Stock upon the completion of the Company's initial public offering.

  In July 1996, the Company obtained $100 million in authorized financing, to be collateralized by customer securities. At June 30, 1997, $51.9 million was outstanding under these lines. In addition, the Company has entered into numerous agreements with other broker-dealers to provide financing for the Company's stock loan activities.

  The Company currently anticipates that its available cash resources and credit facilities will be sufficient to meet its presently anticipated working capital and capital expenditure requirements for at least the next 12 months. However, the Company may need to raise additional funds in order to support more rapid expansion, develop new or enhanced services and products, respond to competitive pressures, acquire complementary businesses or technologies or take advantage of unanticipated opportunities. If additional funds are raised through the issuance of equity securities, the percentage ownership of the stockholders of the Company will be reduced, stockholders may experience additional dilution in net book value per share or such equity securities may have rights, preferences or privileges senior to those of the holders of the Company's Common Stock. There can be no assurance that additional financing will be available when needed on terms favorable to the Company, if at all. If adequate funds are not available on acceptable terms, the Company may be unable to develop or enhance its services and products, take advantage of future opportunities or respond to competitive pressures, any of which could have a material adverse effect on the Company's business, financial condition and operating results.

  Cash used in operating activities was $44.8 million for the nine months ended June 30, 1997, compared to $4.1 million in the comparable period for fiscal 1996. The increase in cash used in the fiscal 1997 period was primarily a result of increases in brokerage-related assets in excess of related liabilities of $61.1 million arising from the self-clearing operations begun subsequent to June 30, 1996, offset in part by net income during the period. Cash provided by (used in) operating activities in fiscal 1996, 1995 and 1994 was ($7.8) million, $3.4 million and $891,000, respectively. Such amounts reflect net income (loss) for the respective periods and, in fiscal 1996, the impact of self-clearing operations in the fourth quarter resulting in an increase in brokerage-related assets in excess of related liabilities of $7.3 million.

  Cash used in investing activities was $4.8 million and $2.1 million for the nine months ended June 30, 1997 and 1996, respectively, primarily as a result of cash used for purchases of property and equipment and, in the fiscal 1997 period, a relocation loan to the Company's Chief Executive Officer (see Note 4 of Notes to Consolidated Financial Statements), partially offset by the net sales and maturities of investment securities. Cash used in investing activities was $45.8 million for fiscal 1996, primarily as a result of the investment of the proceeds from the Company's initial public offering and the Company's continued investment in technological infrastructure and the second data center in Rancho Cordova. Cash used for investing activities in fiscal 1995 and 1994 of $1.7 million and $124,000 represent primarily equipment purchases.

  Cash provided by financing activities was $53.0 million for the nine months ended June 30, 1997, primarily due to bank loans and proceeds from the exercise of stock options, compared with $12.0 million for the comparable period in fiscal 1996, arising principally from the sale of preferred stock. Cash provided by financing activities was $58.6 million for fiscal 1996 due to proceeds from the Company's initial public offering and private sales of securities, offset by the repayment of long-term debt. Cash provided by (used in) financing activities in fiscal 1995 and 1994 of $7.3 million and ($111,000) reflects net proceeds from the sale of securities, offset by repurchases of common stock and repayment of obligations.

  The Company expects that it will incur approximately $25.0 million of capital expenditures for the 12 months ended June 30, 1998.

RECENTLY ISSUED ACCOUNTING STANDARDS

  In June 1996, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, whose effective date was delayed by SFAS No. 127. This new standard provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities beginning in fiscal 1998. The Company does not expect this standard to have a material effect on its consolidated financial statements.

  In February 1997, the FASB issued SFAS No. 128, Earnings per Share. The Company is required to adopt SFAS No. 128 in the first quarter of fiscal 1998 and will restate at that time earnings per share ("EPS") data for prior periods to conform with SFAS No. 128. Earlier application is not permitted. SFAS No. 128 replaces current EPS reporting requirements and requires a dual presentation of basic and diluted EPS. Basic EPS excludes dilution and is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. If SFAS No. 128 had been in effect during the current and prior periods, basic EPS would have been $.28 and $(.09) for the nine months ended June 30, 1997 and 1996, respectively. Diluted EPS under SFAS No. 128 would not have been significantly different from fully diluted EPS currently reported for the periods.

                                   BUSINESS

  The following discussion of the Company's business contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW

  E*TRADE Group, Inc. ("E*TRADE" or the "Company") is a leading provider of online investing services and has established a popular, branded destination Web site for self-directed investors. The Company offers automated order placement and execution, along with a suite of products and services that can be personalized, including portfolio tracking, Java-based charting and quote applications, real-time market commentary and analysis, news and other information services. The Company provides these services 24 hours a day, seven days a week by means of the Internet, touch-tone telephone, online service providers (America Online, AT&T WorldNet, CompuServe, Microsoft Network and Prodigy) and direct modem access. E*TRADE's proprietary transaction-enabling technology supports highly automated, easy-to-use and cost-effective services that empower its customers to take greater control of their investment decisions and financial transactions. Further, the Company believes that its technology can be adapted to provide transaction-enabling services related to other aspects of electronic commerce. See "--Strategic Relationships."

  As of June 30, 1997, the Company had over 182,000 accounts (with assets under management in excess of $5.5 billion) representing a compounded annual growth rate in new accounts of 127% since October 1, 1994. Average daily transaction volumes were approximately 17,800 in June 1997, as compared to approximately 8,000 transactions per day in June 1996. For the month ended June 30, 1997, the Company opened an average of 680 new accounts per day with average daily deposits of $13.5 million. The Company began offering online investing services through the Internet in February 1996 and it is the Company's most rapidly growing channel. Transactions over the Internet represented 60% of the Company's June 1997 transaction volume.

  E*TRADE's objective is to be a leading, branded provider of online investing services through automation, innovation, technology, service and value. The Company's strategy to accomplish this objective includes continued aggressive marketing of its online investing services to further establish E*TRADE's brand name recognition and increase its share of the online investing market and continued broadening of its suite of value-added services that personalize and enhance its customers' online investing experience. In addition, the Company plans to leverage its E*TRADE brand equity and large customer base to pursue additional related revenue opportunities, including advertising and subscription-based revenue streams.

BACKGROUND

  Advances in telecommunications and information technology have fundamentally altered the way individuals conduct business. For example, the development of the microprocessor and the personal computer revolutionized the way individuals use computers by providing inexpensive and powerful capabilities to them. Consumers have embraced the personal computer and expressed strong preferences for the convenience and control it provides. In a similar fashion, consumers also have begun using a variety of other electronic devices such as the automatic teller machine ("ATM") and the facsimile machine, which are now seen as valuable tools for expediting and controlling transactions and eliminating human intermediaries.

  Just as the microprocessor changed the use of computers, the emergence of the Internet as a tool for communications and commerce is driving a revolution in the world of financial transactions and information services. Consumers are rapidly embracing the Internet because it is simple to access, makes vast amounts of information available instantaneously, and allows individuals to communicate with one another regardless of location. With the proliferation of personal computers and modems and the development of easy-to-use Web browsers, use of the Internet grew to 34 million users worldwide by the end of 1996, according to International Data Corporation, which estimates that the number will reach approximately 139 million by the end of 2000.

 The Emergence of Electronic Commerce

  The Internet and online services have provided organizations and individuals with innovative ways of conducting business. With the emergence of the Internet as a globally accessible, fully interactive and individually addressable communications and computing medium, companies that have traditionally conducted business in person, through the mail or over the telephone are increasingly utilizing electronic commerce. Increased use of credit cards, ATMs, the incidence of electronic funds transfers and online banking and online bill payment has automated, simplified and reduced the costs of financial transactions for consumers, businesses and financial institutions. Consumers are showing strong preferences for transacting certain types of business--such as paying bills, booking airline tickets, trading securities, and purchasing consumer products such as personal computers, books and cars--electronically, rather than in person or over the telephone. These transactions are being streamlined through online commerce and can now be performed directly by individuals virtually anywhere at any time. Consumers have accepted and even welcomed self-directed online transactions because such transactions can be faster, less expensive and more convenient than transactions conducted through a human intermediary.

 Development of Online Investing and Information Services

  In the past, the individual investor could access the financial markets only through a full-commission broker, who would give investment advice and place trades. With the deregulation of brokerage commissions in 1975 and the resulting unbundling of brokerage services, investors began to realize that they could separate financial advisory services from securities trading. This brought about the advent of the discount brokerage firm, which provided an alternative investment approach by completing trades at a reduced cost.

  With the emergence of electronic investing services, investors can further unbundle the costs associated with the human interaction required by full-commission and traditional discount brokerage firms. By requiring personnel to handle each transaction, most traditional brokerage firms restrict their customers' access to trading and information to the availability of the person processing the transaction. In addition, although full-commission and discount brokerage firms are able to offer electronic trading services, their continued reliance on personnel, branch offices and the associated infrastructure for a major part of their business prevents them from reducing their cost structure to the lower level achievable through an all electronic model. As a result of these factors, online investing accounts are gaining popularity and the aggregate value of these accounts is expected to grow to $524 billion by the year 2001, according to Forrester Research, Inc.

  The Company believes that the ubiquity of ATMs, the presence of banks in supermarkets, the proliferation of do-it-yourself financial transaction software, the growth of discount brokerage firms and a variety of other indicators evidence a shift in societal norms that is fundamentally altering the way consumers manage their personal financial assets. The Company also believes, based on customer feedback and the rapid acceptance by consumers of online transactions, that consumers are increasingly taking direct control over their personal financial affairs, not simply because they are able to do so, but because they find it more convenient and less expensive than relying on financial intermediaries. Investors want the flexibility to transact business at times and places that are convenient for them. In addition, the broad availability of financial information online has dramatically narrowed the gap between the resources available to the individual investor and the institutional investor. Individual investors have become increasingly sophisticated and knowledgeable about investing, having experienced greater access to stock quotes, company financial information, investment advice and other investment information on the Web or through other online services. As investors obtain even more access to investment information, the Company believes they will desire greater control over their financial decisions and seek alternative ways to invest more conveniently and cost-effectively and with less interaction with brokers and other financial services professionals. The Company believes that this trend has created a growing opportunity to provide online investing services that are easy to access, easy to use, cost-effective and secure.

THE E*TRADE SOLUTION

  E*TRADE uses its proprietary transaction-enabling technology to provide consumers with easy-to-use and cost-effective online investing services, including value-added financial information. E*TRADE's service is accessible through multiple gateways: the Internet, touch-tone telephone, online service providers and direct modem access. The Company offers order placement and execution services 24 hours a day, seven days a week, thereby shifting the financial transactions paradigm from a business hours only, intermediary-based model to one in which consumers have the ultimate control over where and when they initiate transactions.

  The Company's services are highly automated, with most customer orders being entered, processed and confirmed electronically and without human intervention. By avoiding the inefficiencies and personnel requirements and associated costs of non-automated order entry and processing, the Company is able to provide its services at a lower cost than traditional full-commission or discount brokerage firms. The Company's technology is based on a modular architecture which is scalable to handle increasing transaction volumes and allows for application programs to be quickly modified in response to changing business requirements.

  E*TRADE empowers its customers to take greater control of their investment decisions and financial transactions through the following features:

  . User-Friendly Trading Interfaces. Through its easy-to-use graphical online and touch-tone telephone trading interfaces, E*TRADE has made online investing simple, fast and fun. Consumers accessing E*TRADE for the first time are able to understand quickly the wide variety of services available and how to access those services, a feature the Company believes has allowed it to broaden its customer base.

  . Personalized Environments. Investors can customize their user interfaces to select the market indicators, portfolio views and value-added information services, including personalized watch lists, news, charts and market analysis, that are most valuable to them based on their individual investment objectives. The Company believes that offering such services enables the investor to make more informed investment decisions in a more timely and convenient manner.

  . Broad Range of Internet Services. The Company continually strives to increase the functionality of its services, as well as to offer new services that enhance its customers' online experience. Through a series of strategic alliances, the Company has begun offering electronic cash management capabilities, including electronic funds transfer via the Internet, market commentary and analysis, online investing services in select international markets and Java-based charting and quote applications.

  . Anywhere, Any Time Access. By maintaining multiple gateways through which customers may access E*TRADE virtually anywhere at any time, the Company can increase the number of customers served and transactions processed. Customers are able to trade securities through the Internet, touch-tone telephone, online service providers (America Online, AT&T WorldNet, CompuServe, Microsoft Network and Prodigy), and direct modem access.

  . Cost-effective Services. By unbundling the services that many full-commission and discount brokerage firms include in their high transaction costs, the Company, through its proprietary transaction-enabling technology, is able to charge a lower price, yet provide value-added products and services.

  . Secure Operations. The Company believes that account security is one of the key factors for success in the online brokerage industry. By offering highly secure services through the use of encryption and authentication technology, the Company has achieved a leadership position in the secure provision of online brokerage services.

STRATEGY

  The Company's objective is to be a leading, branded provider of online investing services. The key elements of the Company's strategy to accomplish this objective include the following:

  . Enhance E*TRADE Brand Awareness. The Company intends to further establish E*TRADE's brand name recognition through aggressive public relations and mass market advertising.

  . Expand Customer Base. Through aggressive mass market advertising and targeted direct response programs, the Company intends to raise consumer awareness and generate new accounts to increase its share of the online investing market. As of June 30, 1997, the Company had over 182,000 accounts representing a compounded annual growth rate of 127% since October 1, 1994. Average daily transaction volumes were approximately 17,800 in June 1997, as compared to approximately 8,000 transactions per day in June 1996. For the month ended June 30, 1997, the Company opened an average of 680 new accounts per day with average daily deposits of $13.5 million.

  . Continue to Broaden Service Offerings. The Company continually strives to increase the functionality of its services, as well as to offer new services that enhance its customers' online experience and generate new sources of revenue for the Company. For example, the Company currently provides portfolio tracking and records management, market data and access to delayed quotes through the Internet at no additional cost, while real-time quotes can be obtained online for a small fee. In addition, the Company has expanded its services to include immediate access to news, market commentary and analysis, company financial information and electronic funds transfer via the Internet. In addition, the Company will be providing multi-lingual programs to reach specially targeted communities. The Company also plans to adapt its proprietary transaction-enabling technology to provide additional online investing services, such as mutual fund trading and fixed income securities trading. In addition, subject to regulatory approval, E*TRADE Securities intends to raise public and private equity capital for companies over the Internet and other electronic media.

  . Develop New Revenue Streams. The Company plans to leverage its E*TRADE brand equity and large customer base to pursue additional revenue opportunities including advertising and subscription-based revenue streams. Such services may include paid sponsorship opportunities on the E*TRADE Web site and value-added financial products and services related to portfolio management and asset allocation.

  . Leverage Benefits of Highly Automated Operations. The Company's services are highly automated, with most customer orders being entered, processed and confirmed electronically and without human intervention. By avoiding the inefficiencies, personnel requirements and associated costs of non-automated order entry and processing, the Company is able to provide its services at a lower cost than traditional full-commission and discount brokerage firms. The Company continually seeks ways to automate other aspects of its business, such as the customer new account application, lead fulfillment cashiering and customer service functions. In addition, the Company implemented self-clearing operations, which further reduced the cost of providing its services to customers.

  . Develop and Maintain Strategic Relationships. In order to enhance accessibility of its services and provide new service offerings, the Company has established strategic relationships with online service providers (America Online, AT&T WorldNet, CompuServe, Microsoft Network and Prodigy), whose subscribers are potential consumers for online investing services, as well as a number of software and information service providers. The Company believes that these relationships help build E*TRADE's brand name recognition and customer base.

  . Penetrate International Customer Base. E*TRADE recently entered into licensing agreements with VERSUS in Canada and with Nova Pacific in Australia and New Zealand to provide online investing services under the E*TRADE name. In addition, the Company plans to create "localized" user interfaces using local languages and offering services tailored to regional regulatory requirements and customs.

  The Company's strategy involves substantial risks and uncertainties. There can be no assurance that the Company will be successful in implementing its strategy or that its strategy, even if implemented, will lead to successful achievement of the Company's objectives. If the Company is unable to implement its strategy effectively, the Company's business, financial condition and operating results would be materially adversely affected. For a description of certain risks relating to the Company's business strategy, see "Risk Factors."

SERVICES AND PRODUCTS

  The Company's services are based on proprietary transaction-enabling technology and are designed to serve the needs of self-directed investors. The Company's services include fully automated stock and option order processing via personal computer or touch-tone telephone, online investment portfolio tracking and financial market news and information. The Company offers its services to consumers through a broad range of electronic gateways, including the Internet, touch-tone telephone, online service providers (America Online, AT&T WorldNet, CompuServe, Microsoft Network and Prodigy), and direct modem access. All records are maintained on one centralized system, so that customers have access to current account information regardless of which gateways they are using.

  The Company continually strives to increase the functionality of its services, as well as to offer new services that enhance customers' online investing experiences. The Company's services give consumers increased control of their personal investments by providing a direct link to the financial markets and to financial information through a customized user interface. The Company's existing services and product offerings are described below:

 Stock and Options Trading

  Customers can directly place orders to buy and sell Nasdaq and exchange-listed securities, as well as equity and index options, through the E*TRADE automated order processing system. E*TRADE supports a range of order types, including market orders, limit orders (good-till-cancelled or day), stop orders and short sales. System intelligence automatically checks the parameters of an order, together with the customer's buying power and positions held, prior to executing an order. All listed market orders (subject to certain size limitations) are executed at the National Best Bid/Offer ("NBBO") or better at the time of receipt by the third market firm or exchange. The NBBO is a dynamically updated representation of the combined highest bid and lowest offer quoted across all United States stock exchanges and market makers registered in a specific stock. Eligible orders are exposed to the marketplace for possible price improvement, but in no case are orders executed at a price inferior to the NBBO. Limit orders are executed based on an indicated price and time priority. All Nasdaq market orders (subject to certain size limitations) are executed at the Best Bid/Offer (Inside Market) or better at the time of receipt by the market-maker. All transaction and portfolio records are automatically updated to reflect trading activity. Buy and sell orders placed when the markets are closed are automatically submitted prior to the next day's market opening. Account holders receive electronic notification of order executions, printed trade confirmations and detailed monthly statements. The Company also arranges for the transmittal of proxy, annual report and tender offer materials to customers.

 Market Data and Financial Information

  During trading hours, E*TRADE continually receives a direct feed of detailed quote data, market information and news. Customers can create their own personal lists of stocks and options for quick access to current pricing information. E*TRADE provides its customers free access 20-minute delayed quotes, including stocks, options, major market indices, most active issues, and largest gainers and losers for the major exchanges. Users are alerted when there is current news on an identified stock or when a stock has reached a user-defined price threshold. Through its alliances, the Company has expanded its services to include immediate access to breaking news, charts, market commentary and analysis and company financial information.

  Upon placing an order, the customer is provided with a real-time bid and ask quote, at no extra charge. For $30 per month, individual investors can obtain unlimited real-time quotes and market data. The Company's Web site provides links to other business and financial Web sites, including the CNN Financial Network and the EDGAR database, which provides access to SEC filings of public companies.

 Portfolio Tracking and Records Management

  Customers have online access to a listing of all their portfolio assets held at E*TRADE, including data on the date of purchase, cost basis, current price and current market value. The system automatically calculates unrealized profits and losses for each asset held. Detailed account balance and transaction information includes cash and money fund balances, buying power, net market portfolio value, dividends paid, interest earned, deposits and withdrawals. Brokerage history includes all orders, changes and cancellations. Tax records include total short-term or long-term gain/loss and commissions paid. Customers can also create "shadow" portfolios to include any number of financial instruments a customer is interested in tracking--for example, assets held at another brokerage firm. These shadow portfolios can include stocks, options, bonds and mutual funds.

 Cash Management Services

  Customer payments are received through the mail or federal wire system and are credited to customer accounts upon receipt. The Company also provides other cash management services to its customers. For example, uninvested funds earn interest in a credit interest program or can be invested in one of five money market funds. In addition, the Company provides free checking services through a commercial bank and is exploring the expansion of these services. The Company, through its strategic relationship with National Processing Company, has expanded its cash management offerings to include electronic funds transfer via the Internet and an automatic deposit program to allow scheduled periodic transfers of funds into customers' accounts.

 Account Security

  The Company uses a combination of proprietary and industry standard security measures to protect customers' assets. Customers are assigned unique account numbers, user identifications and passwords that must be used each time they log on to the system. The Company relies on encryption and authentication technology, including public key cryptography technology licensed from RSA Data Security, Inc. ("RSA"), to provide the security and authentication necessary to effect the secure exchange of information. In addition the Company uses Secure Socket Layers ("SSL") technology for data encryption. Telephone transactions are secured through a personal identification number
(PIN)--the same technology used in ATMs. A second level of password protection is used prior to order placement. In addition, the Company has an agreement to provide digital certification and authentication services for electronic commerce through its alliance with VeriSign, Inc.

 Access and Delivery of Services

  The Company's services are widely accessible through multiple gateways, with automated order placement available 24 hours a day, seven days a week by personal computer. In addition, customers can access E*TRADE by touch-tone telephone and, in a limited number of markets, through interactive television.

  Personal Computer. Customers using personal computers can access the E*TRADE system through the Internet, online service providers (America Online, AT&T WorldNet, CompuServe, Microsoft Network and Prodigy), or direct modem access. The Company's Web site combines an easy-to-use graphical user interface with the trading capabilities that experienced investors demand. The Web-based system also includes direct links to many investment-related resources on the Web. Alternatively, accessing E*TRADE by dialing directly through a modem offers a method for connecting to the trading system independent of either the Internet or a proprietary online service.

  Touch-tone Telephone. TELE*MASTER, E*TRADE's interactive voice response system, provides a convenient way for customers to access quote information, place stock and option orders, review account balances and check messages from any touch-tone telephone.

  Interactive Television. GTE MainStreet, an interactive television system operated by GTE Corporation, is available as a gateway to the Company's investing services. Revenues and transaction volume through GTE MainStreet represent an immaterial portion of the Company's business.

  Substantially all of the Company's revenues in recent years have been from online investing services, and the Company expects its online investing services to continue to account for substantially all of its revenues for the foreseeable future. E*TRADE, like other securities firms, is directly affected by national and international economic and political conditions, broad trends in business and finance and substantial fluctuations in volume and price levels of securities and futures transactions. Severe market fluctuations in the future could have a material adverse effect on the Company's business, financial condition and operating results. Certain of the Company's competitors with more diverse product and service offerings may be better positioned to withstand such a downturn in the securities industry.

  The market for online investing services, particularly over the Internet, is at an early stage of development and is rapidly evolving. As is typical for new and rapidly evolving industries, demand and market acceptance for recently introduced services and products are subject to a high level of uncertainty.

  Sales of many of the Company's services and products will depend upon the adoption of the Internet by consumers as a widely used medium for commerce and communication. The Internet may not prove to be a viable commercial marketplace because of inadequate development of the necessary infrastructure. Moreover, the security and privacy concerns of existing and potential users of the Company's services may inhibit the growth of online commerce. If the necessary infrastructure is not developed, if security and privacy concerns inhibit the growth of online commerce, or if the Internet does not otherwise become a viable commercial marketplace, there would be a material adverse effect on the Company's business, financial condition and operating results.

E*TRADE TRANSACTION-ENABLING TECHNOLOGY

  The E*TRADE engine is a proprietary transaction-enabling technology that automates traditionally labor-intensive transactions. Because it was custom-tailored for electronic marketplace use, the E*TRADE engine provides customers with efficient service and has the added advantage of being scalable and adaptable as usage increases and service offerings are expanded. Beyond these features, the multi-tiered design of the E*TRADE engine and related software allows for rapid expansion of network and computing capacity without interrupting service or requiring replacement of existing hardware or software.

 The E*TRADE Engine

  The E*TRADE transaction-enabling technology engine includes a wide variety of functions and services that allow customers to open and monitor investment accounts and to place orders for equity and options transactions. E*TRADE's core technology allows for standardized processing across multiple gateways. The primary components include a graphical user interface, the interface server that connects the customer to the processor, and the automated transaction processor.

  Graphical User Interface ("GUI"). E*TRADE's GUI environment is based on Netscape's Secure Enterprise Server and today can be accessed by individuals utilizing Netscape Navigator or Microsoft Internet Explorer. E*TRADE's GUI connects to the interface server through a bank of Sun servers. These "gateway servers" provide for load balancing and offer immediate scalability. Access is restricted through the use of secured network servers and routers.

  The Interface Server. The interface server's primary function is to provide access to an efficient, standard transaction processor from all gateways. The server technology enables communications through multiple platforms and allows different platforms to communicate with each other. Beyond these features, the interface server also has been designed to be scalable and portable and runs in an environment that is both redundant and secure.

  The Automated Processor. The core of the E*TRADE engine is the automated processor, designed to provide the highest degree of automation for all E*TRADE transactions. The automated processor was designed to rapidly read data, process transactions and transmit information to multiple locations. Because of this, the Company processes over 85% of its transactions without any manual intervention. Dual facilities that run independently share load balancing and provide redundancy and backup, as well as scalability. The proprietary nature of the system, along with user ID and password protection at the application level, provide security for the automated processor. Internet access to the processor is through the Company's Web site, which restricts access through the use of secured network servers and routers.

  The Company maintains an internal development staff to continually enhance its software and develop new services and transactions. The Company's software is designed to be versatile and adaptable, so that the E*TRADE engine can be configured to meet the differing demands of strategic relationships or customer requests.

  The Company established a second data center in Rancho Cordova, California in July 1996. This facility supports systems, network, trading, customer service and transaction redundancy and backup between the Company's Palo Alto and Rancho Cordova data centers, thereby providing business resumption capability in the event of a service interruption at either facility. To provide for system continuity during short outages, the Company also has equipped its computer facilities with uninterruptible power supply units as well as back-up generators.

  The information and financial services and communications industries are characterized by rapid technological change, changes in customer requirements, frequent new service and product introductions and enhancements, and emerging industry standards. The introduction of services or products embodying new technologies and the emergence of new industry standards and practices can render existing services or products obsolete and unmarketable. The Company's future success will depend, in part, on its ability to develop leading technologies, enhance its existing services and products, develop new services and products that address the increasingly sophisticated and varied needs of its prospective customers, and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. There can be no assurance that the Company will be able, for technical or other reasons, to develop and introduce new services and products or enhance existing services and products in a timely manner in response to changing market conditions or customer requirements, or that new services and products will achieve market acceptance, the failure of any of which could result in a material adverse effect on the Company's business, financial condition and operating results.

  A significant risk to online commerce and communication is the insecure transmission of confidential information over public networks. The Company relies on encryption and authentication technology, including public key cryptography technology licensed from RSA, to provide the security and authentication necessary to effect secure transmission of confidential information. There can be no assurance that advances in computer capabilities, new discoveries in the field of cryptography or other events or developments will not result in a compromise or breach of the RSA or other algorithms used by the Company to protect customer transaction data. If any such compromise of the Company's security were to occur, it could have a material adverse effect on the Company's business, financial condition and operating results.

STRATEGIC RELATIONSHIPS

  The Company pursues strategic relationships to increase its access to online consumers, to build brand name recognition and to expand the products and services the Company can provide to its online customers.

 Core Business Expansion

  E*TRADE has secured or is actively pursuing alliances with (i) Internet access and service providers, (ii) Internet content providers, (iii) providers of home and online banking services, and (iv) electronic commerce companies. These alliances are intended to increase the Company's core customer base, transaction volume and operational efficiency and to further enhance its brand name recognition.

  To date, the Company has concentrated principally on securing alliances with online service providers. While a majority of the Company's customers access its services directly through the Internet, direct modem access or touch-tone telephone, many use online service providers (America Online, AT&T WorldNet CompuServe, Microsoft Network and Prodigy). Strategic relationships with such service providers allow the Company to access a greater number of potential customers and allow the online service providers to offer their subscribers a broader range of service options.

 New Account Development and Distribution

  The Company has developed alliances with key channels in the online medium to increase account development and expand distribution. These channels include proprietary online services, internet service providers and popular destination Web sites such as search engines or financial content providers. These channels attract significant numbers of users, and the Company's relationships provide access to expanded market opportunities. Set forth below are descriptions of certain of the Company's key alliances:

    America Online. America Online, Inc. and the Company have had a business relationship for over seven years. In October 1996, the Company signed a non-exclusive agreement with America Online to place E*TRADE in America Online's new online Brokerage Area, giving America Online's approximately 8 million subscribers access to E*TRADE's Web site.

    AT&T Corp.. The Company entered into an agreement with AT&T Corp. which allows E*TRADE's customers to link directly to the AT&T WorldNetSM Service download site to sign up for the AT&T WorldNetSM Service ((C)1997 AT&T Corp. all rights reserved). AT&T WorldNetSM is a service mark of AT&T Corp.

    CompuServe. CompuServe Incorporated and the Company have had a non-exclusive contractual relationship for over ten years. Initially, CompuServe served as an access point for the Company's service bureau business. The Company's current agreement with CompuServe permits the approximately 5.3 million CompuServe customers to open online investing accounts with E*TRADE and access those accounts either through CompuServe or via the Company's TELE*MASTER service. The Company pays CompuServe a fee for these transactions.

    Erol's Internet Services. The Company has signed a letter of intent for a strategic alliance with Erol's Internet Services which will offer Erol's approximately 300,000 customers direct access to E*TRADE's products and services.

    Intuit. The Company has signed a letter of intent for a strategic relationship with Quicken Investment Services, Inc., a subsidiary of Intuit, Inc., to develop a means by which users of Intuit's Quicken financial management software will be able to download information from E*TRADE to the Quicken software resident on the user's personal computer using the Open Financial Exchange ("OFX") standard format. In addition, it is intended that these same users will be able to link to E*TRADE for the purpose of entering orders via their E*TRADE accounts. There can be no assurance that the Company will reach a definitive agreement with Intuit on terms favorable to the Company, or at all.

    Microsoft. The Company has entered into an alliance with Microsoft Corporation to integrate E*TRADE's online investing services into the Microsoft Investor online trading area of Microsoft Network. E*TRADE will support the OFX standard allowing customers to download information from their E*TRADE account into Microsoft Money and Microsoft Investor.

    Prodigy Services Corporation. Prodigy Services Corporation, a subsidiary of Prodigy, Inc., and the Company announced a non-exclusive agreement in July 1997 to offer Prodigy's members direct access to E*TRADE's products and services.

    USA Today. The Company has entered into an agreement with USA Today Information Network to provide direct access to E*TRADE's services through USA Today Online's Web site, a commercial area that includes personal finance services and products.

    Yahoo! The Company has entered into an agreement with Yahoo! that provides direct access for Web visitors between Yahoo! Finance and E*TRADE's Web site.

  In addition, the Company has established relationships with the following:
The Fourth Communication Network, Inc. (a provider of high-speed Internet access and video services in hotels), Data Broadcasting Corporation (a provider of financial information to individual investors) and Windows on Wallstreet.

 Content

  Content such as news, quotes, charts and fundamental data help provide investors with the information necessary to make investment decisions. The Company believes that real-time information services facilitate new ideas and increase transaction volume. The Company's partnerships with leading content providers fulfill customers' information needs and help drive transaction volume.

    BASELINE Financial Services. BASELINE Financial Services provides customers with access to a wide array of investment fundamentals, First Call earnings estimates and historical prices on over 6,500 stocks. Available to customers free of charge from the "Investor Resources" area of the E*TRADE Web site, BASELINE information can be used to examine a company's statistics prior to making investment decisions.

    Briefing.com. Briefing.com, a service of Charter Media, Inc. provides free of charge market commentary and analysis to E*TRADE customers. Updates are posted throughout the day to keep investors informed of important developments affecting the markets.

    CyberCash. The Company has a strategic relationship with CyberCash, Inc. ("CyberCash"), which provides E*TRADE customers access to a library of current news and investment publications, as well as the latest technology for making purchases on the Internet. In addition, E*TRADE's customers will be able to download a personal CyberCash wallet from E*TRADE's Web site.

    INVESTools. The Company has entered into a revenue sharing agreement with INVESTools which provides E*TRADE customers with direct access to 25 brand-name research reports and newsletters plus stock screening tools on a pay-per-use basis.

    Quote.com. Quote.com, Inc. provides current news and charting capabilities that are directly linked to E*TRADE customers' stock watch and quote lookup features. News provided includes Reuters News, PR Newswire and BusinessWire. Charts provided include intra-day, daily and weekly price graphs. These services were integrated into E*TRADE's Web site and are free to E*TRADE customers. Quote.com also has entered into an agreement with the Company to provide a direct link to E*TRADE's services from its trading menu on its own Internet Web site.


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

 International

  The Company's expansion into new markets is being enhanced by alliances with companies in key international markets. These alliances enable the Company to capitalize on these relationships, by providing market knowledge, contacts and local understanding. The Company believes that these alliances can accelerate worldwide acceptance of the Company's online investing services.

    Nova Pacific Capital. The Company has formed an alliance with Nova Pacific Capital Limited, a Sydney, Australia-based financial and technology development company, to provide online investing to customers with addresses in Australia and New Zealand under the E*TRADE name.

    VERSUS Technologies, Inc. The Company has entered into an alliance with VERSUS Technologies, Inc., a Canadian supplier of electronic trading, to provide online investing services to Canadian residents.

 Product Enhancement

  The Company believes that technology is a key component in maintaining market leadership in the Internet arena. Partnerships with leading technology providers support the Company's products and services with up-to-date features and offer the best solutions for customers.

    National Processing Company. The Company has an agreement with National Processing Company to provide E*TRADE's customers the ability to initiate funds transfers from checking accounts at third-party institutions into their E*TRADE accounts over the Internet. This service is available to E*TRADE customers free of charge.

    Neural. In February 1997, the Company entered into an agreement with Neural Applications Corporation ("Neural") that allows Neural's Java-based intelligent process optimization solutions and data management systems to be incorporated into the Company's Java-based chating and quote applications.

    Telesphere. The Company has an agreement with Telesphere Corporation, a leading global securities information firm, by which Telesphere provides the Company with real-time market data on international securities, in addition to data on United States securities.

    VeriSign. The Company has entered into an alliance with VeriSign Inc., a leading provider of digital certification services for electronic commerce. VeriSign's Digital IDs enhance electronic commerce by authenticating the individuals, organizations and content involved in an electronic transaction. Through this alliance, the Company believes that it will provide its customers with the most technologically advanced level of security for Internet investing and highly simplified Web site access.


MARKETING

  The Company's marketing strategy is based on an integrated marketing model which employs a mix of communications media. The goals of the Company's marketing programs are to increase E*TRADE's brand name recognition and to attract new customers. The Company pursues these goals through advertising, marketing on its own Web site and other online opportunities, direct one-on-one marketing, aggressive public relations, and co-marketing programs. All communications by E*TRADE Securities with the public are regulated by the NASD. See "--Government Regulation; Net Capital Requirements."

 Direct Response Advertising; Web Site Marketing

  The Company's advertising focuses on building awareness of E*TRADE's brand, products and services and on marketing online investing as a better way of handling their securities transactions, accessing financial and market data, and managing portfolios. Advertising is increasingly directing interested prospects to the Company's Web site for additional information, as opposed to generating primarily telephone-based inquiries. Print advertisements are placed in a broad range of business, technology and financial publications, including Barron's, Forbes, Forbes ASAP, Investor's Business Daily, Money, Smart Money, the Wall Street Journal and Wired. E*TRADE also advertises regularly on financial cable networks, national television networks and on national business radio networks. Through the Web site, prospective customers can get detailed information on the Company's services, use an interactive demonstration system, request additional information and complete an account application online. Since May 1, 1996, a majority of the Company's new accounts have been generated through the Internet. E*TRADE's increasing Internet focus is resulting in decreased customer acquisition costs, since providing information through its Web site can substitute for paper-based information packages.

 Public Relations Program

  The Company aggressively pursues public relations opportunities to build brand awareness. This campaign has resulted in appearances on CNBC, CNN and The Today Show, in addition to profiles in Barron's, Business Week, the Financial Times, Investor's Business Daily, Money, Smart Money, Time and the Wall Street Journal among others. There are links to E*TRADE's Web site from approximately 1,200 sites on the Web, which the Company believes is a significant factor in increasing brand awareness and generating leads, as consumers increasingly look to the Internet as a key source of information and commercial activity. The Company also actively seeks speaking opportunities at industry conferences and events.

 Co-marketing/Promotion

  The Company has established a number of significant co-marketing relationships to promote its products. These include participation in Netscape's in-box promotional offer for the Netscape Navigator browser available through retail outlets, distribution of new account kits with Window on Wallstreet's Investor software products, inclusion in Apple Computer's in-store interactive demonstrations and links with a number of Web-based information providers. The Company intends to enter into additional co-marketing relationships as a component of its marketing strategy.

  E*TRADE is also developing a virtual shopping mall of software, services and products that will help individuals make informed investment decisions. Through E*TRADE's Web site, customers would be able to purchase or subscribe to products available from this mall at special discount prices. Goods and services offered would be reviewed and selected for inclusion by E*TRADE based on overall perceived "best value" within specified product categories. Companies selected for inclusion in return would promote E*TRADE's services through their Web sites and/or marketing materials. There can be no assurance that the Company will succeed in developing a virtual shopping mall or that, if developed, it will be successful or profitable.

CUSTOMER SERVICE

  The Company believes that providing an effective customer service team to handle customer needs is critical to its success. The Company's customer service organization helps customers get online, handles product and service inquiries and addresses all brokerage and technical questions. The customer service team also makes welcome calls to verify the satisfaction of its customers. The Company's customers have access to a toll-free number from 5:00 a.m. to 9:00 p.m. Pacific time, Monday through Friday. The Company's current policy specifies that customer service associates have or obtain a securities broker's license.

  The Company's customer service capacity has been and may continue to be strained at times. The Company has been making and is continuing to make significant investments in technology and personnel to improve response times. The Company's continued focus on customer independence and technology has successfully resulted in fewer inquiries to E*TRADE personnel per transaction. However, there can be no assurance that the Company will be able to consistently provide enough service capacity, and the failure to do so could have a material adverse effect on the Company's business, financial condition and operating results.

OPERATIONS

 Clearing

  The Company implemented equity self-clearing operations in July 1996 and options self-clearing operations in April 1997. Clearing operations include the confirmation, receipt, settlement, custody and delivery functions involved in securities transactions. Performing its own clearing operations allows E*TRADE Securities to retain customer free credit balances and securities for use in margin lending activities subject to SEC and NASD rules. The Company has entered into a seven-year agreement with Beta Systems for the provision of computer services by Beta Systems to support order entry, order routing, securities processing, customer statements, tax reporting, regulatory reporting, and other services necessary to the management of a brokerage clearing business.

  Since the Company's conversion to self-clearing, customers' securities typically are held by the Company in nominee name on deposit at one or more of the recognized securities industry depository trust companies, to facilitate ready transferability. The Company collects dividends and interest on securities held in nominee name and makes the appropriate credits to customer accounts. The Company also facilitates exercise of subscription rights on securities held for its customers. The Company arranges for the transmittal of proxy, annual report and tender offer materials to customers. E*TRADE Securities relies upon certificate counts and microfilming procedures as deterrents to theft of securities and, as required by the NASD and certain other regulatory authorities, carries fidelity bonds covering loss or theft. Self-clearing, especially where conducted by firms such as the Company, without significant prior experience, involves substantial risks. The failure of the Company to perform self-clearing accurately and cost-effectively could have a material adverse effect on the Company's business, financial condition and operating results.

 Lending and Borrowing Activities

  Margin Lending. The Company makes loans to customers collateralized by customer securities. Margin lending by the Company is subject to the margin rules of the Board of Governors of the Federal Reserve System, NASD margin requirements and the Company's internal policies, which are more stringent than the Federal Reserve and NASD requirements. In permitting customers to purchase securities on margin, the Company takes the risk of a market decline that could reduce the value of the collateral held by the Company to below the customers' indebtedness before the collateral can be sold, which could result in losses to the Company. Under applicable NASD rules, in the event of a decline in the market value of the securities in a margin account, the Company is obligated to require the customer to deposit additional securities or cash in the account so that at all times the customer's equity in the account is at least 25% of the value of the securities in the account. E*TRADE's current internal requirement, however, is that the customer's equity not fall below 30%. If it does, the customer will be required to increase the account's equity to 35%. Margin lending to customers constitutes the major portion of the basis on which net capital requirements of the Company are determined under the SEC's Net Capital Rule. To the extent these activities expand, the Company's net capital requirements will increase.

  Securities Lending and Borrowing. The Company borrows securities both to cover short sales and to complete customer transactions in the event a customer fails to deliver securities by the required settlement date. The Company collateralizes such borrowings by depositing cash or securities with the lender and receives a rebate (in the case of cash collateral) or pays a fee calculated to yield a negotiated rate of return. When lending securities, the Company receives cash or securities and generally pays a rebate (in the case of cash collateral) to the other party in the transaction. Securities lending and borrowing transactions are executed pursuant to written agreements with counterparties that require that the securities borrowed be "marked to market" on a daily basis and that excess collateral be refunded or that additional collateral be furnished in the event of changes in the market value of the securities. The securities usually are "marked to market" on a daily basis through the facilities of the various national clearing organizations.

 Order Processing

  All listed market orders other than those with special qualifiers (subject to certain size limitations based on the size in the primary market) are executed at the National Best Bid/Offer ("NBBO") or better at the time of receipt by the third market firm or exchange. Eligible orders are exposed to the marketplace for possible price improvement, but in no case are orders executed at a price inferior to the NBBO. Limit orders are executed based on an indicated price and time priority. All Nasdaq market orders (subject to certain size limitations based on the trading characteristics of the particular security) are executed at the Best Bid/Offer (Inside Market), or better at the time of receipt by the market-maker. Eligible orders are subject to possible price improvement in the marketplace.

  The Company receives orders principally through the Internet, online services and touch-tone telephone. This method of trading is heavily dependent on the integrity of the electronic systems supporting it. Heavy stress placed on the Company's systems during peak trading times could cause the Company's systems to operate at an unacceptably low speed or fail. Any significant degradation or failure of the Company's systems or any other systems in the trading process (e.g., online service providers, record keeping and data processing functions performed by third parties and third-party software such as Internet browsers), even for a short time, could cause customers to suffer delays in trading. Such delays could cause substantial losses for customers and could subject the Company to claims from customers for such losses, including litigation claiming fraud or negligence.

  The Company has experienced such system failures and degradation in the past and could experience future system failures and degradations. In order to promote customer satisfaction and protect the E*TRADE brand name, the Company compensated customers for verifiable losses arising in connection with such systems failures. The Company recorded a pre-tax charge against earnings in excess of $1.7 million in connection with two such systems failures in May 1996. Since May 1996, the Company has experienced occasional system interruptions. Any systems failure that causes interruptions in the Company's operations could have a material adverse effect on the Company's business, financial condition and operating results. In addition, the Company has, from time to time, received adverse publicity in the financial press and in online discussion forums primarily relating to systems failures. See "Risk Factors-- Risks of Systems Failure."

  The Company relies on a number of third parties to process its transactions, including online and Internet service providers, back office processing organizations, service providers and market makers, all of which may need to expand the scope of the operations they perform for the Company. Any backlog caused by a third party's inability to expand at the rate necessary to meet the Company's needs or a loss in the availability of these services and the inability of the Company to make alternative arrangements in a timely manner, if at all, could have a material adverse effect on the Company's business, financial condition and operating results.

COMPETITION

  The market for online investing services, particularly over the Internet, is new, rapidly evolving and intensely competitive, and the Company expects competition to continue to intensify in the future. E*TRADE encounters direct competition from discount brokerage firms providing either touch-tone telephone or online investing services, or both. These competitors include Charles Schwab & Co., Inc. and Fidelity Brokerage Services, Inc., among others. The Company also encounters competition from established full-commission brokerage firms, such as Merrill Lynch, Pierce, Fenner & Smith Incorporated and PaineWebber Incorporated, among others. In addition, the Company competes with financial institutions, mutual fund sponsors and other organizations, some of which provide online investing services.

  The Company believes that the principal competitive factors affecting the market for its transaction-enabling services are cost, service, quality, execution, delivery platform capabilities, ease of use, graphical user interface look and feel, depth and breadth of services and content, financial strength and innovation. Based on research conducted with both customer and non-customer focus groups and the success the Company has enjoyed, the Company believes that it presently competes favorably with respect to each of these factors.

  Many of the Company's competitors have longer operating histories and significantly greater financial, technical, marketing and other resources than the Company. Many current and potential competitors also have greater name recognition and more extensive customer bases that could be leveraged, thereby gaining market share to the Company's detriment. Additionally, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share.

  The general financial success of companies within the securities industry over the past several years has strengthened existing competitors. Management believes that such success will continue to attract new competitors to the securities industry such as banks, software development companies, insurance companies, providers of online financial and information services and others, as such companies expand their product lines. The current trend toward consolidation in the commercial banking industry could further increase competition in all aspects of the Company's business. While it is not possible to predict the type and extent of competitive services that commercial banks and other financial institutions ultimately may offer or whether administrative or legislative barriers will be repealed or modified, firms such as the Company may be adversely affected by such competition or legislation. In addition, competition among financial services firms exists for experienced technical and other personnel.

  There can be no assurance that the Company will be able to compete effectively with current or future competitors or that the competitive pressures faced by the Company will not have a material adverse effect on the Company's business, financial condition and operating results. See "Risk Factors--Substantial Competition."

INTELLECTUAL PROPERTY AND OTHER PROPRIETARY RIGHTS

  The Company's success and ability to compete are dependent to a significant degree on its proprietary technology. The Company relies primarily on copyright, trade secret and trademark law to protect its technology. The Company has no patents. Effective trademark protection may not be available for the Company's trademarks. The Company has registered the trademark "E*TRADE" in the United States and certain other countries, and has certain other registered trademarks. The inability of the Company to adequately protect the name "E*TRADE" would have a material adverse effect on the Company's business, financial condition and operating results.

  The source code for the Company's proprietary software is protected both as a trade secret and as a copyrighted work. The Company's policy is to enter into confidentiality and assignment agreements with its associates, consultants and vendors and generally to control access to, and distribution of, its software, documentation and other proprietary information. Notwithstanding the precautions taken by the Company, it may be possible for a third party to copy or otherwise obtain and use the Company's software or other proprietary information without authorization or to develop similar software independently. The laws of other countries may afford the Company little or no effective protection of its intellectual property. The inability of the Company to protect its intellectual property rights could have a material adverse effect on the Company's business, financial condition and operating results.

  The Company may in the future receive notices of claims of infringement of other parties' proprietary rights. Any such claims, with or without merit, could be time consuming to defend, result in costly litigation, divert management's attention and resources or require the Company to enter into royalty or licensing agreements. There can be no assurance that such licenses would be available on reasonable terms, if at all, and the assertion or prosecution of any such claims could have a material adverse effect on the Company's business, financial condition and operating results.

GOVERNMENT REGULATION; NET CAPITAL REQUIREMENTS

 Securities Industry

  The securities industry in the United States is subject to extensive regulation under both federal and state laws. The SEC is the federal agency responsible for the administration of the federal securities laws. E*TRADE Securities is registered as a broker-dealer with the SEC. Much of the regulation of broker-dealers has been delegated to self-regulatory organizations, principally the NASD, which has been designated by the SEC as E*TRADE Securities' primary regulator. These self-regulatory organizations adopt rules (subject to approval by the SEC) that govern the industry and conduct periodic examinations of E*TRADE Securities' operations. Securities firms are also subject to regulation by state securities administrators in those states in which they conduct business. E*TRADE Securities is registered as a broker-dealer in all 50 states and the District of Columbia.

  The Company is aware of several instances of its non-compliance with applicable regulations. In particular, the Company failed to comply with applicable advertising restrictions in one international jurisdiction, and due to a clerical oversight failed to renew its registration as a broker-dealer in two states, Nebraska and Ohio. One of the states, Ohio, as a condition of renewing the Company's license as a broker-dealer in that state, required the Company to offer customers resident in that state the ability to rescind (for up to 30 days) certain securities transactions effected through the Company during the period January 1, 1997 through April 15, 1997, the date the Company's license was renewed. For the nine months ended June 30, 1997, the Company recorded a $4.3 million pre-tax charge against earnings in connection with this matter.

  Broker-dealers are subject to regulations covering all aspects of the securities business, including sales methods, trade practices among broker-dealers, use and safekeeping of customers' funds and securities, capital structure, record keeping and the conduct of directors, officers and employees. The Company is required to comply with many complex laws and rules, including rules relating to possession and control of customer funds and securities, margin lending and execution and settlement of transactions. Additional legislation, changes in rules promulgated by the SEC, the NASD, the Board of Governors of the Federal Reserve System, the various stock exchanges, and other self-regulatory organizations, or changes in the interpretation or enforcement of existing laws and rules, may directly affect the mode of operation and profitability of broker-dealers. The SEC, the NASD or other self-regulatory organizations and state securities commissions may conduct administrative proceedings, which can result in censure, fine, the issuance of cease-and-desist orders or the suspension or expulsion of a broker-dealer or any of its officers or employees. The Company's ability to comply with all applicable laws and rules is dependent in large part upon the maintenance of a compliance system reasonably designed to ensure such compliance. The principal purpose of regulation and discipline of broker-dealers is the protection of customers and the securities markets, rather than protection of creditors and shareholders of broker-dealers. In addition, because the use of the Internet to provide online investing services is relatively new, regulatory standards are evolving. As a result, the Company may, in the future, become subject to additional regulation in the United States and in international jurisdictions.

  E*TRADE Securities is a member of Securities Investor Protection Corporation ("SIPC"), which provides, in the event of the liquidation of a broker-dealer, protection for customers' accounts held by E*TRADE Securities of up to $500,000 for each customer account, subject to a limitation of $100,000 for claims for cash balances. In addition, E*TRADE Securities has obtained protection, in excess of SIPC coverage, of $9.5 million for each account in the form of an excess securities bond from National Union Fire Insurance Company of Pittsburgh, Pennsylvania, a member company of American International Group.

  The Company has initiated an aggressive marketing campaign designed to bring brand name recognition to E*TRADE. All marketing activities by E*TRADE Securities are regulated by the NASD, and all such marketing materials are required by the NASD to be reviewed by E*TRADE Securities' compliance officer prior to release. The Company does not currently solicit orders from its customers or make investment recommendations. However, if the Company were to engage in such activities, it would become subject to additional rules and regulations governing, among other things, the suitability of recommendations to customers and sales practices.

  It is the Company's intent to expand its business in United States securities to other countries through the Internet and other gateways. In order to expand its services globally, E*TRADE Securities must comply with the regulatory controls of each specific country in which it conducts business. E*TRADE Securities is regulated in the United States primarily by the NASD and the SEC. The varying compliance requirements of other national regulatory jurisdictions may impose a limit to the Company's rate of international expansion.

 Net Capital Requirements

  As registered broker-dealers and members of the NASD, E*TRADE Securities and E*TRADE Capital (a non-operational broker-dealer subsidiary of the Company) are subject to the Net Capital Rule. The Net Capital Rule, which specifies minimum net capital requirements for registered broker-dealers, is designed to measure the general financial integrity and liquidity of a broker-dealer and requires that at least a minimum part of its assets be kept in relatively liquid form.

  E*TRADE Securities has elected to compute net capital under the alternative method of calculation permitted by the Net Capital Rule. Under the alternative method, E*TRADE Securities is required to maintain minimum net capital, as defined in the Net Capital Rule, equal to the greater of $250,000 or 2% of the amount of its "aggregate debit items" computed in accordance with the Formula for Determination of Reserve Requirements for Brokers and Dealers. The "aggregate debit items" are assets that have, as their source, transactions with customers, primarily margin loans. Failure to maintain the required net capital may subject a firm to suspension or revocation of registration by the SEC and suspension or expulsion by the NASD and other regulatory bodies and ultimately could require a firm's liquidation. The Net Capital Rule prohibits payments of dividends, redemption of stock, the prepayment of subordinated indebtedness, and the making of any unsecured advance or loan to a shareholder, employee or affiliate, if aggregate debit items rise beyond 5% of net capital. The Net Capital Rule also provides that the SEC may restrict, for up to 20 business days, any withdrawal of equity capital, or unsecured loans or advances to shareholders, employees or affiliates ("capital withdrawal") if such capital withdrawal, together with all other net capital withdrawals during a 30-day period, exceeds 30% of excess net capital and the SEC concludes that the capital withdrawal may be detrimental to the financial integrity of the broker-dealer.

  Net capital is essentially defined as net worth (assets minus liabilities), plus qualifying subordinated borrowings and certain discretionary liabilities, less certain mandatory deductions that result from excluding assets that are not readily convertible into cash and from valuing conservatively certain other assets. Among these deductions are adjustments (called "haircuts") which reflect the possibility of a decline in the market value of an asset prior to its disposition.

  A change in the Net Capital Rule, the imposition of new rules or any unusually large charge against net capital could limit those operations of the Company that require the intensive use of capital, such as trading activities and the financing of customer account balances, and also could restrict the Company's ability to withdraw capital from its brokerage subsidiaries, which in turn could limit the Company's ability to pay dividends, repay debt and redeem or purchase shares of its outstanding stock.

  As of June 30, 1997, E*TRADE Securities was required to maintain minimum net capital of $8.4 million and had total net capital of approximately $22.9 million, or approximately $14.5 million in excess of the minimum amount required. In February 1996, E*TRADE Capital, then doing business as ET Execution

Services, undertook to act as guarantor pursuant to an agreement between the Company and Merrill Lynch Business Financial Services, Inc. As a result of a breakdown of internal controls for the monitoring of such proposed contracts, this undertaking inadvertently caused E*TRADE Capital to fall short of its minimum net capital requirement and thus be in violation of the Net Capital Rule through May 30, 1996 when E*TRADE Capital was released from the guarantee. The Company has reported the violation of E*TRADE Capital to the SEC and the NASD. The Company has implemented internal controls intended to prevent such violations in the future, including the review of proposed contracts by finance personnel of the Company. There can be no assurance that a violation of the Net Capital Rule will not occur in the future.

 Electronic Commerce

  The Company anticipates that it may be required to comply with record keeping, data processing and other regulatory requirements as a result of proposed federal legislation or otherwise, and the Company may be subject to additional regulation as the market for online commerce evolves. Because of the growth in the electronic commerce market, Congress has held hearings on whether to regulate providers of services and transactions in the electronic commerce market, and federal or state authorities could enact laws, rules or regulations affecting the Company's business or operations. The Company also may be subject to federal, state and foreign money transmitter laws and state and foreign sales and use tax laws. If enacted or deemed applicable to the Company, such laws, rules or regulations could be imposed on the Company's activities or its business.

  Due to the increasing popularity of the Internet, it is possible that laws and regulations may be enacted with respect to the Internet, covering issues such as user privacy, pricing, content and quality of products and services. The Telecommunications Act of 1996 prohibits the transmission over the Internet of certain types of information and content. Although certain of these prohibitions have been held unconstitutional, the increased attention focused upon these liability issues as a result of the Telecommunications Act could adversely affect the growth of Internet and private network use.

ASSOCIATES

  At June 30, 1997, the Company had 484 full-time associates. The Company's success has been, and will be, dependent to a large degree on its ability to retain the services of its existing executive officers and to attract and retain qualified additional senior and middle managers and key personnel in the future. There can be no assurance that the Company will be able to attract, assimilate or retain qualified technical and managerial personnel in the future, and the failure of the Company to do so would have a material adverse effect on the Company's business, financial condition and operating results. None of the Company's associates is subject to collective bargaining agreements or is represented by a union. The Company considers its relations with its associates to be good.

PROPERTIES

  The Company currently leases three spaces for its corporate offices in Palo Alto, California. The leases comprise an aggregate of 74,000 square feet and expire beginning in June 2000. The Company established a second data center in Rancho Cordova, California in July 1996. The Company leases an aggregate 72,000 square feet at the Rancho Cordova facility. The lease expires in June 2006. The Company believes that it has adequate space for its current needs.

LEGAL AND ADMINISTRATIVE PROCEEDINGS

  The Company is not currently a party to any litigation that it believes could have a material adverse effect on the Company's business, financial condition or operating results. However, from time to time the Company has been threatened with, or named as a defendant in, lawsuits and administrative claims. Compliance and trading problems that are reported to the NASD or the SEC by dissatisfied customers are investigated by the

NASD or the SEC, and, if pursued by such customers, may rise to the level of arbitration or disciplinary action. One or more of such lawsuits, claims or disciplinary actions decided adversely to the Company could have a material adverse effect on the Company's business, financial condition and results of operations. The Company is also subject to periodic regulatory audits and inspections.

  The securities industry is subject to extensive regulation under federal, state and applicable international laws. As a result, the Company is required to comply with many complex laws and rules and its ability to so comply is dependent in large part upon the establishment and maintenance of a qualified compliance system. The Company is aware of several instances of its non-compliance with applicable regulations. In particular, the Company failed to comply with applicable advertising restrictions in one international jurisdiction, and due to a clerical oversight failed to renew its registration as a broker-dealer in two states, Nebraska and Ohio. One of the state jurisdictions, Ohio, as a condition of renewing the Company's license as a broker-dealer in that jurisdiction, required the Company to offer customers resident in that state the ability to rescind (for up to 30 days) certain securities transactions effected through the Company during the period January 1, 1997 through April 15, 1997, the date the Company's license was renewed. For the nine months ended June 30, 1997, the Company recorded a $4.3 million pre-tax charge against earnings in connection with this matter.

  The Company maintains insurance in such amounts and with such coverages, deductibles and policy limits as management believes are reasonable and prudent. The principal risks that the Company insures against are comprehensive general liability, commercial property, hardware/software damage, and directors and officers liability. The Company believes that such insurance coverages are adequate for the purpose of its business.

                                  MANAGEMENT

DIRECTORS, OFFICERS AND KEY PERSONNEL

  The directors, officers and key personnel of the Company are as follows:

           NAME                      AGE                POSITION
           ----                      ---                --------
   William A. Porter(3)............. 68  Chairman of the Board
   Christos M. Cotsakos(3).......... 49  President, Chief Executive Officer and
                                         Director
   Kathy Levinson................... 42  Executive Vice President, Customer
                                         Operations; President and Chief
                                         Operating Officer of E*TRADE
                                         Securities, Inc.
   Judy Balint...................... 44  Senior Vice President, Global
                                         Marketing and Strategic Business
                                         Development
   Debra Chrapaty................... 36  Senior Vice President, E*TRADE
                                         Technologies and Chief Information
                                         Officer
   Rebecca L. Patton................ 42  Senior Vice President, Advanced
                                         Products Group
   Stephen C. Richards.............. 43  Chief Financial Officer and Treasurer,
                                         Senior Vice President, Finance and
                                         Administration; Chief Financial
                                         Officer of E*TRADE Securities, Inc.
   Thomas A. Bevilacqua............. 41  Secretary
   Richard S. Braddock(2)........... 55  Director
   William E. Ford(1)(2)............ 36  Director
   George Hayter(1)................. 58  Director
   Keith Petty(2)................... 77  Director
   Lewis E. Randall(3).............. 55  Director
   Lester C. Thurow(1).............. 59  Director

--------
(1)Member of the Audit Committee
(2)Member of the Compensation Committee
(3)Member of the Nominating Committee

  William A. Porter is the Chairman and Founder of the Company. He founded the Company in 1982 and served as President until October 1993 and Chief Executive Officer, Chief Financial Officer, Treasurer and Secretary, until April 1996. He founded E*TRADE Securities, Inc. in 1992. Mr. Porter received a BA in Mathematics from Adams State College, an MA in Physics from Kansas State College, and an MBA in Management from the Massachusetts Institute of Technology. In May 1996, Mr. Porter was named Silicon Valley's Emerging Company Entrepreneur of the Year by the San Jose Business Journal.

  Christos M. Cotsakos joined E*TRADE Group, Inc. in March 1996 as President, Chief Executive Officer and a director. Prior to joining E*TRADE, he served as President, Co-Chief Executive Officer, Chief Operating Officer and a director of A.C. Nielsen, Inc. from March 1995 to January 1996, as President and Chief Executive Officer of Nielsen International from September 1993 to March 1995, and as President and Chief Operating Officer of Nielsen Europe, Middle East and Africa from March 1992 to September 1993. Mr. Cotsakos joined Nielsen after 19 years with the Federal Express Corporation from 1973 to 1992, where he held a number of senior executive positions both in the United States and Europe. Mr. Cotsakos serves as a director of National Processing Company, consultants in transaction technology, Forte Software, Inc., a provider of high-end client/server application and development products and services and The Fourth Network Communications Network, Inc., a provider of high bandwidth, high speed Internet access and Internet Services to the hotel industry. A decorated Vietnam Veteran, he received a BA from William Paterson College, an MBA from Pepperdine University and is currently pursuing a PhD in economics at the Management School, University of London.

  Kathy Levinson has served as Executive Vice President of the Company since November 1996 and President and Chief Operating Officer of E*TRADE Securities, Inc., since January 1996, and a director of E*TRADE Securities, Inc. since June 1996. From January 1995 to December 1995, Ms. Levinson worked as a consultant for the Company. Prior to that, Ms. Levinson worked for Charles Schwab from 1981 to October 1994, most recently serving as Senior Vice President of Custody Services and prior to that was Senior Vice President of Credit Service from 1989 to October 1994. She received a BA in Economics from Stanford University.

  Judy Balint is Senior Vice President, Global Marketing and Strategic Business Development of the Company. Prior to joining E*TRADE in March 1997, Ms. Balint was Senior Vice President and corporate director of marketing for National Processing Company, consultants in transaction technology, from February 1996 to March 1997. Ms. Balint served as CEO Paris and Managing Director of CME--KHBB Transactional Advertising, a global advertising network of the former Saatchi & Saatchi Group, from 1992 to April 1995. Ms. Balint held a variety of positions with Federal Express Corporation from 1987 to 1992 and with DHL Worldwide Express from 1979 to 1987. Ms. Balint received a B.A. in journalism from the University of Wisconsin, Madison and an MBA in international business from the Monterey Institute of International Studies.

  Debra Chrapaty is Senior Vice President, E*TRADE Technologies, and Chief Information Officer of the Company. Prior to joining the Company in July 1997, Ms. Chrapaty served as vice president and chief technology officer for the National Basketball Association ("NBA") from 1994 through June 1997. Before joining the NBA, from 1992 through 1994 Ms. Chrapaty was director, internal systems consulting, at Bertelsmann C.I.S. in New York. From 1990 through 1992, she was with EMI Records Group in New York. Her previous experience with financial organizations includes stints with the Federal Reserve Bank of New York from 1985 to 1990 and Chase Econometrics/IDC in Philadelphia. Ms. Chrapaty received a BBA in economics from Temple University and an MBA in information systems from New York University.

  Rebecca L. Patton has served as Senior Vice President, Advanced Products Group since July 1997. Ms. Patton joined the Company in September 1995 as Vice President, Marketing and served as Senior Vice President, Marketing and Communications from August 1996 to July 1997. From 1988 to September 1995, Ms. Patton served in a variety of management positions at Apple Computer, including Worldwide Marketing Manager of the Personal Interactive Electronics Division and Manager of Apple's PowerBook marketing group. Ms. Patton received a BA in Economics, summa cum laude, from Duke University and an MBA from Stanford University.

  Stephen C. Richards joined the Company in April 1996 as Chief Financial Officer and Treasurer and has served as Senior Vice President, Finance and Administration and Chief Financial Officer of E*TRADE Securities, Inc. since June 1996. From 1984 to April 1996, Mr. Richards served in various positions at Bear Stearns & Co., Inc., an investment bank, including Managing Director and Chief Financial Officer of Correspondent Clearing. Prior to 1984, Mr. Richards served as Vice President/Deputy Controller of Becker Paribas and First Vice President/Controller of Jefferies & Company, Inc. He received a BA in Statistics and Economics from the University of California at Davis and an MBA in Finance from the University of California at Los Angeles. Mr. Richards is a certified public accountant.

  Thomas A. Bevilacqua has served as the Secretary of E*TRADE Group, Inc. since May 1996 and also serves as a director of E*TRADE Online Ventures. Mr. Bevilacqua has been a partner at the law firm of Brobeck, Phleger & Harrison LLP since 1991. He received a BA and a JD from the University of California.

  Richard S. Braddock has been a director of the Company since April 1996. From June 1994 to September 1995, he served as a partner in Clayton, Dubilier & Rice, a leveraged buy-out firm. From January 1993 to July 1993, he served as Chief Executive Officer of Medco Containment, a mail-order pharmaceutical company. From 1974 to October 1992, Mr. Braddock served in various capacities with a division of Citibank, including as President and Chief Executive Officer from 1990 to October 1992 and as a director from 1985. Mr. Braddock serves on the board of directors of Eastman Kodak Company, True North Communications, an advertising company, ION Laser Technology, the Lincoln Center for the Performing Arts, DFS Group Limited, and IBN Limited. He received a BA in History from Dartmouth and an MBA from Harvard University.

  William E. Ford has been a director of the Company since September 1995. Mr. Ford is a managing member of General Atlantic Partners, LLC ("GAP LLC") and has been with GAP LLC since July 1991. From August 1987 to July 1991, Mr. Ford was an associate with Morgan Stanley & Co., Incorporated. Mr. Ford is also a director of LHS Group Inc., a publicly-traded software company, Envoy Corporation, a publicly traded health insurance claims processing company, GT Interactive Software, a publicly traded software company, Marcam Corporation, a publicly traded software company, SS&C Technologies, Inc., a publicly traded software company, and several private software companies in which GAP LLC or one of its affiliates is an investor. Mr. Ford received a BA in Economics from Amherst College and an MBA from Stanford University.

  George Hayter has been a director of the Company since December 1995 and currently provides consulting services to the Company. Mr. Hayter has served as a partner of George Hayter Associates, a consulting firm, from 1990 to the present. From 1976 to December 1990, he served with the London Stock Exchange, serving in his final position as the Managing Director of Trading Markets Division. Mr. Hayter serves on the boards of directors of Critchley Group PLC, an electrical accessories company listed on the London Stock Exchange, Pegasus Group PLC, an accounting software company listed on the London Stock Exchange, and Active Imaging PLC, a digital image processing manufacturer traded on the London AIM Market. He received an MA in Natural Sciences from Queens' College, Cambridge, England.

  Keith Petty has been a director of the Company since 1982. Mr. Petty was a founding partner of the law firm of Jackson Tufts Cole & Black, LLP (formerly Petty, Andrews, Tufts & Jackson) and retired from that firm in 1986. Mr. Petty currently provides business and legal consulting to start-up companies and serves as a Director for four privately held for-profit companies and two nonprofit companies. He received a BS in Business (major in accounting) from the University of Idaho and a JD from Stanford Law School, is a certified public accountant and has been admitted to the bar in California and Idaho.

  Lewis E. Randall has been a director of the Company since 1983. Mr. Randall served at both Apple Computer and Intel during their formative years, largely in the capacity of software and hardware engineering management. Mr. Randall has served as the owner and president of Lone Tree, Inc. a privately-held loan factor, since August 1994, and served as its Vice President of Finance and co-owner from September 1989 to August 1994. Mr. Randall received a BA in Philosophy from Harvard University.

  Lester C. Thurow has been a director of the Company since April 1996. Mr. Thurow has been a Professor of Economics at Massachusetts Institute of Technology ("MIT") since 1968. From 1987 to 1993, he served as Dean of MIT's Sloan School of Management. Mr. Thurow has served as a director of Analog Devices, Inc., a publicly traded semiconductor and software company, since 1991, and as a director of Grupo Casa Autry, a publicly traded wholesale distributor of pharmaceuticals since 1993. Mr. Thurow received a BA in economics from Williams College, an MA from Oxford University and a PhD from Harvard University.

  Messrs. Braddock, Ford, Hayter, Petty, Randall and Thurow are independent directors. Failure to maintain two independent directors could result in a delisting of the Company's Common Stock from the Nasdaq National Market.

  The members of the Board of Directors of the Company are classified into three classes, one of which is elected at each Annual Meeting of Stockholders to hold office for a three-year term and until successors of such class have been elected and qualified. See "Description of Capital Stock--Certain Provisions Affecting Stockholders." There are no family relationships among any of the directors or officers of the Company.

BOARD COMMITTEES

  In May 1996, the Board of Directors created an Audit Committee, a Compensation Committee and a Nominating Committee of the Board. The Audit Committee which is composed of William E. Ford (Chair), Lester C. Thurow and George Hayter,is charged with reviewing the Company's annual audit and meeting with the Company's independent accountants to review the Company's internal controls and financial management practices. The Compensation Committee, which is composed of Richard S. Braddock (Chair), William E. Ford and Keith Petty, recommends to the Board of Directors compensation for the Company's key associates and administers the 1996 Stock Incentive Plan, the 1993 Stock Option Plan, the 1983 Employee Incentive Stock Option Plan and the 1996 Stock Purchase Plan with respect to officers and directors of the Company. The Nominating Committee, which is composed of Christos M. Cotsakos (Chair), William A. Porter and Lewis E. Randall, nominates for stockholder approval persons to membership on the Board of Directors. In November 1996, the Board of Directors created the Secondary Committee, which is composed of Christos M. Cotsakos, to administer the stock option plans of the Company with respect to all individuals other than officers and directors of the Company. See "-- Associate Benefit Plans."

DIRECTOR COMPENSATION

  Non-employee directors receive $5,000 per year, in addition to $800 for each meeting of the Board attended (and $400 per committee meeting attended). In addition, each non-employee director receives stock options pursuant to the automatic option grant provisions of the Company's 1996 Stock Incentive Plan. See "--Associate Benefit Plans." All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Board. In December 1995, the Company entered into a consulting arrangement with Mr. Hayter, a director of the Company, to provide international business consulting at a base rate of $1,500 for each day of consulting plus expenses, with the exception of attendance at Board meetings. Mr. Hayter's fees were payable in the form of $750 in cash and $750 in Common Stock (issued at fair market value on the dates of services rendered). The Company and Mr. Hayter restated the consulting arrangement on June 7, 1996, at which time the Common Stock component of the arrangement terminated. Prior to the restatement of the consulting arrangement, Mr. Hayter accrued 7,517 shares of Common Stock. From September 9, 1996 to August 5, 1997 Mr. Hayter was paid $66,786 pursuant to the consulting arrangement.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

  The Company reincorporated in Delaware in July 1996, in part to take advantage of certain provisions in Delaware's corporate law relating to limitations on liability of corporate officers and directors. The Company believes that the reincorporation into Delaware, the provisions of its Restated Certificate of Incorporation and Restated Bylaws and the separate indemnification agreements outlined below are necessary to attract and retain qualified persons as directors and officers. The Company's Restated Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. This provision is intended to allow the Company's directors the benefit of Delaware General Corporation Law which provides that directors of Delaware corporations may be relieved of monetary liabilities for breach of their fiduciary duties as directors, except under certain circumstances, including breach of their duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, unlawful payments or dividends or unlawful stock repurchases or redemptions or any transaction from which the director derived an improper personal benefit. The Company's Restated Bylaws provide that the Company shall indemnify its officers and directors to the fullest extent provided by Delaware law. The Restated Bylaws authorize the use of indemnification agreements and the Company has entered or intends to enter into such agreements with each of its directors and executive officers.

  The Company has obtained officer and director liability insurance with respect to liabilities arising out of certain matters, including matters arising under the Securities Act.

  There is no pending litigation or proceeding involving a director, officer, associate or other agent of the Company as to which indemnification is being sought, nor is the Company aware of any threatened litigation that may result in claims for indemnification by any director, officer, associate or other agent.

EXECUTIVE COMPENSATION

 Summary of Cash and Other Compensation

  The following table sets forth the compensation earned by the Company's current and former Chief Executive Officers and the Company's four other highest-paid executive officers ("Named Executive Officers") for services rendered in all capacities to the Company and its subsidiaries for the fiscal years ended September 30, 1996 and 1995, respectively.

                        SUMMARY COMPENSATION TABLE(/1/)

                                                                       LONG-TERM
                                                                      COMPENSATION
                                ANNUAL COMPENSATION                      AWARDS
                        -------------------------------------------   ------------
                                                                       SECURITIES
       NAME AND                                        OTHER ANNUAL    UNDERLYING     ALL OTHER
  PRINCIPAL  POSITION   YEAR  SALARY       BONUS       COMPENSATION   OPTIONS/SARS   COMPENSATION
 --------------------   ---- --------     --------     ------------   ------------   ------------
Christos M. Cotsakos .. 1996 $126,134(2)  $    437       $53,804(3)    1,080,000           --
 President, Chief
 Executive Officer and
 Director               1995      --           --            --              --            --
William A. Porter(4) .. 1996  206,667(5)    21,982           --              --         $2,013(6)
 Chairman of the Board  1995  140,713(5)    22,395           --              --          1,315(6)
Kathy Levinson ........ 1996  163,309(7)       546           --          144,000           --
 Executive Vice
 President Customer
 Operations             1995  113,941(7)       --            --          600,000(8)        --
Stephen C. Richards(9)
 ....................... 1996   59,187      102,659(10)    69,000(11)     240,000           --
 Senior Vice President
 of Finance and
 Administration, Chief
 Financial Officer and
 Treasurer              1995      --           --            --              --            --
David R. Ewing(12) .... 1996  135,292       10,949           --              --            --
 Former Senior Vice
 President of E*TRADE
 Technologies           1995   10,417          --            --          240,000           --
Wayne H. Heldt(13) .... 1996  146,333(14)   19,252           --              --          2,483(6)
 Former Vice President
 and Managing Director
 of International
 Affairs                1995  127,500(14)   21,664           --              --            629(6)

--------
 (1) In accordance with the rules of the SEC, the compensation described in this table does not include medical, group life insurance or other benefits received by the Named Executive Officers that are available generally to all salaried employees of the Company, and certain perquisites and other personal benefits received by the Named Executive Officers that do not exceed the lesser of $50,000 or 10% of any such officer's salary and bonus disclosed in this table.
 (2) Mr. Cotsakos joined the Company as President, Chief Executive Officer and a director in March 1996. Includes $2,000 paid to Mr. Cotsakos in his capacity as a director.
 (3) Includes $50,000 as reimbursement of relocation and moving expenses.

 (4) Mr. Porter served as Chief Executive Officer until April 1996.
 (5) Includes $4,000 and $5,000 paid to Mr. Porter in his capacity as a director in fiscal 1996 and 1995, respectively.
 (6) Represents employer contributions to the Company's 401(k) Plan.
 (7) Includes $52,059 in fiscal 1996 and $113,941 in fiscal 1995 paid to Ms. Levinson in her capacity as a consultant from January 1995 to December 1995.
 (8) Includes 300,000 shares of Common Stock pursuant to a warrant issued to Ms. Levinson in her capacity as a consultant, which warrant was fully exercised by January 1996.
 (9) Mr. Richards joined the Company as Chief Financial Officer and Treasurer in April 1996.
(10) Includes a one-time signing bonus of $102,441.
(11) Represents reimbursement of relocation and moving expenses.
(12) In July 1997, Mr. Ewing announced his resignation, effective October 1997, as an executive officer of the Company. Mr. Ewing will continue with the Company in a consulting capacity.
(13) Mr. Heldt resigned as an executive officer of the Company in June 1997.
(14) Includes $3,000 and $5,000 paid to Mr. Heldt in his capacity as a director in fiscal 1996 and 1995, respectively.

 Stock Option Grants

  The following table contains information concerning the grant of stock options under the Company's 1993 Stock Option Plan for the 1996 fiscal year to the Named Executive Officers. The table also lists potential realizable values of such options on the basis of assumed annual compounded stock appreciation rates of 5% and 10% over the life of the options which are set at a maximum of 10 years.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                     INDIVIDUAL GRANTS
                         -----------------------------------------
                                    % OF TOTAL                        POTENTIAL REALIZABLE
                         NUMBER OF   OPTIONS/                           VALUE AT ASSUMED
                         SECURITIES    SARS    EXERCISE               ANNUAL RATES OF STOCK
                         UNDERLYING GRANTED TO OR BASE               PRICE APPRECIATION FOR
                          OPTIONS/  EMPLOYEES   PRICE                      OPTION TERM
                            SARS    IN FISCAL     PER   EXPIRATION   -----------------------
      NAME               GRANTED(1)    YEAR    SHARE(2)    DATE       5%(3)      10%(3)
      ----               ---------- ---------- -------- ---------- ----------- -----------
Christos M. Cotsakos....  600,000      14.8%    $2.33    3/28/06   $   879,195  $2,228,052
                          480,000      11.9%     7.00    5/14/06     2,113,086   5,354,975
William A. Porter.......      --        --        --         --            --          --
Kathy Levinson..........  144,000       3.6%     2.05     1/1/06       185,650     470,154
Stephen C. Richards.....  210,000       5.2%     2.33    3/28/06       307,718     779,818
                           30,000       0.7%     7.00    5/14/06       132,068     334,686
David R. Ewing(4).......      --        --        --         --            --          --
Wayne H. Heldt(5).......      --        --        --         --            --          --

--------
(1) Each option, with the exception of options granted to Christos M. Cotsakos, will become exercisable for 20% of the option shares after 12 months of continued service from the date of grant. The balance of the option shares will become exercisable in a series of 4 successive equal annual installments upon the optionee's completion of each additional year of service measured from the first anniversary of the date of grant. The options for Mr. Cotsakos became exercisable for 20% of the shares on September 1, 1996 and will become exercisable for 80% of the shares in a series of 48 equal monthly installments upon the completion of each additional month of service thereafter.
  Upon a merger or consolidation in which the Company is not the surviving corporation, options issued under the Company's 1993 Stock Option Plan and 1996 Stock Incentive Plan will accelerate unless assumed by the acquiring entity. Pursuant to his employment agreement, options held by Mr. Cotsakos become immediately exercisable upon a change in control.

(2) The exercise price of each option may be paid in cash, in shares of Common Stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. The Company may also finance the option exercise by loaning the optionee sufficient funds to pay the exercise price for the purchased shares and the federal and state tax liability incurred in connection with such exercise. The Compensation Committee has the authority to reprice outstanding options through the cancellation of those options and the grant of replacement options with an exercise price equal to the lower fair market value of the option shares on the regrant date.
(3) The potential realizable value is reported net of the option price, but before income taxes associated with exercise. These amounts represent assumed annual compounded rates of appreciation at 5% and 10% only from the date of grant to the expiration date of the option. There is no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock does in fact appreciate over the option term, no value will be realized from the option grants made to the executive officers.
(4) In July 1997, Mr. Ewing announced his resignation, effective October 1997, as an executive officer of the Company. Mr. Ewing will continue with the Company in a consulting capacity.
(5) Mr. Heldt resigned as an executive officer of the Company in June 1997.

 Option Exercises and Holdings

  The following table provides information with respect to the Named Executive Officers concerning the exercise of options during the last fiscal year and unexercised options held as of the end of the last fiscal year.

   AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR
                                    VALUES

                                                                              VALUE OF UNEXERCISED
                                                                                  IN-THE-MONEY
                                                                                 OPTIONS/SARS AT
                                         VALUE                                      FY-END ($)
                                      REALIZED ($)    NUMBER OF SECURITIES       (MARKET PRICE OF
                                        (MARKET      UNDERLYING UNEXERCISED          SHARES AT
                          NUMBER OF     PRICE AT          OPTIONS/SARS           FY-END ($13.1875)
                           SHARES    EXERCISE, LESS        AT FY-END            LESS EXERCISE PRICE)
                          ACQUIRED      EXERCISE    ------------------------- -------------------------
 NAME                    ON EXERCISE     PRICE)     EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
 ----                    ----------- -------------- ----------- ------------- ----------- -------------
Christos M. Cotsakos....        --             --     216,000      864,000    $1,896,500   $7,586,000
William A. Porter.......        --             --          --           --            --           --
Kathy Levinson..........        --             --      60,000      384,000       766,300    4,668,800
Stephen C. Richards.....        --             --          --      240,000            --    2,465,000
David R. Ewing(1).......        --             --      96,000      144,000     1,218,000    1,827,000
Wayne H. Heldt(2).......   316,020     $1,464,000     420,000      216,000     5,419,800    2,787,300

--------
(1) In July 1997, Mr. Ewing announced his resignation, effective October 1997, as an executive officer of the Company. Mr. Ewing will continue with the Company in a consulting capacity.
(2) Mr. Heldt resigned as an executive officer of the Company in June 1997.

ASSOCIATE BENEFIT PLANS

 Stock Incentive Plan and Option Plans

  The Company's 1996 Stock Incentive Plan (the "1996 Plan") serves as the successor equity incentive program to the Company's 1993 Stock Option Plan (the "1993 Plan"), which is the successor to the Company's 1983 Employee Incentive Stock Option Plan (the "1983 Plan"). The 1996 Plan became effective on May 31, 1996 upon adoption by the Board of Directors.

  The authorized reserves under the 1996 Plan consist of all of the outstanding options under the 1993 Plan and 1983 Plan, which are incorporated into the 1996 Plan, and an additional 4,000,000 shares, which have been authorized for issuance under the 1996 Plan. No further option grants will be made under the 1993 Plan and the 1983 Plan. The incorporated options will continue to be governed by their existing terms, unless the Plan Administrator elects to extend one or more features of the 1996 Plan to those options. However, except as otherwise noted below, the outstanding options under the 1993 Plan and the 1983 Plan contain substantially the same terms and conditions summarized below for the Discretionary Option Grant Program in effect under the 1996 Plan.

  The 1996 Plan is divided into three separate components: (i) the Discretionary Option Grant Program under which eligible individuals in the Company's employ or service (including officers, non-employee Board members and consultants) may, at the discretion of the Plan Administrator, be granted options to purchase shares of Common Stock at an exercise price not less than the fair market value of those shares on the grant date, (ii) the Stock Issuance Program under which such individuals may, in the Plan Administrator's discretion, be issued shares of Common Stock directly, through the purchase of such shares at a price not less than the fair market value of those shares at the time of issuance or as a bonus tied to the performance of services, and
(iii) the Automatic Option Grant Program under which option grants will automatically be made at periodic intervals to eligible non-employee Board members to purchase shares of Common Stock at an exercise price equal to the fair market value of those shares on the grant date.

  The Discretionary Option Grant Program and the Stock Issuance Program are administered by the Compensation Committee of the Board. The Compensation Committee as Plan Administrator has complete discretion to determine which eligible individuals are to receive option grants or stock issuances, the time or times when such option grants or stock issuances are to be made, the number of shares subject to each such grant or issuance, the status of any granted option as either an incentive stock option or a non-statutory stock option under the federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding. The administration of the Automatic Option Grant Program is self-executing in accordance with the express provisions of such program.

  The exercise price for the shares of Common Stock subject to option grants made under the 1996 Plan may be paid in cash or in shares of Common Stock valued at fair market value on the exercise date. The option also may be exercised through a same-day sale program without any cash outlay by the optionee. In addition, the Plan Administrator may provide financial assistance to one or more optionees in the exercise of their outstanding options by allowing such individuals to deliver a full-recourse, interest-bearing promissory note in payment of the exercise price and any associated withholding taxes incurred in connection with such exercise.

  In the event that the Company is acquired by merger or asset sale, each outstanding option under the Discretionary Option Grant Program which is not to be assumed by the successor corporation, as well as the options granted under the 1993 Plan and 1983 Plan which were incorporated into the 1996 Plan, will automatically accelerate in full, and all unvested shares under the Stock Issuance Program will immediately vest, except to the extent the Company's repurchase rights with respect to those shares are to be assigned to the successor corporation. The Plan Administrator will have the authority under the Discretionary Option Grant and Stock Issuance Programs to grant options and to structure repurchase rights so that the shares subject to those options or repurchase rights will automatically vest in the event the individual's service is terminated, whether involuntarily or through a resignation for good reason, within a designated period not to exceed 18 months under certain circumstances.

  Stock appreciation rights are authorized for issuance under the Discretionary Option Grant Program that provide the holders with the election to surrender their outstanding options for an appreciation distribution from the Company equal to the excess of (i) the fair market value of the vested shares of Common Stock subject to the surrendered option over (ii) the aggregate exercise price payable for such shares. Such appreciation distribution may be made in cash or in shares of Common Stock. There are currently no outstanding stock appreciation rights under the 1993 Plan or the 1983 Plan.

  The Plan Administrator has the authority to effect the cancellation of outstanding options under the Discretionary Option Grant Program (including options incorporated from the 1993 Plan and the 1983 Plan) in return for the grant of new options for the same or different number of option shares with an exercise price per share not less than the fair market value of the Common Stock on the new grant date.

  Each individual who first joins the Board after the effective date of the Company's initial public offering as a non-employee Board member will also receive an option grant for 20,000 shares of Common Stock at the time of his or her commencement of Board service, provided such individual has not otherwise been in the prior employ of the Company. In addition, at each annual stockholders meeting, each individual who is to continue to serve as a non-employee Board will receive an option grant to purchase 5,000 shares of Common Stock, whether or not such individual has been in the prior employ of the Company.

  Each automatic grant will have an exercise price equal to the fair market value per share of Common Stock on the grant date and will have a maximum term of 10 years, subject to earlier termination following the optionee's cessation of Board service. Each automatic option will be immediately exercisable; however, any shares purchased upon exercise of the option will be subject to repurchase, at the option exercise price paid per share, should the optionee's service as a non-employee Board member cease prior to vesting in the shares. The 20,000-share grant will vest in four equal and successive annual installments over the optionee's period of Board service. Each additional 5,000-share grant will vest upon the optionee's completion of two years of Board service measured from the grant date. However, each outstanding option will immediately vest upon (i) certain changes in the ownership or control of the Company or (ii) the death or disability of the optionee while serving as a Board member.

  The Board may amend or modify the 1996 Plan at any time. The 1996 Plan will terminate on May 30, 2006, unless sooner terminated by the Board. Options to purchase an aggregate of 5,250,120 shares were outstanding under the 1996 Plan, the 1993 Plan and the 1983 Plan as of June 30, 1997. In July 1997, the Company granted options to purchase 240,000 shares of the Company's Common Stock to Ms. Debra Chrapaty, the Company's Senior Vice President, E*TRADE Technologies and Chief Information Officer.

 1996 Stock Purchase Plan

  The Company's 1996 Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors on May 31, 1996. The Purchase Plan is designed to allow eligible associates of the Company and participating subsidiaries to purchase shares of Common Stock, at semi-annual intervals, through their periodic payroll deductions under the Purchase Plan, and a reserve of 650,000 shares of Common Stock has been established for this purpose.

  The Purchase Plan will be implemented in a series of successive offering periods, each with a maximum duration of 24 months. However, the initial offering period began on August 16, 1996 and will end on the last business day in July 1998. Since January 1997, the Company has sold 34,620 shares of Common Stock under the Purchase Plan.

  Individuals who are eligible associates on the start date of any offering period may enter the Purchase Plan on that start date or on any subsequent semi-annual entry date (February 1 or August 1 each year). Individuals who become eligible associates after the start date of the offering period may join the Purchase Plan on any subsequent semi-annual entry date within that period.

  Payroll deductions may not exceed 10% of the participant's base salary for each semi-annual period of participation, and the accumulated payroll deductions will be applied to the purchase of shares on the participant's behalf on each semi-annual purchase date (the last business day in January and July each year, with the first such purchase date occurring on January 31, 1997) at a purchase price per share not less than 85% of the lower of (i) the fair market value of the Common Stock on the participant's entry date into the offering period or
(ii) the fair market value on the semi-annual purchase date. Should the fair market value of the Common Stock on any semi-annual purchase date be less than the fair market value of the Common Stock on the first day of the offering period, then the current offering period will automatically end and a new 24-month offering period will begin, based on the lower fair market value.

  The Board may amend or modify the Purchase Plan following any semi-annual purchase date. The Purchase Plan will terminate on the last business day in July 2006, unless sooner terminated by the Board.

 401(k) Plan

  Effective January 1, 1995, the Company adopted a 401(k) (the "401(k) Plan") that covers all eligible associates of the Company. An associate is eligible to participate in the plan upon hire, and may elect to defer, in the form of contributions to the 401(k) Plan, up to the $9,500 limitation imposed by Internal Revenue Code Section 402(g). Associates' contributions are invested in specific assets, specific funds or other investments permitted under the 401(k) Plan according to the directions of each individual associate and the directed investment procedure. The contributions are fully vested and nonforfeitable at all times. Upon completion of one year of service, the 401(k) Plan provides for employer contributions to the 401(k) Plan of an amount equal to 25% of the amount contributed by all eligible associates, up to 2% for individual associates total compensation. The Company has made contributions of $6,000 and $52,000 for the years ended September 30, 1995 and 1996, respectively.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AGREEMENTS AND CHANGE OF CONTROL ARRANGEMENTS

  In March 1996, Christos M. Cotsakos entered into an employment agreement with the Company (the "Cotsakos Agreement"). The agreement currently provides for annual base salary compensation of $390,000 (due to the Company achieving certain annualized revenue targets). Mr. Cotsakos is also eligible to participate in the Company's bonus plan and other benefit plans.

  Pursuant to the Cotsakos Agreement, on March 29, 1996, Mr. Cotsakos was granted options to purchase 600,000 shares at the Company's Common Stock at an exercise price of $2.33 per share under the Company's 1993 Stock Option Plan. These options are exercisable until March 28, 2006, subject to certain exceptions. In addition, on May 15, 1996, Mr. Cotsakos was granted additional options to purchase 480,000 shares of Common Stock at the then-current fair market value. These options are exercisable until May 14, 2006, subject to certain exceptions. The options vested with respect to 20% of the shares on September 1, 1996, with the remaining 80% of the shares vesting in equal installments for every month of employment thereafter over a period of four years.

  The Cotsakos Agreement terminates on December 31, 2001, but is renewable for successive one-year periods, unless either party gives 180 days' notice. Upon termination of Mr. Cotsakos' employment, he is entitled to severance payments as follows: (i) payment equal to five full years of current total annual compensation if termination within three years after a change in control of the Company (as defined) or if he elects to terminate his employment for good reason (as defined) within three years after any change in control, and (ii) payment equal to four full years of (A) current total annual compensation if he is terminated by the Company other than for cause (as defined) and such termination is not described in (i) above and (B) he elects to terminate his employment for good reason and such termination is not described in (i) above. In addition, Mr. Cotsakos' options become immediately exercisable upon a change in control or upon the termination of Mr. Cotsakos other than for cause or at his election for good reason.

  From January 1995 to December 1995, Kathy Levinson, the Executive Vice President of Operations of E*TRADE Group and the President and Chief Operating Officer of E*TRADE Securities was self-employed as a consultant. During this period, Ms. Levinson, worked under contract with the Company, pursuant to which she provided consulting services to assist with E*TRADE's transition to self-clearing operations. During the term of this agreement, Ms. Levinson was paid $166,000 by the Company, and received a warrant to purchase 300,000 shares of Common Stock, which warrant was fully exercised by January 1996, and options to purchase 300,000 shares of Common Stock which vest at a rate of 20% per year over a period of five years and will terminate on January 2, 2005.

  In January 1997, Ms. Levinson entered into an Management Continuity Agreement with the Company (the "Levinson Agreement"). The Levinson Agreement provides for an annual base salary of $194,000. Ms. Levinson is also eligible to participate in the Company's bonus plan and other benefit plans. In the event that: (i) Ms. Levinson's employment is involuntarily terminated (as defined) less than 60 days before or within 18 months after a change in control of the Company (as defined); or (ii) Ms. Levinson is terminated during the first 18 months of the Levinson Agreement other than for cause (as defined) or good business reasons (as defined), Ms. Levinson is entitled to severance payments equal to 18 months base salary.

  In connection with an acquisition of the Company by merger or asset sale, any outstanding option held by the Named Executive Officers under the Company's 1996 Stock Incentive Plan will automatically accelerate in full and all unvested shares of Common Stock held by such individuals subject to direct issuances made under such plans will immediately vest in full, except to the extent such options are to be assumed by, and the Company's repurchase rights with respect to these shares are to be assigned to, the successor corporation. In addition, the Compensation Committee as Plan Administrator of the 1996 Plan will have the authority to provide for the accelerated vesting of the shares of Common Stock subject to outstanding options held by the Named Executive Officers or the shares of Common Stock subject to direct issuances held by such individuals under certain circumstances.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee consisted of Richard S. Braddock, William E. Ford and Keith Petty at the end of the fiscal year ended September 30, 1996. During fiscal 1996, William A. Porter and Lewis E. Randall served on the Compensation Committee from October 1, 1995 to May 31, 1996. Mr Porter was an executive officer of the Company during the fiscal year ended September 30, 1996.

                             CERTAIN TRANSACTIONS

  In September 1990, the Company entered into a restructuring agreement with all of its long-term creditors, whereby certain obligations of the Company, totaling $999,508, were converted to subordinated and unsecured promissory notes bearing interest at a rate of seven percent per annum (the "7% Notes"). At the time, the Company's founders, William Porter, the Chairman of the Board, and Bernard Newcomb, then a director and Vice President of Research and Development, received the 7% Notes in principal amounts of $230,316 and $152,490, respectively. The Company's indebtedness to Messrs. Porter and Newcomb resulted from accrued but unpaid salaries owed to them. In September 1995, all outstanding principal and accrued interest on the 7% Notes was repaid. Messrs. Porter and Newcomb received $318,276 and $210,741, respectively, pursuant to the 7% Notes.

  On September 28, 1995, the Company sold 100,000 shares of Series A Preferred Stock for $123 per share. On April 10, 1996, the Company sold 20,336 shares of Series B Preferred Stock for $140 per share. All Preferred Stock was sold in private financings, pursuant to preferred stock purchase agreements and investors' rights agreements. The terms of those agreements (with the exception of amount and price) are substantially similar for the Series A and Series B, under which the Company made the standard representations, warranties and covenants, and which provided the purchasers thereunder with rights of first offer, tag-along rights, preemptive rights, and demand and piggyback registration rights. All of the material terms of the Series A and Series B agreements, with the exception of the registration rights, terminated upon the effective date of the Company's Registration Statement in connection with its initial public offering. All shares of Preferred Stock converted into Common Stock on a 60-for-1 basis automatically upon the completion of the Company's initial public offering. The purchasers of the Preferred Stock included, among other things, the following directors, entities associated with directors, and holders of 5% or more of the Company's Common Stock:

                                                           SHARES OF PREFERRED
                                                             STOCK PURCHASED
                                                           --------------------
                                                            SERIES     SERIES
              INVESTOR                                         A          B
              --------                                     ---------- ---------
   General Atlantic Partners II, L.P.(1)..................     87,742     6,267
   GAP Coinvestment Partners, L.P.(1).....................     12,258       876
   Christos M. Cotsakos(2)................................        --      6,050
   Richard S. Braddock....................................        --      7,143

-------
(1) The general partner of General Atlantic Partners II, L.P. ("GAP II") is General Atlantic Partners, LLC ("GAP LLC"), a Delaware limited liability company. William E. Ford, a director of the Company, is one of the managing members of GAP LLC. The same managing members of GAP LLC are the general partners of GAP Coinvestment Partners, L.P. ("GAP Coinvestors"). Mr. Ford disclaims beneficial ownership of shares owned by GAP II and GAP Coinvestment except to the extent of his pecuniary interest.
(2) Includes shares held by the Cotsakos Revocable Trust under Agreement dated September 3, 1987, shares held in an IRA account and shares held as a custodian for his daughter. Mr. Cotsakos disclaims beneficial ownership of shares held as a custodian and one-half of the shares held by the Cotsakos Revocable Trust.

  During the fourth calendar quarter of 1996, the Company made a relocation loan to Mr. Cotsakos, its Chief Executive Officer and a Director, in the aggregate principal amount of $3,147,188. The proceeds of this loan were used to fund the purchase by Mr. Cotsakos of a personal residence in the Silicon Valley area. In providing this relocation loan, the Compensation Committee of the Board of Directors considered, among the other things, the rapid escalation of residential housing costs in the Silicon Valley area as well as the costs incurred by Mr. Cotsakos in relocating from Brussels, Belgium to California. The relocation loan accrues interest at the rate of 7% per annum which, together with the principal amount, is due and payable in November 1999. The loan is secured by a combination of assets, including the residence purchased, having a fair market value of at least 140% of the amounts outstanding. The due date of the relocation loan is subject to acceleration upon the occurrence of certain events.

  In June 1997, the Company invested $2,000,000 in KAP Group, LLC, a California limited liability company ("KAP Group"), by means of a Promissory
Note in the principal amount of $1,805,951 and through purchase of a Warrant for $194,049. Other investors in KAP Group include Mr. Porter, Chairman of the Board of Directors of the Company, and members of his family, and Messrs. Heldt, Petty and Randall. KAP Group intends to invest substantially all of its assets in another entity which will be formed for the purpose of engaging in securities trading. KAP Group has agreed not to engage in businesses competitive with the Company.

                      PRINCIPAL AND SELLING STOCKHOLDERS

  The following table sets forth information regarding the beneficial ownership of the Company's Common Stock as of the date of the Prospectus and as adjusted to reflect the sale of shares of Common Stock offered hereby by
(i) each person who is known to the Company to own beneficially more than 5% of the outstanding shares of the Common Stock of the Company, (ii) each Named Executive Officer, (iii) each director, (iv) each of the Selling Stockholders and (v) all directors and executive officers as a group. Unless otherwise indicated below, to the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their shares of Common Stock, except to the extent authority is shared by spouses under applicable law.

                            SHARES BENEFICIALLY                   SHARES TO BE
                               OWNED PRIOR TO                  BENEFICIALLY OWNED
           NAME                   OFFERING        NUMBER OF      AFTER OFFERING
           ----             --------------------  SHARES TO   --------------------
   MANAGEMENT AND OTHER                           BE SOLD IN
 SIGNIFICANT STOCKHOLDERS    NUMBER   PERCENT(1) THE OFFERING  NUMBER   PERCENT(1)
 ------------------------   --------- ---------- ------------ --------- ----------
 William A. Porter(2)(3)..  2,431,491     7.9%      100,000   2,331,491        6.5%
 Christos M. Cotsakos(4)..  1,323,751     4.2            --   1,323,751        3.6
 Richard S. Braddock(5)...    357,830     1.2       100,000     257,830          *
 William E. Ford(6).......     12,001       *            --      12,001          *
 George Hayter(7).........     19,518       *         5,000      14,518          *
 Keith Petty(8)...........    274,883       *        50,000     224,883          *
 Lewis E. Randall(9)......    467,001     1.5        20,000     447,001        1.2
 Lester C. Thurow(10).....     32,001       *            --      32,001          *
 General Atlantic
  Partners, LLC(11).......  5,770,330    18.6     1,395,400   4,374,930       12.2
 Kathy Levinson(12).......    348,921     1.1       100,000     248,921          *
 Rebecca Patton(13).......    168,001       *        50,000     118,001          *
 Stephen C. Richards(14)..     48,751       *        48,000         751          *
 All directors and
  executive officers as a
  group (13 persons)(15)..  5,484,149    17.0%      457,555   5,026,594       13.5%
      OTHER SELLING
       STOCKHOLDERS
 Marty Averbuch...........    105,615       *        15,000      90,615          *
 Robert Clegg(16).........     24,713       *        12,000      12,713          *
 David Ewing(17)..........     56,001       *        20,000      36,001          *
 Tom Goodrich.............     24,000       *        24,000          --          *
 Pam Kramer(18)...........      3,600       *         3,600          --          *
 Diane Maldaver(19).......     22,520       *         5,000      17,520          *
 Donna Pecorino(20).......     24,513       *         2,000      22,513          *
 William A. Porter, III...    165,480       *        25,000     140,480          *
 Scott Porter.............    182,100       *        25,000     157,100          *
                                                  ---------
   Total..................                        2,000,000
                                                  =========

--------
 * Less than 1%.

(1) Based on 30,958,147 shares outstanding on June 30, 1997 prior to the offering and 35,958,147 shares outstanding after the offering. Shares of Common Stock subject to options that are exercisable within 60 days of July 31, 1997 are deemed beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage of any other person. Assumes no exercise of the Underwriters over-allotment option.
(2) The address of Mr. Porter is c/o E*TRADE Group, Inc., Four Embarcadero Place, 2400 Geng Road, Palo Alto, California 94303.

(3) Includes 200,460 shares of Common Stock held by Mr. Porter's wife. Mr. Porter disclaims beneficial ownership of such shares.
(4) Includes 198,000 shares held by the Cotsakos Revocable Trust under Agreement dated September 3, 1987, 105,000 shares held in an IRA account and 60,000 shares held as a custodian for his daughter. Mr. Cotsakos disclaims beneficial ownership of shares held as a custodian and one-half the shares held by the Cotsakos Revocable Trust. Also includes 910,000 shares of Common Stock which Mr. Cotsakos has the option to purchase. See "Management--Employment Contract" for a description of the vesting of these options to purchase Common Stock.
(5) Includes 12,000 shares of Common Stock issuable upon exercise of stock options that are exercisable within 60 days of July 31, 1997.

(6) Excludes 5,058,220 shares held by General Atlantic Partners II, L.P. and 712,110 shares held by GAP Coinvestment Partners, L.P. See footnote 11 below.
(7) Includes 12,000 shares of Common Stock issuable upon exercise of stock options that are exercisable within 60 days of July 31, 1997.
(8) Includes 262,883 shares held by Keith and Gail Wells Petty, as Trustees of the Keith and Gail Wells Petty Trust. Includes 12,000 shares of Common Stock issuable upon exercise of stock options that are exercisable within 60 days of July 31, 1997.

(9) Includes 250,000 shares held by Lewis or Martha Randall, as Trustees of the Lewis E. and Martha E. Randall Living Trust dated August 16, 1984. Includes 80,000 shares held solely by Mr. Randall's wife. Mr. Randall disclaims beneficial ownership of such shares held by his wife. Include 12,000 shares of Common Stock which Mr. Randall has the option to purchase within 60 days of July 31, 1997.
(10) Includes 12,000 shares of Common Stock issuable upon exercise of stock options that are exercisable within 60 days of July 31, 1997.

(11) Includes 5,058,220 shares held by General Atlantic Partners II, L.P. ("GAP II") and 712,110 shares held by GAP Coinvestment Partners, L.P. ("GAP Coinvestment"). The general partner of GAP II is General Atlantic Partners, LLC ("GAP LLC"), a Delaware limited liability company. Mr. Ford, a director of the Company, is one of the managing members of GAP Coinvestment. The same managing members of GAP LLC are the general partners of GAP Coinvestment. In connection with the Offering, GAP II is selling 1,223,195 shares of Common Stock and GAP LLC is selling 172,205 shares of Common Stock. Mr. Ford disclaims beneficial ownership of shares owned by GAP II and GAP Coinvestment except to the extent of his pecuniary interest therein. The address for GAP II, GAP Coinvestment, GAP LLC and Mr. Ford is: c/o General Atlantic Service Corporation, Three Pickwick Plaza, Greenwich, CT 06830.
(12) Includes 50,000 shares of Common Stock issuable upon exercise of stock options that are exercisable within 60 days of July 31, 1997.
(13) Includes 144,000 shares of Common Stock issuable upon exercise of stock options that are exercisable within 60 days of July 31, 1997.
(14) Includes 48,000 shares of Common Stock issuable upon exercise of stock options that are exercisable within 60 days of July 31, 1997.
(15) Includes the information in the notes above, as applicable.
(16) Includes 24,000 shares of Common Stock issuable upon exercise of stock options that are exercisable within 60 days of July 31, 1997.
(17) Includes 56,000 shares of Common Stock issuable upon exercise of stock options that are exercisable within 60 days of July 31, 1997.
(18) Includes 3,600 shares of Common Stock issuable upon exercise of stock options that are exercisable within 60 days of July 31, 1997.
(19) Includes 16,700 shares of Common Stock issuable upon exercise of stock options that are exercisable within 60 days of July 31, 1997.
(20) Includes 24,000 shares of Common Stock issuable upon exercise of stock options that are exercisable within 60 days.

                         DESCRIPTION OF CAPITAL STOCK

  Upon the completion of this offering, the authorized capital stock of the Company will consist of 50,000,000 shares of Common Stock, $.01 par value per share ("Common Stock"), and 1,000,000 shares of Preferred Stock, $.01 par value per share ("Preferred Stock").

COMMON STOCK

  The holders of outstanding shares of Common Stock are entitled to share ratably in dividends declared out of assets legally available therefor at such time and in such amounts as the Board of Directors may from time to time lawfully determine. Each holder of Common Stock is entitled to one vote for each share held. The Common Stock is not entitled to conversion or preemptive rights and is not subject to redemption or assessment. Upon liquidation, dissolution or winding up of the Company, any assets legally available for distribution to stockholders as such are to be distributed ratably among the holders of the Common Stock at that time outstanding. As of June 30, 1997, there were 30,958,147 shares of Common Stock outstanding and as of July 18, 1997 there were approximately 236 stockholders of record. The Common Stock presently outstanding is, and the Common Stock issued in this offering will be, fully paid and nonassessable. The Common Stock is currently traded on the Nasdaq National Market under the trading symbol "EGRP"

PREFERRED STOCK

  Preferred Stock may be issued in series from time to time with such designations, relative rights, priorities, preferences, qualifications, limitations and restrictions thereof, to the extent that such are not fixed in the Company's Restated Certificate of Incorporation, as the Board of Directors determines. The rights, preferences, limitations and restrictions of different series of Preferred Stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. The Board of Directors may authorize the issuance of Preferred Stock which ranks senior to the Common Stock with respect to the payment of dividends and the distribution of assets on liquidation. In addition, the Board of Directors is authorized to fix the limitations and restrictions, if any, upon the payment of dividends on Common Stock to be effective while any shares of Preferred Stock are outstanding. The Board of Directors, without stockholder approval, can issue Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company. There are currently no shares of Preferred Stock outstanding and the Company has no present intention to issue any shares of Preferred Stock. See "Risk Factors--Effects of Certain Charter and Bylaw Provisions."

CERTAIN PROVISIONS AFFECTING STOCKHOLDERS

  Delaware, like many other states, permits a corporation to adopt a number of measures through amendment of the corporate charter or bylaws or otherwise, which may have the effect of delaying or deterring any unsolicited takeover attempts. The right of stockholders to cumulate votes in the election of directors is eliminated. In addition, Section 203 of the Delaware General Corporation Law restricts certain "business combinations" with "interested stockholders" for three years following the date that person becomes an interested stockholder, unless the Board of Directors approves the business combination. By delaying or deterring unsolicited takeover attempts, these provisions could adversely affect prevailing market prices for the Company's Common Stock. See "Risk Factors--Effects of Certain Charter and Bylaw Provisions."

  The Company's Restated Certificate of Incorporation and Restated Bylaws contain certain provisions that could discourage potential takeover attempts and make more difficult attempts by stockholders to change management. The Restated Certificate of Incorporation and the Restated Bylaws provide for a classified Board of Directors and permit the Board to create new directorships and to elect new directors to serve for the full term of the class of directors in which the new directorship was created. The terms of the directors are staggered to provide for the election of approximately one-third of the Board members each year, with each director serving a three-year term. The Board (or its remaining members, even though less than a quorum) is also empowered to fill vacancies on the Board occurring for any reason for the remainder of the term of the class of directors in which the vacancy occurred. Stockholders may remove a director or the entire Board only for cause, and such removal requires the affirmative vote of two-thirds of the outstanding voting stock. The Company's Restated Certificate of Incorporation provides that stockholders may not take action by written consent but only at a stockholders' meeting and that special meetings of the stockholders of the Company may only be called by the Chairman of the Board, the President, a majority of the directors or the holders of not less than 10% of the outstanding voting stock. The Restated Bylaws also establish procedures, including advance notice procedures with regard to the nomination of candidates for election as directors, and stockholder proposals.

  The Company's Restated Certificate of Incorporation provides that, in addition to the requirements of the Delaware General Corporation Law, any "Business Combination" (as defined in the Certificate of Incorporation) requires the affirmative vote of two-thirds of the votes entitled to be cast by the holders of the Company's then outstanding capital stock, voting together as a class, unless two-thirds of the directors approve the proposed transaction.

  A "Business Combination" includes (i) a merger or consolidation of the Company or any of its subsidiaries with an "Interested Stockholder" (as defined in the Restated Certificate of Incorporation) or any other corporation which is, or after such transaction would be, an "Affiliate" or "Associate" (as such terms are defined in the Securities Exchange Act of 1934, as amended) of an Interested Stockholder, (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with, or proposed by or on behalf of, any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder involving any assets of the Company or any subsidiary that constitute 5% or more of the total assets of the Company, (iii) the issuance or transfer by the Company or any subsidiary of any securities of the Company or any subsidiary to, or proposed by or on behalf of, an Interested Stockholder or any Affiliate or Associate of an Interested Stockholder in exchange for cash, securities or other property that constitute 5% or more of the total assets of the Company, (iv) the adoption of any plan or proposal for the liquidation or dissolution of the Company or any spin-off or split-up of any kind of the Company or any subsidiary, proposed by or on behalf of an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder, or (v) any reclassification, recapitalization, or merger or consolidation of the Company with any of its subsidiaries or any other transaction that has the effect, directly or indirectly, of increasing the proportionate share of any class or series of capital stock of the Company or any of its subsidiaries that is beneficially owned by any Interested Stockholder or an Affiliate or Associate of any Interested Stockholder.

  An "Interested Stockholder" generally is defined as (i) an individual, corporation or other entity which is or was at any time within the two-year period preceding the date of the transaction in question, the beneficial owner of 10% or more of the outstanding voting securities of the Company, (ii) an Associate or Affiliate of the Company who within the two-year period preceding the date of the transaction in question was the beneficial owner of 10% or more of the outstanding voting securities of the Company, or (iii) under certain circumstances, an assignee of any of the foregoing persons. A person is a "beneficial owner" of any capital stock of the Company (a) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly, (b) which such person or any of its Affiliates or Associates has, directly or indirectly, (i) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement or understanding, or (c) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock.

  The foregoing provisions of the Restated Certificate of Incorporation and Restated Bylaws of the Company may deter any potential unfriendly offers or other efforts to obtain control of the Company that are not approved by the Board of Directors and could thereby deprive the stockholders of opportunities to realize a premium on their Common Stock and could make removal of incumbent directors more difficult. At the same time, these provisions may have the effect of inducing any persons seeking control of the Company or a business combination with the Company to negotiate terms acceptable to the Board of Directors. Such provisions of the Company's Restated Certificate of Incorporation and Restated Bylaws can be changed or amended only by the affirmative vote of the holders of at least 66 2/3% of the Company's then outstanding voting stock.

  Following the completion of the offering, the Company's present directors (including the director emeritus) and executive officers and their respective affiliates will beneficially own approximately 23.9% of the outstanding Common Stock, giving them veto power with respect to any stockholder action or approval requiring a majority vote.

TRANSFER AGENT AND REGISTRAR

  The Company has appointed American Stock Transfer & Trust Company as its transfer agent and registrar of the Common Stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

GENERAL

  The Common Stock has only been publicly traded since the Company's initial public offering on August 16, 1996, and there is no assurance that a significant public market for the Common will be sustained after this Offering. Future sales of substantial amounts of shares of Common Stock in the public market could adversely affect prevailing market prices and could impair the Company's future ability to raise capital through the sale of its equity securities.

  Upon completion of this Offering, the Company will have 35,958,147 shares of Common Stock outstanding, approximately 26,762,184 of which will be transferable without restriction or registration under the Securities Act, including shares which will be eligible for immediate sale in the public market without restriction pursuant to Rule 144(k) under the Securities Act, except for any shares purchased by an existing "affiliate" of the Company, as that term is defined in Rule 144 under the Securities Act (an "Affiliate"). The remaining approximately 9,277,578 shares of Common Stock outstanding will be "restricted securities" as defined in Rule 144 (the "Restricted Shares"), and may be sold subject to the holding period, volume limitations and other restrictions of Rule 144.

  Approximately 8,651,718 Restricted Shares (the "Lock-up Restricted Shares") are subject to lock-up agreements between the holders thereof and the representatives of the Underwriters, pursuant to which the holders of Lock-up Restricted Shares have agreed not to offer, sell, contract to sell or grant any option to purchase or otherwise dispose of Common Stock of the Company until 60 days after the date of this Prospectus (the "Lock-up Period"), subject to certain limited exceptions. Following the expiration of the Lock-up Period, approximately 7,266,777 Lock-Up Restricted Shares will become available for immediate resale in the public market, of which approximately 6,760,642 Lock-Up Restricted Shares are subject to the volume limitations and other restrictions of Rule 144 under the Securities Act.

  In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated under that Rule) who owns shares that were purchased from the Company (or any Affiliate) at least one year previously, including persons who may be deemed Affiliates of the Company, is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of the Company's Common Stock (approximately 359,581 shares immediately after this offering) or the average weekly trading volume of the Company's Common Stock in the over-the-counter market during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission. Sales under Rule 144 also are subject to certain manner-of-sale provisions, notice requirements and the availability of current public information about the Company. Any person (or persons whose shares are aggregated) who is not deemed to have been an Affiliate of the Company at any time during the 90 days preceding a sale, and who owns shares within the definition of "restricted securities" under Rule 144 that were purchased from the Company (or any Affiliate) at least two years previously, would be entitled to sell those shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public requirements or notice requirements.

REGISTRATION RIGHTS

  Pursuant to an agreement between the Company and the holders (or their permitted transferees) of approximately 4,367,976 shares of Common Stock ("Holders"), the Holders are entitled to certain rights with respect to the registration of such shares under the Securities Act. If the Company proposes to register its Common Stock in any public offering subsequent to this offering, subject to certain exceptions, under the Securities Act, the Holders are entitled to notice of the registration and are entitled at the Company's expense, subject to certain limitations, to include such shares therein, provided that the managing underwriters have the right to limit the number of such shares included in the registration. In addition, certain of the Holders may require the Company, at its expense, subject to certain limitations, on no more than on five occasions in the aggregate, to file a registration statement under the Securities Act with respect to their shares of Common Stock. Such rights may not be exercised until 90 days after the completion of a subsequent offering.

                                 UNDERWRITING

  The Underwriters named below, acting through their representatives, Robertson, Stephens & Company LLC, Hambrecht & Quist LLC, Deutsche Morgan Grenfell, Montgomery Securities and E*TRADE Securities, Inc. (the "Representatives"), have severally agreed with the Company and the Selling Stockholders, subject to the terms and conditions in the Underwriting Agreement, to purchase the number of shares of Common Stock set forth opposite their respective names below. The Underwriters are committed to purchase and pay for all such shares if any are purchased.

                                                                       NUMBER
             UNDERWRITER                                              OF SHARES
             -----------                                              ---------
   Robertson, Stephens & Company LLC.................................
   Hambrecht & Quist LLC.............................................
   Deutsche Morgan Grenfell..........................................
   Montgomery Securities.............................................
   E*TRADE Securities, Inc...........................................
                                                                      ---------
     Total........................................................... 7,000,000
                                                                      =========

  The Representatives have advised the Company and the Selling Stockholders that the Underwriters initially propose to offer shares of the Common Stock to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession of not more
than $   per share, of which $   may be reallowed to other dealers. After the
public offering, the public offering price, concession and reallowance to dealers may be reduced by the Representatives. No such reduction shall change the amount of proceeds to be received by the Company as set forth on the cover page of this Prospectus.

  The Company and certain Selling Stockholders have granted to the Underwriters an option, exercisable during the 30-day period after the date of this Prospectus, to purchase up to 1,050,000 additional shares of Common Stock, respectively, at the same price per share as will be paid for the 7,000,000 shares that the Underwriters have agreed to purchase. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage of such additional shares that the number of shares of Common Stock to be purchased by it shown in the above table represents as a percentage of the 7,000,000 shares offered hereby. If purchased, such additional shares will be sold by the Underwriters on the same terms as those on which the 7,000,000 shares are being sold.

  The Underwriting Agreement contains covenants of indemnity among the Underwriters, the Company and the Selling Stockholders against certain civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the Underwriting Agreement. The Company has been advised by the SEC that, in the SEC's view, indemnification for liabilities arising under the Securities Act is contrary to the federal securities laws and, therefore, unenforceable.

  Each officer and director who holds shares of the Company and the Selling Stockholders have agreed with the Representatives, for the Lock-Up Period, subject to certain exceptions, not to offer to sell, contract to sell, or otherwise sell, dispose of, or grant any rights with respect to any shares of Common Stock, any options or warrants to purchase any shares of Common Stock, or any securities convertible into or exchangeable for shares of Common Stock owned as of the date of this Prospectus or thereafter acquired directly by such holders or with respect to which they have or hereafter acquire the power of disposition, without the prior written consent of Robertson, Stephens & Company LLC. However, Robertson, Stephens & Company LLC may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. There are no agreements between the Representatives and any of the Company's stockholders providing consent by the Representatives to the sale of shares prior to the expiration of the Lock-Up Period. In addition, the Company has agreed that, during the Lock-Up Period, the

Company will not, subject to certain exceptions, without the prior written consent of Robertson, Stephens & Company LLC, issue, sell, contract to sell, or otherwise dispose of, any shares of Common Stock, any options or warrants to purchase any shares of Common Stock or any securities convertible into, exercisable for or exchangeable for shares of Common Stock, other than the Company's sale of shares in this offering, the issuance of Common Stock upon the exercise of outstanding options, and the Company's issuance of options and shares under existing stock option and stock purchase plans. See "Shares Eligible for Future Sale."

  Under the Rules of the NASD, when an NASD member such as E*TRADE Securities participates in the distribution of its securities, the public offering price can be no higher than that recommended by a "qualified independent underwriter" meeting certain standards. In accordance with this requirement, Robertson Stephens & Company LLC has agreed to serve in such role and recommend a price in compliance with the Rules.

  The Representatives of the Underwriters have advised the Company that, pursuant to Regulation M under the Securities Act, certain persons participating in the Offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, which may have the effect of stabilizing or maintaining the market price of the Common Stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of the Common Stock on behalf of the Underwriters for the purpose of fixing or maintaining the price of the Common Stock. A "syndicate covering transaction" is the bid for or the purchase of the Common Stock on behalf of the Underwriters to reduce a short position incurred by the Underwriters in connection with the Offering. A "penalty bid" is an arrangement permitting the Representatives to reclaim the selling concession otherwise accruing to an Underwriter or syndicate member in connection with the Offering if the Common Stock originally sold by such Underwriter or syndicate member is purchased by the Representatives in a syndicate covering transaction and has therefore not been effectively placed by such Underwriter or syndicate member. The Representatives have advised the Company that such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

  As permitted by Rule 103 under the Exchange Act, Underwriters or prospective Underwriters that are market makers ("passive market makers") in the Common Stock may make bids for or purchases of Common Stock on the Nasdaq National Market until such time, if any, when a stabilizing bid for such securities has been made. Rule 103 generally provides that: (i) a passive market maker's net daily purchases of the Common Stock may not exceed 30% of its average daily trading volume in such securities for the two full consecutive calendar months (or any 60 consecutive days ending within the 10 days) immediately preceding the filing date of the registration statement of which this Prospectus forms a part; (ii) a passive market maker may not effect transactions or display bids for the Common Stock at a price that exceeds the highest independent bid for the Common Stock by persons who are not passive market makers; and (iii) bids made by passive market makers must be identified as such.

SUBSEQUENT RESTRICTIONS

  Securities industry regulations prohibit an NASD member firm, after the completion of a distribution of securities of its parent to the public, from effecting any transaction (except on an unsolicited basis) for the account of any customer in, or making any recommendation with respect to, any such security. Thus, following this offering, E*TRADE Securities and the Company's other subsidiaries will not be permitted to make recommendations regarding the purchase or sale of the Company's Common Stock.

                                 LEGAL MATTERS

  The validity of the Common Stock offered hereby will be passed upon for the Company by Brobeck, Phleger & Harrison LLP, Palo Alto, California. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Cooley Godward LLP, San Francisco, California. Thomas A. Bevilacqua, a partner at Brobeck, Phleger & Harrison LLP, holds options to purchase certain shares of Common Stock. See "Interests of Counsel."

                                    EXPERTS

  The consolidated financial statements as of September 30, 1996 and 1995 and for each of the three years in the period ended September 30, 1996, included in this Prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein. Such consolidated financial statements have been included herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             INTERESTS OF COUNSEL

  Thomas A. Bevilacqua, in his capacity as a director of E*TRADE Online Ventures, received in May 1996 an option to purchase 30,000 shares of Common Stock of the Company with an exercise price of $9.50 per share. In February 1997, Mr. Bevilacqua received an additional option to purchase 2,500 shares of Common Stock. The number of option shares so granted represents one-half the number of option shares granted to each non-employee director of the Company pursuant to the 1996 Plan. See "Management--Director Compensation" and "Legal Matters."

                            ADDITIONAL INFORMATION

  The Company has filed with the SEC a registration statement (together with all amendments and exhibits thereto, the "Registration Statement") under the Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the Rules and Regulations of the SEC. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Copies of the Registration Statement and the exhibits and schedules thereto may be inspected, without charge, at the offices of the SEC, or obtained at prescribed rates from the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at Seven World Trade Center (13th Floor), New York, New York 10019. The SEC also makes electronic filings publicly available on the Internet within 24 hours of acceptance. The SEC's Internet address is www.sec.gov. The SEC Web site also contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC.

                             AVAILABLE INFORMATION

  The Company is subject to the information requirements of the Exchange Act, and in accordance therewith files reports and other information with the Commission. Reports, proxy statements and other information filed by the Company can be inspected and copied (at prescribed rates) at the offices of the Commission set forth under "Additional Information" above. In addition, the Commission maintains a World Wide Web site on the Internet at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Quotations relating to the Company's Common Stock appear on the Nasdaq National Market and such reports, proxy statements and other information concerning the Company can also be inspected at the offices of The Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                              E*TRADE GROUP, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
Independent Auditors' Report.............................................  F-2
Consolidated Balance Sheets as of September 30, 1995 and 1996 and June
 30, 1997 (Unaudited)....................................................  F-3
Consolidated Statements of Operations for the Years Ended September 30,
 1994, 1995 and 1996 and for the Nine Months Ended June 30, 1996 and 1997
 (Unaudited).............................................................  F-4
Consolidated Statements of Stockholders' Equity for the Years Ended
 September 30, 1994, 1995 and 1996 and for the Nine Months Ended June 30,
 1997 (Unaudited)........................................................  F-5
Consolidated Statements of Cash Flows for the Years Ended September 30,
 1994, 1995 and 1996 and for the Nine Months Ended June 30, 1996 and 1997
 (Unaudited).............................................................  F-6
Notes to Consolidated Financial Statements...............................  F-7

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of E*TRADE Group, Inc.:

  We have audited the accompanying consolidated balance sheets of E*TRADE Group, Inc. and subsidiaries (the "Company") as of September 30, 1995 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of E*TRADE Group, Inc. and subsidiaries at September 30, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1996 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

San Jose, California
November 22, 1996

                      E*TRADE GROUP, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                SEPTEMBER 30,
                                           ------------------------   JUNE 30,
                                              1995         1996         1997
                                           ----------- ------------ ------------
                                                                    (Unaudited)
                 ASSETS
Current assets:
 Cash and equivalents....................  $ 9,624,000 $ 14,641,000 $ 18,116,000
 Cash and investments required to be
  segregated under Federal or other
  regulations............................           --   35,500,000  183,500,000
 Investment securities...................           --   35,003,000   25,214,000
 Brokerage receivables--net..............    1,936,000  193,228,000  459,653,000
 Other assets............................      470,000    2,203,000    4,593,000
                                           ----------- ------------ ------------
  Total current assets...................   12,030,000  280,575,000  691,076,000
Property and equipment--net..............    1,458,000    9,228,000   16,270,000
Equity investment........................      676,000    2,860,000    3,105,000
Relocation loan receivable...............           --           --    3,147,000
Other assets.............................           --    2,218,000    6,247,000
                                           ----------- ------------ ------------
TOTAL ASSETS.............................  $14,164,000 $294,881,000 $719,845,000
                                           =========== ============ ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Brokerage payables......................  $        -- $219,483,000 $572,490,000
 Bank loan payable.......................           --           --   51,900,000
 Accounts payable, accrued liabilities
  and other..............................    2,971,000    6,072,000   12,392,000
                                           ----------- ------------ ------------
  Total current liabilities..............    2,971,000  225,555,000  636,782,000
Long-term portion of capital leases......       45,000       22,000        6,000
                                           ----------- ------------ ------------
  Total liabilities......................    3,016,000  225,577,000  636,788,000
                                           ----------- ------------ ------------
COMMITMENTS AND CONTINGENCIES (Notes 9
 and 10)
STOCKHOLDERS' EQUITY:
Preferred stock, $.01 par: shares
 authorized, 1,000,000; Series A: 800,000
 shares designated; shares issued and
 outstanding: 1995, 100,000; 1996, none;
 1997, none..............................        1,000           --           --
Common stock, $.01 par: shares
 authorized, 50,000,000; shares issued
 and outstanding: September 1995,
 14,890,980; September 1996, 29,539,147;
 June 1997, 30,958,147...................      149,000      295,000      309,000
Additional paid-in capital...............    9,899,000   68,738,000   74,095,000
Retained earnings........................    1,099,000      271,000    8,653,000
                                           ----------- ------------ ------------
  Total Stockholders' equity.............   11,148,000   69,304,000   83,057,000
                                           ----------- ------------ ------------
TOTAL LIABILITIES AND STOCKHOLDERS'
 EQUITY..................................  $14,164,000 $294,881,000 $719,845,000
                                           =========== ============ ============

                See notes to consolidated financial statements.

                     E*TRADE GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                     YEAR ENDED                   NINE MONTHS ENDED
                                    SEPTEMBER 30,                     JUNE 30,
                         ------------------------------------  ------------------------
                            1994         1995        1996         1996         1997
                         -----------  ----------- -----------  -----------  -----------
                                                                     (Unaudited)
REVENUES:
 Transaction revenues... $ 9,548,000  $20,835,000 $44,178,000  $30,208,000  $72,329,000
 Interest--net of
  interest expense (A)..     302,000    1,004,000   4,813,000    2,213,000   15,646,000
 International..........          --           --          --           --    4,000,000
 Computer services and
  other.................   1,055,000    1,501,000   2,604,000    2,002,000    2,285,000
                         -----------  ----------- -----------  -----------  -----------
    Net revenues........  10,905,000   23,340,000  51,595,000   34,423,000   94,260,000
                         -----------  ----------- -----------  -----------  -----------
COST OF SERVICES:
 Cost of services.......   7,646,000   13,340,000  34,268,000   24,030,000   45,364,000
 Registration charge....          --           --          --           --    4,334,000
 Self-clearing start-up
  costs.................          --      141,000   2,240,000    1,844,000           --
                         -----------  ----------- -----------  -----------  -----------
    Total cost of
     services...........   7,646,000   13,481,000  36,508,000   25,874,000   49,698,000
                         -----------  ----------- -----------  -----------  -----------
OPERATING EXPENSES:
 Selling and marketing..     998,000    2,466,000   7,600,000    5,749,000   16,232,000
 Technology development.     335,000      943,000   2,792,000    1,323,000    4,435,000
 General and
  administrative........   1,682,000    2,141,000   6,078,000    3,701,000    9,785,000
                         -----------  ----------- -----------  -----------  -----------
    Total operating
     expenses...........   3,015,000    5,550,000  16,470,000   10,773,000   30,452,000
                         -----------  ----------- -----------  -----------  -----------
    Total cost of
     services and
     operating expenses.  10,661,000   19,031,000  52,978,000   36,647,000   80,150,000
                         -----------  ----------- -----------  -----------  -----------
PRE-TAX INCOME (LOSS)...     244,000    4,309,000  (1,383,000)  (2,224,000)  14,110,000
INCOME TAX EXPENSE
(BENEFIT)...............    (541,000)   1,728,000    (555,000)    (890,000)   5,728,000
                         -----------  ----------- -----------  -----------  -----------
NET INCOME (LOSS)....... $   785,000  $ 2,581,000 $  (828,000) $(1,334,000) $ 8,382,000
                         ===========  =========== ===========  ===========  ===========
NET INCOME (LOSS) PER
SHARE................... $      0.03  $      0.10 $     (0.03) $     (0.05) $      0.24
                         ===========  =========== ===========  ===========  ===========
Weighted average number
 of common and common
 equivalent shares
 outstanding              26,186,000   26,481,000  28,564,000   28,477,000   34,719,000

-------
(A) Interest is presented net of interest expense. Interest expense for the years ended 1994, 1995, and 1996 was $106,000, $83,000, and $2,224,000,
    respectively. Interest expense for the nine months ended June 30, 1996 and 1997 was $60,000 and $8,103,000, respectively (unaudited).

                See notes to consolidated financial statements.

                      E*TRADE GROUP, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                                TOTAL
                         PREFERRED STOCK       COMMON STOCK       ADDITIONAL    RETAINED    STOCKHOLDERS'
                         -----------------  --------------------    PAID-IN     EARNINGS       EQUITY
                          SHARES   AMOUNT     SHARES     AMOUNT     CAPITAL     (DEFICIT)   (DEFICIENCY)
                         --------  -------  ----------  --------  -----------  -----------  -------------
BALANCE, OCTOBER 1,
 1993...................                    15,498,180  $155,000  $ 1,325,000  $(2,267,000)  $  (787,000)
 Net income.............                                                           785,000       785,000
 Issuance of common
  stock.................                       380,520     4,000      159,000                    163,000
 Exercise of stock
  warrants..............                     1,235,940    12,000      (12,000)                        --
 Repurchase of common
  stock.................                    (2,160,240)  (22,000)    (231,000)                  (253,000)
                                            ----------  --------  -----------  -----------   -----------
BALANCE, SEPTEMBER 30,
 1994...................                    14,954,400   149,000    1,241,000   (1,482,000)      (92,000)
 Net income.............                                                         2,581,000     2,581,000
 Issuance of Series A
  preferred stock.......  100,000  $ 1,000                         12,299,000                 12,300,000
 Exercise of stock
  warrants..............                     1,293,120    13,000                                  13,000
 Exercise of stock
  options...............                       497,100     5,000      141,000                    146,000
 Repurchase of common
  stock.................                    (1,853,640)  (18,000)  (3,782,000)                (3,800,000)
                         --------  -------  ----------  --------  -----------  -----------   -----------
BALANCE, SEPTEMBER 30,
 1995...................  100,000    1,000  14,890,980   149,000    9,899,000    1,099,000    11,148,000
 Net loss...............                                                          (828,000)     (828,000)
 Issuance of Series B
  preferred stock, net
  of issuance costs.....   20,336                                   2,837,000                  2,837,000
 Issuance of Series C
  preferred stock, net
  of issuance costs.....   11,180                                   8,950,000                  8,950,000
 Initial public
  offering..............                     5,026,550    50,000   46,352,000                 46,402,000
 Conversion of preferred
  stock................. (131,516)  (1,000)  7,890,960    79,000      (78,000)                        --
 Exercise of stock
  warrants, including
  tax benefit...........                       403,080     4,000      286,000                    290,000
 Exercise of stock
  options, including tax
  benefit...............                     1,320,060    13,000      472,000                    485,000
 Issuance of common
  stock for services....                         7,517                 20,000                     20,000
                         --------  -------  ----------  --------  -----------  -----------   -----------
BALANCE, SEPTEMBER 30,
 1996...................       --       --  29,539,147   295,000   68,738,000      271,000    69,304,000
 Net income*............                                                         8,382,000     8,382,000
 Exercise of stock
  options, including tax
  benefit*..............                     1,384,380    14,000    5,150,000                  5,164.000
 Initial public offering
  costs*................                                             (102,000)                  (102,000)
 Employee Stock Purchase
  Plan*.................                        34,620                309,000                    309,000
                         --------  -------  ----------  --------  -----------  -----------   -----------
BALANCE JUNE 30, 1997*..       --  $    --  30,958,147  $309,000  $74,095,000  $ 8,653,000   $83,057,000
                         ========  =======  ==========  ========  ===========  ===========   ===========

--------
* Unaudited


                See notes to consolidated financial statements.

                      E*TRADE GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                    YEARS ENDED                    NINE MONTHS ENDED
                                   SEPTEMBER 30,                       JUNE 30,
                         ------------------------------------  --------------------------
                           1994        1995          1996         1996          1997
                         ---------  -----------  ------------  -----------  -------------
                                                                      (Unaudited)
CASH FLOWS FROM
 OPERATING ACTIVITIES:
 Net income (loss).....  $ 785,000  $ 2,581,000  $   (828,000) $(1,334,000) $   8,382,000
 Noncash items included
  in net income (loss):
 Deferred income taxes.   (589,000)     303,000      (487,000)    (848,000)       790,000
 Depreciation and
  amortization.........     65,000      230,000       876,000      478,000      2,179,000
 Equity income from
  investment...........                (353,000)     (228,000)    (542,000)      (654,000)
 Other.................     87,000       67,000       107,000       20,000
 Net effect of changes
  in brokerage related
  assets and
  liabilities:
  Brokerage
   receivables.........   (203,000)  (1,437,000) (191,292,000)  (1,156,000)  (266,098,000)
  Cash and investments
   required to be
   segregated under
   Federal or other
   regulations.........                           (35,500,000)               (148,000,000)
  Brokerage payables...                           219,483,000                 353,007,000
 Other changes, net:
  Other assets.........     97,000     (113,000)   (2,998,000)  (2,722,000)      (683,000)
  Accounts payable,
   accrued liabilities
   and other...........    649,000    2,095,000     3,101,000    1,973,000      6,320,000
                         ---------  -----------  ------------  -----------  -------------
   Net cash provided by
    (used in) operating
    activities.........    891,000    3,373,000    (7,766,000)  (4,131,000)   (44,757,000)
                         ---------  -----------  ------------  -----------  -------------
CASH FLOWS FROM
INVESTING ACTIVITIES:
 Purchase of property
  and equipment........   (124,000)  (1,375,000)   (8,733,000)  (2,502,000)    (9,221,000)
 Internally developed
  software.............                              (114,000)                 (2,302,000)
 Purchase of equity
  investment...........                            (2,000,000)
 Purchase of investment
  securities...........                (504,000) (337,073,000)               (445,765,000)
 Sale/maturity of
  investment
  securities...........                           302,070,000                 455,544,000
 Relocation loan.......                                                        (3,147,000)
 Reinvestment of equity
  investment earnings..                                                          (566,000)
 Distributions received
  from equity
  investment...........                 181,000        44,000      408,000        658,000
                         ---------  -----------  ------------  -----------  -------------
   Net cash used in
    investing
    activities.........   (124,000)  (1,698,000)  (45,806,000)  (2,094,000)    (4,799,000)
                         ---------  -----------  ------------  -----------  -------------
CASH FLOWS FROM
FINANCING ACTIVITIES:
 Proceeds from issuance
  of common stock, net
  of issue costs.......    163,000                 46,402,000                    (102,000)
 Proceeds from issuance
  of preferred stock...              12,300,000    11,787,000   11,787,000
 Proceeds from exercise
  of stock options.....                 146,000       310,000      294,000        940,000
 Proceeds from exercise
  of stock warrants....                  13,000       113,000      113,000
 Proceeds from Employee
  Stock Purchase Plan..                                                           309,000
 Repurchase of common
  stock................   (253,000)  (3,800,000)
 Increase in bank loan
  payable..............                                                        51,900,000
 Proceeds from long-
  term note payable....                             2,500,000
 Repayment of long-term
  note payable.........              (1,381,000)   (2,500,000)    (167,000)
 Repayment of capital
  leases...............    (21,000)     (21,000)      (23,000)     (17,000)       (16,000)
                         ---------  -----------  ------------  -----------  -------------
   Net cash provided by
    (used in) financing
    activities.........   (111,000)   7,257,000    58,589,000   12,010,000     53,031,000
                         ---------  -----------  ------------  -----------  -------------
INCREASE IN CASH AND
EQUIVALENTS............    656,000    8,932,000     5,017,000    5,785,000      3,475,000
CASH AND EQUIVALENTS--
Beginning of period....     36,000      692,000     9,624,000    9,624,000     14,641,000
                         ---------  -----------  ------------  -----------  -------------
CASH AND EQUIVALENTS--
End of period..........  $ 692,000  $ 9,624,000  $ 14,641,000  $15,409,000  $  18,116,000
                         =========  ===========  ============  ===========  =============
SUPPLEMENTAL
DISCLOSURES:
 Cash paid for
  interest.............  $  18,000  $   399,000  $  2,013,000  $    60,000  $   7,153,000
                         =========  ===========  ============  ===========  =============
 Cash paid for income
  taxes................  $  41,000  $   830,000  $  1,025,000  $ 1,025,000  $   1,205,000
                         =========  ===========  ============  ===========  =============
 Non-cash investing and
  financing activities:
 Capital expenditures
  financed with note
  payable/capital
  leases...............  $  26,000                             $ 2,500,000  $
 Tax benefit on
  exercise of stock
  options and warrants.                          $    352,000  $   352,000  $   4,224,000


                See notes to consolidated financial statements.

                     E*TRADE GROUP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          (INFORMATION AT JUNE 30, 1997 AND FOR THE NINE MONTHS ENDED
                     JUNE 30, 1996 AND 1997 IS UNAUDITED)

1. SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation--The consolidated financial statements include E*TRADE Group, Inc. and its subsidiaries (collectively, the "Company"), E*TRADE Securities, Inc. ("E*TRADE Securities") and E*TRADE Capital, Inc. (formerly, ET Execution Services, Inc.), securities broker-dealers. The Company has four offices in California, and as of September 30, 1996 and June 30, 1997, approximately 25% and 24%, respectively of E*TRADE Securities' customer accounts were located in California. All intercompany balances and transactions have been eliminated.

  Transaction Revenues--The Company derives revenues from commissions and to a lesser extent payments from other broker-dealers for order flow related to customer transactions in equity and debt securities and options. Securities transactions are recorded on a trade date basis and are executed by independent broker-dealers. Through June 1996 the Company did not receive or hold customers' securities or funds. The Company implemented self-clearing operations and took custody of securities and funds in customer accounts in July 1996.

  Interest, Net of Interest Expense--Prior to July 1996, these amounts represent the Company's participation in the interest differential on its customer debit and credit balances through a contractual agreement with its former clearing broker, and fees on its customer assets invested in money market accounts. Subsequent to the implementation of self-clearing in July 1996, these amounts primarily represent interest earned by the Company on credit extended to its customers to finance their purchases of securities on margin, fees on its customer assets invested in money market accounts and interest earned on investment securities, offset by interest paid to customers on certain credit balances and interest paid to other broker/dealers through the Company's stock loan program.

  International Revenue--International revenue represents fees from the licensing of rights which allow the licensees to offer on-line investing services under the E*TRADE name in their foreign countries. Under the agreements the Company will receive ongoing royalties.

  Computer Services Revenue--Computer services revenue represents connect time charges for direct modem access and touch-tone telephone customers. Such revenues are recorded as earned.

  Depreciation and Amortization--Furniture, fixtures and equipment are stated at cost and are depreciated on a straight-line basis over their estimated useful lives, generally three to seven years. Leasehold improvements are amortized over the lesser of their useful lives or the life of the lease.

  Technology Development Costs--Technology development costs are charged to operations as incurred. Technology development costs include costs incurred in the development and enhancement of software used in connection with services provided by the Company that do not otherwise qualify as internally developed software costs. The cost of internally developed software is capitalized and included in other assets. The costs to develop such software are capitalized when management authorizes and commits to funding a project it believes will be completed and used to perform the functions intended and the conceptual formulation, design and testing of possible software project alternatives have been completed. Pilot projects and projects where expected future economic benefits are less than probable are not eligible for capitalization. Internally developed software costs include payroll and consulting costs, and are amortized on a straight line basis over

                     E*TRADE GROUP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)
          (INFORMATION AT JUNE 30, 1997 AND FOR THE NINE MONTHS ENDED
                     JUNE 30, 1996 AND 1997 IS UNAUDITED)

their estimated useful lives, generally two to three years. No such costs were capitalized in fiscal 1994 or 1995, $114,000 was capitalized in fiscal 1996 and $2,302,000 was capitalized in the nine months ended June 30, 1997.

  Cash Equivalents--For purposes of reporting cash flows, the Company considers all highly liquid investments with original maturities of three months or less (except for amounts required to be segregated under Federal or other regulations or amounts designated as trading securities) to be cash equivalents.

  Cash and Investments Required to be Segregated under Federal or Other Regulations--Cash and investments required to be segregated under Federal or other regulations consist primarily of securities purchased under agreements to resell ("Resale Agreements"). Resale Agreements are accounted for as collateralized financing transactions and are recorded at their contractual amounts.

  Investments--Investment securities represent a portfolio of commercial paper, cash and money market funds. The cost of these investments approximates fair market value, and management has designated them as trading securities. Equity investment represents the Company's investment in a limited liability company, Roundtable Partners LLC ("Roundtable"), which is accounted for using the equity method. The Company's return on its investment in Roundtable is included in other revenues. Roundtable is a consortium of broker-dealers.

  Estimated Fair-Value of Financial Instruments--The Company believes the amounts presented for financial instruments on the consolidated balance sheet consisting of cash equivalents, money market funds, commercial paper, and brokerage receivables and payables to be reasonable estimates of fair-value. The Company uses available market information as of the balance sheet date and appropriate valuation methodologies in deriving amounts reported for financial instruments.

  Use of Estimates--The preparation of the Company's consolidated financial statements in conformity with generally accepted accounting principles necessarily requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the consolidated balance sheet dates and the reported amounts of revenues and expenses for the periods presented.

  Stock-Based Compensation--As permitted by Statement of Financial Accounting Standards ("SFAS") No. 123, the Company accounts for its stock-based compensation on the intrinsic-value method in accordance with Accounting Principles Board Opinion No. 25.

  Advertising Costs--Advertising costs are expensed when the initial advertisement is run.

  Income Taxes--The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes which requires the recognition of deferred tax liabilities and assets at tax rates expected to be in effect when these balances reverse. Future tax benefits attributable to temporary differences are recognized to the extent that realization of such benefits is more likely than not.

  Long-lived Assets--The Company adopted SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of effective October 1, 1996. The adoption did not have a material impact on the financial statements.

                     E*TRADE GROUP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)
          (INFORMATION AT JUNE 30, 1997 AND FOR THE NINE MONTHS ENDED
                     JUNE 30, 1996 AND 1997 IS UNAUDITED)

  Earnings per Share--Earnings per share is based on the fully diluted weighted average number of common and common equivalent shares outstanding during the period. Pursuant to rules of the Securities and Exchange Commission, all common and common equivalent shares issued and options, warrants and other rights to acquire shares of common stock at a price less than the initial public offering price granted by the Company during the 12 months preceding the offering date (using the treasury stock method until shares are issued) have been included in the computation of common and common equivalent shares outstanding for all periods prior to the initial public offering (see Note 7).

  Unaudited Interim Information--The consolidated financial information as of June 30, 1997 and for the nine months ended June 30, 1997 and 1996 is unaudited. In the opinion of management, such information contains all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the results of such period.

  Recently Issued Accounting Standards--On June 28, 1996, the Financial Accounting Standards Board ("FASB") issued SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, effective for transfers of financial assets made after December 31, 1996 except for certain financial assets for which the effective date has been delayed until 1998 by SFAS No. 127, Deferral of the Effective Date of Certain Provisions of SFAS No. 125. This new statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. The Company does not expect SFAS No. 125 to have a material effect on its consolidated financial statements.

  In February 1997, the FASB issued SFAS No. 128, Earnings per Share. The Company is required to adopt SFAS No. 128 in the first quarter of fiscal 1998 and will restate at that time earnings per share ("EPS") data for prior periods to conform with SFAS No. 128. Earlier application is not permitted. SFAS No. 128 replaces current EPS reporting requirements and requires a dual presentation of basic and diluted EPS. Basic EPS excludes dilution and is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. If SFAS No. 128 had been in effect during the periods presented, basic EPS would have been $.05, $.16 and ($.05) for the years ended September 30, 1994, 1995 and 1996, respectively, and ($.09) and $.28 for the nine months ended June 30, 1996 and 1997, respectively. The method used to calculate diluted EPS under SFAS No. 128 is the same as the method used to calculate the EPS reported herein.

  Reclassifications--Certain items in these financial statements have been reclassified to conform to the current period presentation.

                     E*TRADE GROUP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)
          (INFORMATION AT JUNE 30, 1997 AND FOR THE NINE MONTHS ENDED
                     JUNE 30, 1996 AND 1997 IS UNAUDITED)


2. BROKERAGE RECEIVABLES AND PAYABLES--NET

  Brokerage receivables and payables--net consists of the following:

                                                 SEPTEMBER 30,
                                            -----------------------   JUNE 30,
                                               1995        1996         1997
                                            ---------- ------------ ------------
Receivable from customers (less allowance
 for doubtful accounts of $0, $129,000 and
 $236,000 in 1995, 1996 and 1997
 respectively)............................  $       -- $168,777,000 $399,332,000
Receivable from brokers, dealers and
 clearing organizations:
 Net settlement and deposits with clearing
  organizations...........................          --   16,018,000   23,741,000
 Deposits paid for securities borrowed....          --    5,804,000   23,575,000
 Securities failed to deliver.............          --      214,000      365,000
 Other....................................   1,936,000    2,415,000   12,640,000
                                            ---------- ------------ ------------
  Total brokerage receivables--net........  $1,936,000 $193,228,000 $459,653,000
                                            ========== ============ ============
Payable to customers......................  $       -- $183,561,000 $278,558,000
Payable to brokers, dealers and clearing
 organizations:
 Deposits received for securities loaned..          --   33,576,000  288,630,000
 Securities failed to receive.............          --      494,000    1,760,000
 Other....................................          --    1,852,000    3,542,000
                                            ---------- ------------ ------------
  Total brokerage payables................  $       -- $219,483,000 $572,490,000
                                            ========== ============ ============

  Receivable from and payable to brokers, dealers and clearing organizations result from the Company's brokerage activities. Receivable from customers represents credit extended to customers to finance their purchases of securities on margin. At September 30, 1996 and June 30, 1997 credit extended to customers with respect to margin accounts was $171 million and $400 million respectively. Securities owned by customers are held as collateral for amounts due on margin balances (the value of which is not reflected on the accompanying balance sheets). Payable to customers represents free credit balances and other customer funds pending completion of security transactions. The Company pays interest on certain customer credit balances (see Note 5).

3. PROPERTY AND EQUIPMENT--NET

  Property and equipment--net consists of the following:

                                                  SEPTEMBER 30,
                                              ---------------------  JUNE 30,
                                                 1995       1996       1997
                                              ---------- ---------- -----------
   Furniture and fixtures.................... $  206,000 $  706,000 $   770,000
   Equipment.................................  2,199,000  6,221,000  13,940,000
   Leasehold improvements....................     52,000  4,164,000   5,635,000
                                              ---------- ---------- -----------
                                               2,457,000 11,091,000  20,345,000
   Less: Accumulated depreciation and
    amortization.............................    999,000  1,863,000   4,075,000
                                              ---------- ---------- -----------
   Total..................................... $1,458,000 $9,228,000 $16,270,000
                                              ========== ========== ===========

                     E*TRADE GROUP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)
          (INFORMATION AT JUNE 30, 1997 AND FOR THE NINE MONTHS ENDED
                     JUNE 30, 1996 AND 1997 IS UNAUDITED)


4. RELOCATION LOAN RECEIVABLE

  During the fourth calendar quarter of 1996, the Company made a relocation loan to Mr. Christos Cotsakos, its Chief Executive Officer and a Director, in the aggregate principal amount of $3,147,000. The proceeds of this loan were used to fund the purchase by Mr. Cotsakos of a personal residence in the Silicon Valley area. The relocation loan accrues interest at the rate of 7% per annum which, together with the principal amount, is due and payable in November 1999. The loan is required to be collateralized by a combination of assets, including the residence purchased. The due date of the relocation loan is subject to acceleration upon the occurrence of certain events including the voluntary cessation of employment with the Company by Mr. Cotsakos.

5. LONG-TERM NOTES PAYABLE AND SHORT-TERM FUNDING

  During 1996, the Company used $2.5 million of the proceeds from its initial public offering (see Note 7) to repay a term loan originally obtained in February 1996 to finance the purchase of equipment and leasehold improvements. Interest was accrued at the per annum rate equal to the sum of 2.70% over the 30-Day Commercial Paper Rate as defined. There was no prepayment penalty.

  The principal source of financing for E*TRADE Securities' margin lending is cash balances in customers' accounts and financing obtained from other broker/dealers through the Company's stock loan program.

  For use in its brokerage operations, E*TRADE Securities maintains committed lines of financing totaling $100 million to provide collateral financing of customer securities. There were no borrowings outstanding under these lines at September 30, 1996; at June 30, 1997, $59.1 million was outstanding, which was repaid on July 3, 1997.

6. INCOME TAXES

  The components of income tax expense (benefit) for the years ended September 30 are as follows:

                                                 1994        1995      1996
                                               ---------  ---------- ---------
   Current:
     Federal.................................. $  11,000  $1,030,000 $ (66,000)
     State....................................    37,000     395,000    (2,000)
                                               ---------  ---------- ---------
       Total current..........................    48,000   1,425,000   (68,000)
                                               ---------  ---------- ---------
   Deferred:
     Federal..................................  (563,000)    302,000  (441,000)
     State....................................   (26,000)      1,000   (46,000)
                                               ---------  ---------- ---------
       Total deferred.........................  (589,000)    303,000  (487,000)
                                               ---------  ---------- ---------
   Total tax expense (benefit)................ $(541,000) $1,728,000 $(555,000)
                                               =========  ========== =========

                     E*TRADE GROUP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)
          (INFORMATION AT JUNE 30, 1997 AND FOR THE NINE MONTHS ENDED
                     JUNE 30, 1996 AND 1997 IS UNAUDITED)


  Deferred income taxes are recorded when revenues and expenses are recognized in different periods for financial statement and tax return purposes. The temporary differences and tax carryforwards that created deferred tax assets at September 30 are as follows:

                                                  1994       1995      1996
                                                --------   --------  ---------
   Deferred tax assets:
     Reserves and allowances................... $ 26,000   $156,000  $ 215,000
     Net operating loss carryforwards..........  558,000         --    804,000
     Other.....................................    5,000    141,000    226,000
                                                --------   --------  ---------
       Total deferred tax assets...............  589,000    297,000  1,245,000
                                                --------   --------  ---------
   Deferred tax liabilities:
     Depreciation and amortization.............       --      3,000    284,000
     Equity investment.........................       --         --    180,000
     Other.....................................       --      8,000      8,000
                                                --------   --------  ---------
       Total deferred tax liabilities..........       --     11,000    472,000
                                                --------   --------  ---------
   Net deferred tax asset...................... $589,000   $286,000  $ 773,000
                                                ========   ========  =========

  There were no valuation allowances associated with the deferred tax assets at September 30, 1994, 1995 and 1996.

  The effective tax rates differed from the federal statutory rates as follows for the years ended September 30:

                                                  1994       1995      1996
                                                --------   --------  ---------
   Tax expense at federal statutory rate.......     34.0%      35.0%      35.0%
   State income taxes, net of federal tax
    benefit....................................      2.8        6.1        2.3
   Decrease in federal income tax asset
    valuation allowance........................   (260.4)        --         --
   Other.......................................      1.5       (1.0)       2.8
                                                --------   --------  ---------
   Effective tax rate..........................   (222.1)%     40.1%      40.1%
                                                ========   ========  =========


7. STOCKHOLDERS' EQUITY

  In September 1995, the Company sold 100,000 shares of Series A Preferred Stock ("Series A") to General Atlantic Partners for $12,300,000. In April 1996, the Company sold 20,336 shares of Series B Preferred Stock ("Series B") to Christos Cotsakos, Chief Executive Officer and a Director, and affiliates, Richard Braddock, and General Atlantic Partners and affiliates for $2,847,000 and incurred issuance costs of $10,000. In June 1996, the Company sold 11,180 shares of Series C Preferred Stock ("Series C") to SOFTBANK Holdings Inc. for $9,000,000 and incurred issuance costs of $50,000.

  The Company executed an initial public offering under the Securities Act of 1933 resulting in the issuance by the Company of 5,026,550 shares of common stock on August 16, 1996, at a price to the public of $52.8 million. In connection with this offering, the Company incurred issuance costs of $6.4 million, including underwriting discounts and commissions. Each share of Series A, Series B and Series C Preferred Stock was automatically converted into 60 shares of common stock upon the closing of the initial public offering.

                     E*TRADE GROUP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)
          (INFORMATION AT JUNE 30, 1997 AND FOR THE NINE MONTHS ENDED
                     JUNE 30, 1996 AND 1997 IS UNAUDITED)


  The Company's stock option plans provide for the granting of nonqualified or incentive stock options to officers, directors, key employees and consultants for the purchase of shares of the Company's common stock at a price determined by the Board of Directors at the date the option is granted. The options are generally exercisable ratably over a five-year period from the date the option is granted and expire within ten years from the date of grant.

  In April 1993, the stockholders of the Company approved the 1993 Stock Option Plan (the "1993 Plan"), which authorized 1,800,000 shares of the Company's common stock as available for the granting of options. Through April 1996, the authorized number of shares was increased to 5,400,000.

  In July 1996, the stockholders of the Company approved the 1996 Stock Incentive Plan (the "1996 Plan") and reserved 4,000,000 shares of common stock for future grants. Following adoption, no additional grants may be made under the 1993 Plan. The 1996 Plan is divided into three components: the Discretionary Option Grant Program, the Stock Issuance Program and the Automatic Option Grant Program. Under the Discretionary Option Grant Program, options may be granted to purchase shares of common stock at an exercise price not less than the fair market value of those shares on the grant date to eligible employees. The Stock Issuance Program allows for individuals to be issued shares of common stock directly through the purchase of such shares at a price not less than the fair market value of those shares at the time of issuance or as a bonus tied to the performance of services. Under the Automatic Option Grant Program, options are automatically granted at periodic intervals to eligible non-employee members of the Board of Directors to purchase shares of common stock at an exercise price equal to the fair market value of those shares on the grant date.

  In July 1996, the stockholders of the Company approved the 1996 Stock Purchase Plan ("Stock Purchase Plan") and reserved 650,000 shares of common stock for sale to employees at a price no less than 85% of the lower of the fair market value at the beginning of the two-year offering period or the end of each of the six-month purchase periods. The first purchase date under the Stock Purchase Plan was January 31, 1997.

  During 1994 and 1995, warrants that had been issued to the Company's creditors in June 1990 in connection with a restructuring agreement (the "Restructuring Warrants") to purchase 1,235,940 and 1,263,240 shares of common stock, respectively, were exercised for $210 and $206, respectively. The remaining Restructuring Warrants expired in June 1995. In January 1995, a consultant was granted a warrant to purchase 300,000 shares of the Company's common stock at $.42 per share, of which 29,880 were exercised in fiscal 1995 and the remainder in fiscal 1996.

                     E*TRADE GROUP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)
          (INFORMATION AT JUNE 30, 1997 AND FOR THE NINE MONTHS ENDED
                     JUNE 30, 1996 AND 1997 IS UNAUDITED)


  A summary of stock option activity follows:

                                                          NUMBER    OPTION PRICE
                                                        OF SHARES    PER SHARE
                                                        ----------  ------------
   Outstanding at September 30, 1993...................  3,210,000     $.13-$.28
     Granted...........................................     90,000         $0.28
                                                        ----------  ------------
   Outstanding at September 30, 1994...................  3,300,000     $.13-$.28
     Granted...........................................  1,776,000     $.28-$.50
     Canceled..........................................   (876,000)    $.28-$.42
     Exercised.........................................   (497,100)    $.13-$.50
                                                        ----------  ------------
   Outstanding at September 30, 1995...................  3,702,900     $.13-$.50
     Granted...........................................  4,045,000  $2.05-$13.42
     Canceled..........................................   (157,200)  $.28-$10.50
     Exercised......................................... (1,320,060)    $.13-$.50
                                                        ----------  ------------
   Outstanding at September 30, 1996...................  6,270,640   $.13-$13.42
     Granted...........................................  1,094,000  $9.00-$24.69
     Canceled..........................................   (634,200)  $.28-$24.63
     Exercised......................................... (1,480,320)   $.13-$9.50
                                                        ----------  ------------
   Outstanding at June 30, 1997........................  5,250,120   $.28-$24.69
                                                        ==========  ============

                                                 SEPTEMBER 30,
                                         ----------------------------- JUNE 30,
                                           1994      1995      1996      1997
                                         --------- --------- --------- ---------
   Options available for grant.......... 1,800,000   900,000 3,184,100 2,297,300
   Options exercisable.................. 1,230,000 1,490,000   959,040   687,119

  The Company has a 401(k) salary deferral program, which became effective on January 1, 1995, for eligible employees who have met certain service requirements. The Company matches certain employee contributions; additional contributions to this plan are at the discretion of the Company. Total Company contribution expense for the years ended September 30, 1994, 1995 and 1996 was $0, $6,000 and $52,000 respectively.

                     E*TRADE GROUP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)
          (INFORMATION AT JUNE 30, 1997 AND FOR THE NINE MONTHS ENDED
                     JUNE 30, 1996 AND 1997 IS UNAUDITED)


8. REGULATORY REQUIREMENTS

  E*TRADE Securities is subject to the Uniform Net Capital Rule (the "Rule") under the Securities Exchange Act of 1934 administered by the Securities and Exchange Commission and the National Association of Securities Dealers, Inc., which requires the maintenance of minimum net capital. E*TRADE Securities has elected to use the alternative method permitted by the Rule, which requires that the Company maintain minimum net capital equal to the greater of $250,000 or 2 percent of aggregate debit balances arising from customer transactions, as defined. E*TRADE Securities had amounts in relation to the Uniform Net Capital Rule as follows as of September 30, 1996 and June 30, 1997:

                                                      SEPTEMBER 30,  JUNE 30,
                                                          1996         1997
                                                      ------------- -----------
   Net capital.......................................  $17,117,000  $22,906,000
   Percentage of aggregate debit balances............          9.2%         5.4%
   Required net capital..............................  $ 3,703,000  $ 8,412,000
   Excess net capital................................  $13,414,000  $14,494,000

  Under the alternative method, a broker-dealer may not repay subordinated borrowings, pay cash dividends or make any unsecured advances or loans to its parent or employees if such payment would result in net capital of less than 5% of aggregate debit balances or less than 120% of its minimum dollar amount requirement.

9. LEASE ARRANGEMENTS

  The Company leases equipment under capital leases expiring through fiscal 1999. Future minimum lease payments under capital leases as of September 30, 1996, are as follows:

   Year ending September 30:
     1997.............................................................. $27,000
     1998..............................................................  20,000
     1999..............................................................   2,000
                                                                        -------
   Total minimum lease payments........................................  49,000
   Less: Amount representing interest..................................  (5,000)
                                                                        -------
   Present value of minimum lease payments............................. $44,000
                                                                        =======

The Company has three non-cancelable operating leases for office facilities through 2006 and operating leases for equipment through 2001. Future minimum rental commitments under these leases at September 30, 1996, are as follows:

   Year ending September 30:
     1997........................................................... $6,462,000
     1998...........................................................  6,534,000
     1999...........................................................  5,502,000
     2000...........................................................  2,158,000
     2001...........................................................  2,043,000
     Thereafter.....................................................  2,912,000

                     E*TRADE GROUP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)
          (INFORMATION AT JUNE 30, 1997 AND FOR THE NINE MONTHS ENDED
                     JUNE 30, 1996 AND 1997 IS UNAUDITED)


  Certain leases contain provisions for renewal options and rent escalations based on increases in certain costs incurred by the lessor. Rent expense for the years ended September 30, 1994, 1995 and 1996 was approximately $169,000, $344,000 and $2,441,000, respectively.

10. COMMITMENTS, CONTINGENCIES AND REGULATORY MATTERS

  The Company is a defendant in civil actions arising from the normal course of business. In the opinion of management, these actions are expected to be resolved with no material effect on the Company's consolidated financial position or results of operations. During the year ended September 30, 1996, the Company settled claims made by its former clearing broker. The total amount of this settlement was $850,000 and is included in general and administrative expenses. In connection with the settlement agreement, the Company repurchased all shares of its common stock owned by its former clearing broker at the date of the settlement for $253,000, which represented their estimated fair market value.

  During the quarter ended March 31, 1997, the Company became aware of several instances of its non-compliance with applicable broker-dealer regulations. In particular, the Company failed to comply with applicable advertising restrictions in one international jurisdiction, and due to a clerical oversight failed to renew its registration as a broker-dealer in two states. One of the state jurisdictions, as a condition of renewing the Company's license as a broker-dealer in that jurisdiction, required the Company to offer resident customers of that state the ability to rescind (for up to 30 days) certain securities transactions affected through the Company during the period January 1, 1997, through April 15, 1997, the date the Company's license was renewed. The ultimate cost of this action, recorded in the quarter ended June 30, 1997, was $4.3 million.

  In March 1996, the Company entered into a five-year employment agreement with a key executive officer. The employment agreement provides for, among other things, an annual base salary which is subject to adjustment based on the Company's performance and a severance payment up to $1,250,000 in the event of termination of employment under certain defined circumstances.

11. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET CREDIT RISK AND
   CONCENTRATIONS OF CREDIT RISK

  The Company's customer securities activities are transacted on either a cash or margin basis. In margin transactions, the Company extends credit to the customer, subject to various regulatory and internal margin requirements, collateralized by cash and securities in the customer's account. As customers write option contracts or sell securities short, the Company may incur losses if the customers do not fulfill their obligations and the collateral in customer accounts is not sufficient to fully cover losses which customers may incur from these strategies. To control this risk, the Company monitors required margin levels daily, and customers are required to deposit additional collateral, or reduce positions, when necessary.

  Through its broker-dealer subsidiaries, the Company loans securities temporarily to other brokers in connection with its securities lending activities. The Company receives cash as collateral for the securities loaned. Increases in security prices may cause the market value of the securities loaned to exceed the amount of cash received as collateral. In the event the counterparty to these transactions does not return the loaned securities, the Company may be exposed to the risk of acquiring the securities at prevailing market prices in order to satisfy its customer obligations. The Company controls this risk by requiring credit approvals for counterparties, by monitoring the market value of securities loaned on a daily basis and by requiring deposits of additional cash as collateral when necessary.

                     E*TRADE GROUP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONCLUDED)
          (INFORMATION AT JUNE 30, 1997 AND FOR THE NINE MONTHS ENDED
                     JUNE 30, 1996 AND 1997 IS UNAUDITED)


  The Company is obligated to settle transactions with brokers and/or other financial institutions even if its customers fail to meet their obligations to the Company. Customers are required to complete their transactions on settlement date, generally three business days after trade date. If customers do not fulfill their contractual obligations, the Company may incur losses. The Company has established procedures to reduce this risk by requiring that customers deposit cash and/or securities into their account prior to placing an order.

  The Company may at times maintain inventories in equity securities on both a long and short basis. While long inventory positions represent the Company's ownership of securities, short inventory positions represent obligations of the Company to deliver specified securities at a contracted price, which may differ from market prices prevailing at the time of completion of the transaction. Accordingly, both long and short inventory positions may result in losses or gains to the Company as market values of securities fluctuate. To mitigate the risk of losses, long and short positions are marked to market daily and are continuously monitored by the Company.

                            [INSIDE BACK COVER PAGE]

                               [PICTURES/ARTWORK]
                    Collage of Current Advertising Examples

1. Tired of the same old BS?....
2. "I'll place trades in the middle of the night--but never in the dark."
3. How to ride a pogo stick.
4. Save $309 on a 40-second phone call.

                           [OUTSIDE BACK COVER PAGE]

                                 [COMPANY LOGO]

              (E*TRADE logo) Someday, we'll all invest this way.

Information contained in the company's Web Site shall not be deemed to be part of this prospectus.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the costs and expenses payable by the Registrant in connection with the sale of Common Stock being registered. All amounts are estimates except the registration fee, the NASD fee and the Nasdaq National Market.

                                                                       AMOUNT
                                                                     TO BE PAID
                                                                     ----------
     Registration fee............................................... $   64,815
     NASD fee.......................................................     21,889
     Nasdaq National Market fee.....................................     17,500
     Printing and engraving.........................................    100,000
     Legal fees and expenses........................................    400,000
     Accounting fees and expenses...................................    250,000
     Blue sky fees and expenses.....................................     10,000
     Transfer agent fees............................................     10,000
     Miscellaneous..................................................    325,796
                                                                     ----------
       Total........................................................ $1,200,000
                                                                     ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the General Corporation Law of the state of Delaware (the "Delaware Law") empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceedings, whether civil, criminal, administrative or investigative (other than action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his conduct was illegal. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

  In accordance with the Delaware Law, the Restated Certificate of Incorporation of the Company contains a provision to limit the personal liability of the directors of the Registrant for violations of their fiduciary duty. This provision eliminates each director's liability to the Registrant or its stockholders for monetary damages except (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Law providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which a director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.

  Article 5 of the Restated Bylaws of the Registrant provide for indemnification of the officers and directors of the Registrant to the fullest extent permitted by applicable law.

  In connection with the incorporation of the Registrant into the State of Delaware, the Registrant entered into indemnification agreements with each director and certain officers, a form of which is attached as Exhibit 10.1 hereto and incorporated herein by reference. The Indemnification Agreements provide indemnification to such directors and officers under certain circumstances for acts or omissions which may not be covered by directors' and officers' liability insurance. Reference is also made to Section 8 of the Underwriting Agreement contained in Exhibit 1.1 hereto, indemnifying officers and directors of the Registrant against certain liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  Since June 30, 1994, the Registrant has sold and issued the following unregistered securities:

    (1) During the period June 30, 1994 through June 30, 1997, the Registrant granted stock options to employees, directors and consultants under its 1993 Stock Option Plan and 1996 Stock Incentive Plan, covering an aggregate of 6,895,100 shares of the Company's Common Stock at an average exercise price of $5.39 per share. Of these, options covering an aggregate of 755,400 shares were cancelled without being exercised. During the same period, the Registrant sold an aggregate of 2,997,480 shares of its Common Stock to employees, directors and consultants for cash consideration in the aggregate amount of $1,317,055 upon the exercise of outstanding stock options.

    (2) On March 30, 1994, the Registrant sold 220,860 shares of Common Stock to Robert Graham, Roberta Colin, Tracy Henderson and Steve Herrick for $110,430 in cash.

    (3) On May 17, 1994, the Registrant sold 44,116 shares of Common Stock to 17 early stockholders of the Registrant, including co-founders William A. Porter and Bernard A. Newcomb, for an aggregate price of $441.16 pursuant to the exercise of warrants.

    (4) On September 28, 1995, the Registrant sold 100,000 shares of Series A Preferred Stock to General Atlantic Partners II, L.P. and GAP Coinvestment Partners, L.P. for $12,300,000 in cash.

    (5) On September 28, 1995, the Registrant sold 29,880 shares of its Common Stock to a consultant who is now an employee for $12,450 in cash upon the exercise of a warrant granted on January 3, 1995 to purchase 300,000 shares at $0.416 per share, and on January 31, 1996 sold the remaining 270,120 shares exercisable under the warrant for $112,550 in cash.

    (6) On April 10, 1996, the Registrant sold 20,336 shares of Series B Preferred Stock to Christos M. Cotsakos and affiliates, Richard S. Braddock, General Atlantic Partners II, L.P. and GAP Coinvestment Partners, L.P. for $2,847,040 in cash.

    (7) On March 31, 1996 and June 7, 1996, the Registrant issued 6,096 and 1,421 shares of Common Stock, respectively, to George Hayter, a director of the Company, for consulting services.

    (8) On June 6, 1996, the Registrant sold 11,180 shares of Series C Preferred Stock to SOFTBANK Holdings Inc. for $9.0 million in cash.

  The sales and issuances of securities in the transactions described in paragraph (1) above were deemed to be exempt from registration under the Securities Act by virtue of Rule 701 promulgated thereunder in that they were offered and sold either pursuant to a written compensatory benefit plan or pursuant to a written contract relating to compensation, as provided by Rule 701, or were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) as transactions not involving any public offering.

  The sale and issuance of securities in the transactions described in paragraphs (2) through (8) were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) and/or Regulation D promulgated thereunder as transactions not involving any public offering. The purchasers in each case represented their intention to acquire the securities for investment only and not with a view to the distribution thereof. Appropriate legends are affixed to the stock certificates issued in such transactions. All recipients either received adequate information about the Registrant or had access, through employment or other relationships, to such information.

  In May 1996, E*TRADE Group, Inc., a Delaware corporation ("E*TRADE Delaware"), was formed and 100 shares of Common Stock were issued to E*TRADE Group, Inc., a California corporation ("E*TRADE California") for a de minimis dollar amount. The sale and issuance were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) as a transaction not involving any public offering.

  In July 1996, E*TRADE California merged with and into E*TRADE Delaware. In connection with the merger, E*TRADE Delaware issued an aggregate of 16,501,637 shares of Common Stock to the holders of common stock of E*TRADE California, such that holders of common stock of E*TRADE California received a proportionate interest in E*TRADE Delaware Common Stock, without giving effect to the offering. Likewise, E*TRADE Delaware issued 100,000 shares of Series A Preferred Stock, 20,336 shares of Series B Preferred Stock, and 11,180 shares of Series C Preferred Stock to the holders of Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock, respectively. The issues of securities were not registered under the Securities Act due to the exemption from registration thereunder provided by Section 3(a)(9) thereof.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) EXHIBITS

   EXHIBIT
   NUMBER  DOCUMENT DESCRIPTION
   ------- --------------------
    *1.1   Form of Underwriting Agreement.
     3.1   Restated Certificate of Incorporation. (Incorporated by reference to
           Exhibit 3.3 of the Company's Registration Statement on Form S-1,
           Registration Statement No. 333-05525.)
     3.2   Restated Bylaws of the Registrant. (Incorporated by reference to
           Exhibit 3.4 of the Company's Registration Statement on Form S-1,
           Registration Statement No. 333-05525.)
     4.1   Specimen of Common Stock Certificate. (Incorporated by reference to
           Exhibit 4.1 of the Company's Registration Statement on Form S-1,
           Registration Statement No. 333-05525.)
     4.2   Reference is hereby made to Exhibits 3.1 and 3.2.
    *5.1   Opinion of Brobeck, Phleger & Harrison LLP (as amended).
    10.1   Underwriting Agreement dated August 15, 1996, by and among the
           Company, Robertson, Stephens & Company LLC, Hambrecht & Quist LLC,
           Deutsche Morgan Grenfell/C. J. Lawrence Inc., and the Selling
           Stockholders named therein. (Incorporated by reference to Exhibit
           10.1 of the Company's Annual Report on form 10-K.)
    10.2   Form of Indemnification Agreement entered into between the
           Registrant and its directors and certain officers. (Incorporated by reference to Exhibit 10.1 of the Company's Registration Statement on
           Form S-1, Registration Statement No. 333-05525.)
    10.3   1983 Employee Incentive Stock Option Plan. (Incorporated by
           reference to Exhibit 10.2 of the Company's Registration Statement on
           Form S-1, Registration Statement No. 333-05525.)
    10.4   1993 Stock Option Plan. (Incorporated by reference to Exhibit 10.3 of the Company's Registration Statement on Form S-1, Registration
           Statement No. 333-05525.)
    10.5   1996 Stock Incentive Plan. (Incorporated by reference to Exhibit
           99.1 of the Company's Registration Statement on Form S-8,
           Registration Statement No. 333-12503.)
    10.6   401(k) Plan. (Incorporated by reference to Exhibit 10.8 of the
           Company's Registration Statement on Form S-1, Registration Statement
           No. 333-05525.)
    10.7   1996 Stock Purchase Plan. (Incorporated by reference to Exhibit
           99.13 of the Company's Registration Statement on Form S-8,
           Registration Statement No. 333-12503.)
    10.8   Employee Bonus Plan. (Incorporated by reference to Exhibit 10.10 of the Company's Registration Statement on Form S-1, Registration
           Statement No. 333-05525.)

   EXHIBIT
   NUMBER  DOCUMENT DESCRIPTION
   ------- --------------------
     10.9  Lease of premises at Four Embarcadero Place, 2400 Geng Road, Palo
           Alto, California. (Incorporated by reference to Exhibit 10.11 of the
           Company's Registration Statement on Form S-1, Registration Statement
           No. 333-05525.)
     10.10 Lease of premises at 10951 White Rock Road, Rancho Cordova,
           California. (Incorporated by reference to Exhibit 10.12 of the
           Company's Registration Statement on Form S-1, Registration Statement
           No. 333-05525.)
     10.11 Employment Agreement dated March 15, 1996, by and between Christos
           M. Cotsakos and the Registrant. (Incorporated by reference to
           Exhibit 10.13 of the Company's Registration Statement on Form S-1,
           Registration Statement No. 333-05525.)
     10.12 Clearing Agreement between E*TRADE Securities, Inc. and Herzog,
           Heine, Geduld, Inc. dated May 11, 1994. (Incorporated by reference to Exhibit 10.14 of the Company's Registration Statement on Form S-
           1, Registration Statement No. 333-05525.)
     10.13 Guarantee by the Registrant to Herzog, Heine, Geduld, Inc.
           (Incorporated by reference to Exhibit 10.15 of the Company's
           Registration Statement on Form S-1, Registration Statement No. 333-
           05525.)
    +10.14 BETAHOST Master Subscription Agreement between E*TRADE Securities,
           Inc. and BETA Systems Inc. dated June 27, 1996. (Incorporated by reference to Exhibit 10.13 of the Company's Registration Statement
           on Form S-1, Registration Statement No. 333-05525.)
     10.15 Stock Purchase Agreement among the Registrant, General Atlantic
           Partners II, L.P. and GAP Coinvestment Partners, L.P. dated
           September 28, 1995. (Incorporated by reference to Exhibit 10.17 of the Company's Registration Statement on Form S-1, Registration
           Statement No. 333-05525.)
     10.16 Stock Purchase Agreement among the Registrant, General Atlantic
           Partners II, L.P., and GAP Coinvestment Partners, L.P., Richard S.
           Braddock and the Cotsakos Group dated April 10, 1996. (Incorporated by reference to Exhibit 10.18 of the Company's Registration
           Statement on Form S-1, Registration Statement No. 333-05525.)
     10.17 Stock Purchase Agreement between the Registrant and SOFTBANK
           Holdings Inc. dated June 6, 1996. (Incorporated by reference to
           Exhibit 10.19 of the Company's Registration Statement on Form S-1,
           Registration Statement No. 333-05525.)
     10.18 Stockholders Agreement among the Registrant, General Atlantic
           Partners II, L.P., GAP Coinvestment Partners, L.P. and the
           Stockholders named therein dated September 28, 1995 (the
           "Stockholders Agreement"). (Incorporated by reference to Exhibit
           10.20 of the Company's Registration Statement on Form S-1,
           Registration Statement No. 333-05525.)
     10.19 Supplement No. 1 to Stockholders Agreement dated as of April 10,
           1996 (Incorporated by reference to Exhibit 10.21 of the Company's
           Registration Statement on Form S-1, Registration Statement No. 333-
           05525.)
     10.20 Stockholders Agreement Supplement and Amendment dated as of June 6,
           (Incorporated by reference to Exhibit 10.22 of the Company's
           Registration Statement on Form S-1, Registration Statement No. 333-
           05525.)
     10.21 Consulting Agreement between the Registrant and George Hayter dated as of June 7, 1996. (Incorporated by reference to Exhibit 10.23 of the Company's Registration Statement on Form S-1, Registration
           Statement No. 333-05525.)
   *+10.22 License and Service Agreement between the Registrant and VERSUS
           Technologies Inc. dated as of January 21, 1997.
    *10.23 Form of Loan Agreement between Christos M. Cotsakos and the
           Registrant.
    *10.24 Management Continuity Agreement dated as of January 1, 1997 between the Registrant and Kathy Levinson.
    *11.1  Statement regarding computation of per share earnings.

   EXHIBIT
   NUMBER  DOCUMENT DESCRIPTION
   ------- --------------------
    21.1   Subsidiaries of the Registrant. (Incorporated by reference to
           Exhibit 21.1 of the Company's Registration Statement on Form S-1,
           Registration Statement No. 333-05525.)
   *23.1   Consent of Independent Auditors.
   *23.2   Consent of Counsel (included in Exhibit 5.1).
   *24.1   Power of Attorney (see page II-6).
   *27.1   Financial Data Schedule as of and for the nine months ended June 30,
           1997.

--------
+ Confidential treatment has been requested with respect to certain portions of this exhibit.
* Previously filed.

  (b) FINANCIAL STATEMENT SCHEDULES

  Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

  The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Delaware General Corporation Law, the Restated Certificate of Incorporation or the Restated Bylaws of Registrant, Indemnification Agreements entered into between the Registrant and its directors and certain of its officers, Underwriting Agreement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall he deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 2 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF PALO ALTO, STATE OF CALIFORNIA ON THIS 15TH DAY OF AUGUST 1997.

                                          E*TRADE Group, Inc.

                                                 /s/ Christos M. Cotsakos
                                          By __________________________________
                                                   Christos M. Cotsakos
                                               President and Chief Executive
                                                          Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO 2 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:


              SIGNATURE                        TITLE                 DATE

               *                       Chairman of the
-------------------------------------   Board                  August 15, 1997
          William A. Porter

                  *                    President and Chief
-------------------------------------   Executive Officer      August 15, 1997
        Christos M. Cotsakos            (principal
                                        executive officer)

       /s/ Stephen C. Richards         Chief Financial
-------------------------------------   Officer (principal     August 15, 1997
         Stephen C. Richards            financial and
                                        accounting officer)

                  *                    Director
-------------------------------------                          August 15, 1997
         Richard S. Braddock




              SIGNATURE                         TITLE                DATE

                  *                     Director
-------------------------------------                          August 15, 1997
           William E. Ford

                  *                     Director
-------------------------------------                          August 15, 1997
            George Hayter

                  *                     Director
-------------------------------------                          August 15, 1997
             Keith Petty

                  *                     Director
-------------------------------------                          August 15, 1997
          Lewis E. Randall

                  *                     Director
-------------------------------------                          August 15, 1997
          Lester C. Thurow

* By   /s/ Stephen C. Richards
  ----------------------------------
          Attorney-in-Fact

                                      II-7